     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996.

                                                   REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       SYNERGY SEMICONDUCTOR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        CALIFORNIA                   3674                    77-0123590
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                            3450 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 730-1313
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                THOMAS D. MINO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       SYNERGY SEMICONDUCTOR CORPORATION
                            3450 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                (408) 730-1313
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

       EDWARD M. LEONARD, ESQ.                    ALAN K. AUSTIN, ESQ.
     BROBECK, PHLEGER & HARRISON                  DAVID J. SEGRE, ESQ.
        TWO EMBARCADERO PLACE                    MARK L. REINSTRA, ESQ.
           2200 GENG ROAD                   WILSON SONSINI GOODRICH & ROSATI
     PALO ALTO, CALIFORNIA 94303                   650 PAGE MILL ROAD
           (415) 424-0160                      PALO ALTO, CALIFORNIA 94304
                                                     (415) 493-9300

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                             PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AGGREGATE          AMOUNT OF
       SECURITIES TO BE REGISTERED         OFFERING PRICE(1)(2) REGISTRATION FEE
- --------------------------------------------------------------------------------
Common Stock, no par value...............      $37,260,000         $12,850.00

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 810,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SYNERGY SEMICONDUCTOR CORPORATION

                             CROSS-REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

                 FORM S-
   1 REGISTRATION STATEMENT AND HEADING      HEADING OR LOCATION IN PROSPECTUS
   ------------------------------------      ---------------------------------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of Pro-    Outside Front Cover Page of
    spectus...............................  Prospectus
 2. Inside Front and Outside Back Cover     Inside Front Cover Page; Additional
    Pages of Prospectus...................  Information
 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges....  Summary; Risk Factors
 4. Use of Proceeds.......................  Summary; Use of Proceeds
 5. Determination of Offering Price.......  Outside Front Cover Page;
                                            Underwriting
 6. Dilution..............................  Dilution
 7. Selling Security Holders..............  Principal and Selling Shareholders
 8. Plan of Distribution..................  Outside Front Cover Page; Summary;
                                            Underwriting
 9. Description of Securities to be Regis-  Summary; Capitalization; Description
    tered.................................  of Capital Stock
10. Interests of Named Experts and Coun-
    sel...................................  Experts; Legal Matters
11. Information with Respect to the Regis-  Outside Cover Pages; Summary; Risk
    trant.................................  Factors; Dividend Policy;
                                            Capitalization; Dilution; Selected
                                            Consolidated Financial Data;
                                            Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations; Business; Management;
                                            Certain Transactions; Principal and
                                            Selling Shareholders; Description of
                                            Capital Stock; Shares Eligible for
                                            Future Sale; Experts; Consolidated
                                            Financial Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act Li-
    abilities.............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 6, 1996

                  [LOGO OF SYNERGY SEMICONDUCTOR APPEARS HERE]

                                5,400,000 SHARES

                                  COMMON STOCK

  Of the 5,400,000 shares of Common Stock offered hereby 3,600,000 are being sold by Synergy Semiconductor Corporation ("Synergy" or the "Company") and 1,800,000 are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price per share will be between
$   and $   . See "Underwriting" for information relating to the method of determining the initial public offering price.

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          UNDERWRITING              PROCEEDS TO
                               PRICE TO   DISCOUNTS AND PROCEEDS TO   SELLING
                                PUBLIC     COMMISSIONS  COMPANY(1)  SHAREHOLDERS
- --------------------------------------------------------------------------------
Per Share...................  $            $            $            $
- --------------------------------------------------------------------------------
Total(2)....................  $            $            $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Before deducting expenses, payable by the Company, estimated at $   .

(2) Certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 810,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to the Selling Shareholders will be $   , $   and
    $   , respectively.

                                  -----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens
& Company"), San Francisco, California, on or about    , 1996.

ROBERTSON, STEPHENS & COMPANY                                MERRILL LYNCH & CO.

                   The date of this Prospectus is    , 1996.

                  [INSIDE FRONT COVER GRAPHICS: SEE APPENDIX]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET, INCLUDING ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL    , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS, OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................    6
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   32
Management................................................................   48
Certain Transactions......................................................   57
Principal and Selling Shareholders........................................   58
Description of Capital Stock..............................................   60
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   64
Legal Matters.............................................................   66
Experts...................................................................   66
Additional Information....................................................   66
Index to Consolidated Financial Statements................................  F-1

                               ----------------

  The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements examined by its independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

  "ASSET(TM)," "ClockWorks(TM)," "SuperSONET(TM)" and "SuperCOM(TM)" are trademarks of the Company. This Prospectus also includes trademarks of companies other than Synergy.

  Synergy Semiconductor was incorporated under the Laws of the State of California in July 1986. The Company's principle offices and facilities are located in Santa Clara, California. The main company telephone number is (408) 730-1313.

                                    SUMMARY

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Synergy Semiconductor Corporation ("Synergy" or the "Company") designs, develops, manufactures and markets high-performance digital and mixed-signal integrated circuits ("ICs") using its proprietary Bipolar and BiCMOS processes. The Company's products include high-speed digital logic for advanced system applications, precision mixed-signal time-clock generators for high-performance workstations and telecommunication systems and mixed-signal communications circuits for local and wide area networks. Synergy's proprietary design and process technologies facilitate the development and production of high-performance ICs. The Company's products are designed by an internal design team, and the Company possesses in-house wafer fabrication and advanced wafer probing and product test capabilities.

  Designers and manufacturers of electronic systems face increasing market pressure to develop and commercially introduce faster, smaller and higher performance systems that operate with lower power. To achieve these performance improvements, system designers must integrate more functions on a single IC. One particularly difficult challenge is the integration of both analog and digital circuitry, known as mixed-signal, on a single IC while meeting the high speed, reliability, small form factor and efficient use of power required by advanced system designs. In addition, as design and product life cycles for many electronic systems continue to decrease, electronic systems manufacturers are under pressure to decrease the time to market of new products.

  Synergy utilizes its proprietary design methodologies and ASSET process technology to design and manufacture mixed-signal ICs operating at frequencies above 100 MHz and at data processing rates above 100 Mbps. The Company's ASSET process technology is scalable and utilizes a device architecture that the Company believes results in smaller, higher density devices with higher speeds and improved performance. In addition, Synergy has developed a series of base arrays--arrays of components that only need to be metalized to complete the fabrication process, greatly reducing the time from receipt of order to shipment. The Company believes that these technologies combined with its in-house wafer fabrication facility provide it with the ability to quickly design and manufacture new products and product enhancements, thereby enabling the Company to quickly respond to changing customer requirements.

  Synergy supplies high-speed, digital and mixed-signal ICs to makers of a variety of systems including public network equipment, LAN and WAN private network equipment, high-performance workstations and automatic test equipment ("ATE"). Synergy offers three principal product families: high-speed logic, ClockWorks and SuperCOM. The Company's high-speed digital logic products operate at high frequencies, have low power consumption and provide high voltage protection. The Company's ClockWorks products are used to solve critical timing problems generated at operating frequencies above 100 MHz such as clock generation and distribution that are difficult to meet with crystal oscillators. The Company's SuperCOM products provide a high level of integration with cost and performance advantages relative to discrete or alternative IC solutions. These telecommunication products are compatible with several LAN and WAN protocols, including 100 BaseTX, 100 BaseFX, Fast Ethernet, FDDI, SONET, SDH and ATM.

  In North America, the Company sells its products through independent sales representatives and three distributors with 30 locations in the United States and Canada. Internationally, Synergy primarily utilizes its joint venture in Germany and a distributor in Japan. The Company's customers include leading electronic system manufacturers such as Hitachi, NORTEL, Ross Technology, Schlumberger, Sun Microsystems and Texas Instruments.

                                  THE OFFERING

Common Stock Offered by the Company........  3,600,000 shares
Common Stock Offered by the Selling          1,800,000 shares
 Shareholders..............................
Common Stock Outstanding after the          17,672,179 shares(1)
 Offering..................................
Use of Proceeds............................ Facility relocation, retire certain indebtedness, working capital and other
                                            general corporate purposes.
Proposed Nasdaq National Market Symbol..... SYNS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                                                                 THREE MONTHS
                                      YEAR ENDED DECEMBER 31,       ENDED
                                      ------------------------ -----------------
                                                                APR.
                                                                 2,    MARCH 31,
                                       1993     1994    1995    1995     1996
                                      -------  ------- ------- ------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
  Net revenues:
    Product sales...................  $10,553  $15,395 $23,344 $4,511   $ 9,389
    Contract engineering............      503    1,750   1,041     49       198
    License fees....................    3,302    1,975   1,300     --        --
                                      -------  ------- ------- ------   -------
  Total net revenues................   14,358   19,120  25,685  4,560     9,587
  Gross margin......................    5,448    9,409  14,866  2,309     4,821
  Income (loss) from operations.....   (4,256)     173   3,163   (280)    1,526
  Net income (loss).................      164        4   2,653   (416)    1,434
  Net income per share(2)...........                   $  0.20          $  0.10
  Shares used in per share
   calculations(2)..................                    13,309           14,668

                                                             MARCH 31, 1996
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                         -------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................. $ 2,307
  Working capital.......................................   4,955
  Total assets..........................................  14,272
  Long-term obligations.................................     885
  Accumulated deficit................................... (32,807)
  Total shareholders' equity............................   6,384

- --------
(1) Based on the number of shares outstanding as of March 31, 1996. Excludes 790,273 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $1.88 per share and 431,611 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996. See "Management--1996 Stock Option/Stock Issuance Plan" and "--Employee Stock Purchase Plan" and Note 5 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements.
(3) Adjusted to reflect the sale of 3,600,000 shares of Common Stock offered by
    the Company hereby at an assumed initial public offering price of $   per
    share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

  Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not exercised, and (ii) reflects the conversion of all of the Company's outstanding Preferred Stock into Common Stock. See "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; RECENT PROFITABILITY; ACCUMULATED DEFICIT

  Synergy Semiconductor Corporation ("Synergy" or the "Company") was incorporated in July 1986, and since its inception has experienced prolonged periods of operating losses. The Company experienced net losses from inception through the fiscal year ended December 27, 1992, resulting in total net losses during that period of approximately $37.1 million. As of March 31, 1996, the Company had an accumulated deficit of approximately $32.8 million. Although the Company has been profitable on an operating basis since the second quarter of 1995, there can be no assurance that the Company will maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

  The Company's quarterly and annual operating results have in the past fluctuated and may fluctuate significantly in the future depending on several factors including, but not limited to, the volume and timing of orders received, the Company's ability to introduce new products on a timely basis, the availability and cost of wafers from Toshiba Corporation ("Toshiba"), System Microelectronic Innovation ("SMI") or other outside foundries that may be used by the Company, market acceptance of the Company's and its customers' products, the timing of new product announcements and introductions by the Company and its competitors, changes in the mix of products sold by the Company, the timing and extent of process and product development expenses, fluctuations in manufacturing yields, reliability of new products, competitive pricing pressures and cyclical semiconductor industry conditions. To date, a majority of the Company's total net revenues have been derived from sales of its family of high-speed logic products. Historically, average selling prices in the semiconductor industry have decreased over the life of any particular product. Although the Company has not generally experienced material decreases in the average selling prices of its high-speed logic products in the past, there can be no assurance that the average selling prices of the Company's high-speed logic products will not be subject to downward pricing pressures in the future. In addition, the Company recently introduced certain communications products and currently anticipates introducing more of these products in 1996 and 1997. These products will be sold primarily to customers in the networking and telecommunications markets, which the Company believes will be very competitive. The Company anticipates that beginning in 1996 an increasing amount of revenue will be derived from sales of these products. There can be no assurance that these products will be successfully introduced, achieve market acceptance or produce any significant revenue for the Company. To the extent that these products achieve market acceptance, there can be no assurance that they can be profitably sold by the Company. In the event these products are not successfully introduced, do not achieve market acceptance or cannot be profitably sold by the Company, the Company's business, financial condition and operating results would be materially adversely affected. See "--Relocation of Manufacturing Facility" and "--Dependence on New Products."

  The Company's expense levels are based, in part, on its expectations of future revenues. Many of the Company's expenses are relatively fixed and cannot be changed in short periods of time. Because the Company's business is characterized by short-term orders and shipment schedules and customer orders typically can be canceled or rescheduled without significant penalty to the customer, revenue levels are difficult to predict. The Company typically plans its production and inventory levels based on internal forecasts of customer demand, which is unpredictable and can fluctuate substantially. Furthermore, because the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls and only a small portion of the Company's expenses varies with its revenues during any particular quarter, the Company's net income will be adversely affected if revenues are below expectations. In addition, because the Company is continuing to increase its operating expenses for new product development in anticipation of increasing sales levels, the Company's business and operating results would be adversely affected if such sales levels were not achieved. In addition to the Company's products, the systems manufactured by the Company's OEM customers include a number of other components that are supplied by third party manufacturers. Any shortage of such other components in the future, or any failure of such other components to meet performance requirements, could delay sales of systems by OEM customers and thereby adversely affect the Company's business, financial condition and operating results.

  As a result of the foregoing or other factors there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis that would materially and adversely affect the Company's business, financial condition and operating results. Accordingly, the Company believes that its results of operations in any particular quarter should not be relied upon as an indicator of future performance. In addition, in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "--Absence of Public Market; Possible Volatility of Stock Price" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELOCATION OF MANUFACTURING FACILITY

  The Company's existing wafer fabrication facility is operating at close to full manufacturing capacity. While the Company believes it could increase the number of wafers obtained from outside vendors, if necessary, the Company has decided to expand its internal wafer fabrication capacity by relocating its operations to a new facility. This relocation is scheduled to occur during the third and fourth quarters of 1996. In connection with the relocation, the Company will install a six inch wafer fabrication manufacturing facility at its new headquarters. The installation and start-up of a new wafer fabrication facility requires precise planning and execution to overcome problems associated with such a project. Problems the Company may encounter include, among other things, delays in the delivery of equipment and supplies, poor start-up yields and other manufacturing process issues. Although the Company intends to continue to operate its current fabrication facility during the start-up of the new fabrication facility, there can be no assurance that there will not be a disruption in production of the Company's products. There is no assurance that the start-up of the new fabrication facility will not be delayed or cost more than expected. In addition, the expenses associated with the relocation and start-up of the fabrication facility could negatively impact the Company's financial results in late 1996 and 1997. In the event the new fabrication facility experiences problems during its start-up, the Company's business, financial condition and operating results would be materially and adversely affected. See "--Dependence on Wafer Supplies" and "--Manufacturing Risks."

DEPENDENCE ON NEW PRODUCTS

  The markets for the Company's products are characterized by frequent new product introductions. The Company's success depends in part upon its ability to enhance its existing products, to develop, introduce, market and support new products incorporating new technologies and to meet changing customer requirements and emerging industry standards. Furthermore, the Company must introduce such products in a timely manner and have such products selected for design into new product generations of leading systems manufacturers. The Company's failure to develop and introduce new products and product enhancements in a timely manner or the failure of such new products and product enhancements to achieve market acceptance would materially and adversely affect the Company's business, financial condition and operating results.

  In particular, the Company has recently introduced and has under development several new communications products that are designed for networking and telecommunications applications, and expects that an increasing portion of its revenue will be derived from sales of communications products. The Company has limited experience marketing and selling these new products. In addition, the Company expects that sales of these communications products will entail a longer sales cycle than with the Company's other products, requiring more significant expenditures by the Company to achieve a "design win." There can be no assurance that the Company will successfully market and sell such communications products or generate sufficient revenues from sales of such products to offset expenses incurred during the lengthy sales cycle of such products. Furthermore, in order to provide customer support for these products, the Company will be required to hire qualified technical support and application engineers. There can be no assurance that the Company can attract and retain such personnel. If the Company is unable to successfully market and sell its new communications products or is unable to hire qualified personnel to support such products, the Company's business, financial condition and operating results would be materially adversely affected. See "Business--Markets."

  The Company also currently anticipates introducing a number of new mixed-signal clock and high-speed digital logic products during 1996. The development of these and other new products is highly complex and from time to time the Company has experienced delays in completing the development of new products. For example, in 1994 the development of one of the Company's clock synthesizer products was not completed in a timely manner due to design modifications that were required to meet customer specifications. Successful product development and introduction depends on a number of factors, including proper new product definition, timely completion and introduction of new product designs, availability of foundry capacity, achieving acceptable manufacturing yields and market acceptance of the Company's and its customers' products. There can be no assurance that the Company will not experience difficulties that delay or prevent the successful development and timely introduction of these or other new products and product enhancements or that such new products and product enhancements will achieve market acceptance. In addition, there can be no assurance that the electronic systems manufactured by the Company's customers will be introduced in a timely manner or that such systems will achieve market acceptance. Furthermore, certain of the Company's new products designed for networking applications are designed to be used on networks that use Asynchronous Transfer Mode ("ATM") as a network communications protocol. ATM is under development and has not yet been widely adopted as the standard network communications protocol. Accordingly, the successful commercial introduction of certain of the Company's future products that are designed for networking applications will depend largely upon the industry-wide adoption of ATM as the next generation network communications protocol. There can be no assurance that ATM will be widely adopted as the next generation network communications protocol and the failure to be so adopted would materially and adversely affect future sales of certain of the Company's products that are designed for networking applications and, consequently, could materially adversely affect the Company's business, financial condition and operating results. See "-- Product Defects; Need to Meet Customer Design Specifications," "--Dependence on New Technologies; Technological Change" and "Business--Technology."

  Synergy's new products are generally incorporated into a customer's products or systems at the design stage. However, design wins, which can often require significant expenditures by the Company, often precede the generation of substantial revenue, if any, by a year or more. Moreover, the value of any design win will largely depend upon the commercial success of the customer's product and on the extent to which the design of the customer's electronic system accommodates components manufactured by the Company's competitors. No assurance can be given that the Company will achieve design wins or that any design win, particularly with regard to application specific products, will result in significant future revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Research and Development."

DEPENDENCE ON WAFER SUPPLIERS

  Although the Company owns and operates its own wafer fabrication facility, approximately five to ten percent of the Company's wafer requirements during the first three months of 1996 were supplied by the Company's outside foundries, Toshiba and SMI, the Company's joint venture with the Land Brandenburg, a state of the Federal Republic of Germany ("Land Brandenburg"). The Company currently expects that in 1996 it will significantly increase the percentage of its wafer requirements that it currently obtains from its outside foundries. Under a foundry agreement with Toshiba dated November 14, 1990 (the "Toshiba Agreement"), Toshiba agreed to supply the Company with wafers through March 31, 1997. Neither the Toshiba Agreement nor the Company's purchase order relationship with SMI provides the Company with any guaranteed manufacturing capacity. Accordingly, the Company does not have a guaranteed level of wafer capacity at Toshiba's or SMI's foundry and Toshiba and/or SMI could choose to prioritize capacity for other uses or reduce or eliminate deliveries to the Company on short notice. Thus, there can be no assurance that Toshiba or SMI will allocate sufficient wafer capacity to satisfy the Company's requirements on an ongoing basis, including on such occasions that the

Company may have unforecasted increase in wafer needs. Any sudden demand for an increased amount of wafers by the Company or sudden reduction or elimination by Toshiba and/or SMI of wafer capacity could result in a material delay in the shipment of the Company's products. While the Company is negotiating an extension to its foundry agreement with Toshiba there can be no assurance such extension will be agreed upon before the expiration of the current agreement or at all, or that such extension if reached will provide adequate capacity. If the foundry agreement is not extended, the Company's ability to meet its wafer supply requirements could be negatively impacted.

  On occasion, the Company has experienced delays in product shipments due to disruptions in wafer supply. There can be no assurance that disruptions in wafer supply will not occur in the future. Any such disruption could materially and adversely affect the Company's business, financial condition and operating results and could have a material adverse impact on the Company's customer relationships. In the event of any such disruption, if the Company were unable to qualify alternative manufacturing sources for existing or new products in a timely manner or if such sources were unable to produce wafers with acceptable manufacturing yields, the Company's business, financial condition and operating results would be materially and adversely affected. Furthermore, the Company's internal wafer fabrication facility is operating at close to full manufacturing capacity. If the Company is unable to secure necessary foundry capacity from Toshiba in the future or if it loses Toshiba as an outside foundry, the Company may be required to expand the manufacturing capacity of its internal fabrication facility. There can be no assurance that the Company would be able to expand such capacity or achieve acceptable manufacturing yields in a timely manner. If the Company fails to do so, there would be a material adverse affect on the Company's business, financial condition and operating results.

  Furthermore, since inception, SMI has experienced continuous operating losses and its existence as an operating entity has been dependent solely upon additional funding from the Land Brandenburg. There can be no assurance that the Land Brandenburg will continue to provide the funding necessary to sustain SMI's operations. Given SMI's poor financial performance, and SMI's reliance upon the Land Brandenburg for additional funding to continue to be an operating entity, the Company believes that SMI can not be relied upon as a long term source of wafer capacity. In the event that the Company does not enter into a new foundry agreement with Toshiba and/or SMI ceases operations and the Company is unable to expand its manufacturing capacity in a timely manner, the Company would be required to obtain wafers from other outside foundries. If the Company was unable to obtain an alternate supply of wafers on a timely basis or on commercially reasonable terms, the Company's business, financial condition and operating results would be materially and adversely affected.

  There are certain other significant risks associated with the Company's reliance on outside foundries, including the lack of control over delivery schedules and limited control over the manufacturing process, which may adversely affect manufacturing yields. In addition, the manufacture of integrated circuits ("ICs") is a highly complex and technically demanding process. Although the Company works closely with its outside foundries, such foundries have from time to time experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced yields have at times materially and adversely affected the Company's operating results. There can be no assurance that the Company's foundries will not experience lower than expected manufacturing yields in the future, which could materially and adversely affect the Company's business, financial condition and operating results. In addition, the Company's reliance upon SMI, which is located in the Federal Republic of Germany, subjects the Company to risks of export and import restrictions, trade sanctions, tariff increases and political instability. To date, the Company has not experienced a disruption of its wafer supply from SMI due to such factors, but there can be no assurance that these or other factors will not cause a material disruption in wafer supply in the future. See "--Manufacturing Risks" and "Business-- Manufacturing."

MANUFACTURING RISKS

  The manufacture of ICs is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. In addition, yields can be affected by minute impurities in the environment or other problems that occur in the complex manufacturing process. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. At various times in the past, the Company has experienced lower than anticipated yields at its internal wafer fabrication facility, which have adversely affected production and, consequently, operating results. The Company has experienced and continues to experience intermittent problems with the manufacturing yields of its SRAM products. For example, in 1993 the production of certain of the Company's SRAM products resulted in low manufacturing yields, which had a material adverse impact on the Company's business, financial condition and operating results during such year. The Company also recently experienced lower than anticipated manufacturing yields of a certain communications product. The Company also utilizes Toshiba and SMI as foundries to supply certain of its wafer requirements. Although the Company works closely with Toshiba and SMI, they have from time to time experienced lower than anticipated manufacturing yields. In particular, each of the Company's outside foundries experienced lower than anticipated manufacturing yields when the Company first installed and started up its process technologies in such foundries. Yield problems at one of the Company's outside foundries associated with the installation and start-up of the Company's process technologies adversely affected the Company's operating results in 1993. In 1993 and 1994, one of the Company's outside foundries also experienced lower than anticipated manufacturing yields of a product designed for high-speed automatic test equipment ("ATE") applications. These manufacturing yields adversely affected the Company's business, financial condition and operating results in 1993 and 1994. In addition the Company intends to start-up a new six-inch wafer fabrication facility in connection with the Company's relocation to a new facility and may experience lower than anticipated manufacturing yields during the start-up of the new facility. There can be no assurance that the Company's internal wafer fabrication facility or the Company's new wafer fabrication facility or the Company's outside foundries will not experience problems with the manufacturing yields of current or future products or experience irregularities or adverse yield fluctuations in manufacturing process in the future, any of which could materially and adversely affect the Company's business, financial condition and operating results. Furthermore, the majority of the costs of manufacturing the Company's products are relatively fixed, and, consequently, the number of shippable die per wafer for a given product is critical to the Company's results of operations. To the extent the Company or either of its outside foundries does not achieve acceptable manufacturing yields or experiences product shipment delay, the Company's business, financial condition and operating results would be materially and adversely affected. During periods of decreased demand, high fixed wafer fabrication costs would have a material adverse effect on the Company's financial condition and results of operations.

  Most of the Company's wafers are subsequently sent to independent assembly contract facilities in Korea and other Asian countries. At such facilities, the wafers are separated into individual circuits and packaged. The Company from time to time has experienced competition for the assembly capacity of such independent contractors from other manufacturers seeking assembly of circuits. Therefore, the Company's reliance on independent assemblers may subject the Company to longer than anticipated manufacturing cycle times, which could have a material adverse effect on the Company's business, financial condition and operating results in a given quarter. Although the Company currently believes that alternative foreign assembly sources could be obtained without significant interruption, there can be no assurance that such alternative sources could be quickly obtained. Foreign assembly is subject to risks normally associated with foreign operation, including changes in local governmental policies and the imposition of export controls or increased import tariffs. See "--Relocation of Manufacturing Facility" and "Business-- Manufacturing."

DEPENDENCE ON INDEPENDENT SALES REPRESENTATIVES, JAPANESE DISTRIBUTOR AND SMI

  The Company depends on independent sales representatives for substantially all of its sales in North America and depends on a single distributor for all of its sales in Japan. The Company's distributor in Japan, H.Y. Associates Co., Ltd. ("H.Y. Associates") and certain of the Company's independent sales representatives also act as a distributor and sales representatives, respectively, for competitors of the Company and could devote greater effort and resources to marketing competitive products. Because the Company's products are complex, effective distributors and sales representatives must possess sufficient technical, marketing and sales resources and must devote these resources to subsequent customer support. There can be no assurance that the Company's Japanese distributor or independent sales representatives will be able to continue to market and support the Company's existing products effectively or that economic conditions or industry demand will not adversely affect the Company's distributors in Japan or its independent sales representatives. A failure of the Company's distributor in Japan or its independent sale representatives to successfully market and support the Company's products would have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, the markets for the Company's new communications products require a different support strategy than markets for the Company's other products. There can be no assurance that the Company's Japanese distributor or current independent sales representatives will be able to effectively market and support these new products. The Company currently expects that beginning in 1996 it will be increasingly dependent on revenues from sales of these new products. Therefore, a failure by the Company's Japanese distributor or its independent sales representatives to successfully market and support the Company's new communications products would have a material adverse effect on the Company's business, financial condition and operating results. If the Company's distributor in Japan is unable to successfully market and support the Company's new or existing products, there can be no assurance that the Company will be able to replace its distributor in Japan with a new distributor. As sales to Japan represent a significant portion of the Company's net revenues, the Company's inability to timely replace or find an acceptable replacement for its distributor in Japan would have a material adverse effect on the Company's business, financial condition and operating results.

  The Company sells its products in Europe through SMI. SMI does not have extensive experience in marketing, selling and supporting the Company's products. Accordingly, there can be no assurance that SMI will be able to effectively market and support the Company's products. In addition, since its inception, SMI has experienced continuous operating losses and its existence as an operating entity has been dependent solely upon additional funding from the Land Brandenburg. As a result, there can be no assurance that the Land Brandenburg will continue to provide the funding necessary to sustain SMI's operations. If SMI ceases operations or fails to successfully market and the support the Company's products in Europe, the Company's ability to generate future sales in Europe could be materially adversely affected. See "Business-- Sales, Marketing and Distribution."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel, and on its ability to continue to attract, retain and motivate qualified personnel, particularly experienced mixed-signal circuit designers and systems applications engineers. The Company will also be required to hire and retain personnel to support its new telecommunication products. The Company has from time to time lost key design engineers, and other personnel to start-up and established companies. The Company believes that there are a limited number of qualified analog and mixed-signal designers. Therefore, the competition for such employees is very intense. The loss of the services of one or more of the Company's design engineers, or other key personnel or the Company's inability to recruit replacements for such personnel or to otherwise attract, retain and motivate qualified personnel could have a material adverse effect on the Company. See "Business--Employees."

PRODUCT DEFECTS; NEED TO MEET CUSTOMER DESIGN SPECIFICATIONS

  The Company subjects its products to extensive and rigorous testing. As a result of such testing, the Company from time to time has discovered design and manufacturing defects that it has been able to correct before the commencement of volume shipments of a product. Correcting such defects may delay volume shipments and thereby materially adversely affect the Company's results of operations. The Company has experienced and continues to experience intermittent problems with the manufacturing yields of its SRAM products. For example, in 1993 one of the Company's SRAM products contained a defect that resulted in low manufacturing yields, which had a material adverse impact on the Company's business, financial condition and operating results during such year. While SRAM products no longer constitute a significant portion of the Company's revenues, there can be no assurance that the Company will not continue to experience problems with the manufacturing yields of its SRAM products. Although the Company generally has been able to detect and correct product defects prior to the commencement of volume production, there can be no assurance that in the future the Company will be able to detect product defects in a timely manner, especially in connection with the production of new products. In the event one of the Company's products is found to be defective after the Company has already commenced volume shipments, the Company would be required to replace the defective product, or refund the purchase price, each of which could impose substantial costs on the Company and materially adversely affect the Company's business, financial condition and operating results.

  The Company manufactures certain of its products based on design specifications that are provided to the Company by customers that intend to incorporate the Company's product into their systems. From time to time, after testing the initial versions of the Company's products, these customers require the Company to re-test or to design additional functionality into its products so that they can be effectively incorporated into the customer's system. For example, in 1995 the Company re-tested significant quantities of one of its clock products to conform to an additional test requirement pursuant to a customer's request. There can be no assurance that the Company will be able to consistently re-test or re-design its products in a timely manner in order to meet customer requirements. A failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion of Financial Condition and Results of Operations" and "Business--Manufacturing."

DEPENDENCE ON NEW TECHNOLOGIES; TECHNOLOGICAL CHANGE

  The markets for the Company's products are characterized by rapid technological change and evolving industry standards. To remain competitive, the Company must develop or obtain access to next generation design methodologies and process technologies in order to produce smaller ICs with improved performance, higher densities and greater functional complexity, and to improve manufacturing yields. The design methodologies and process technologies underlying the Company's products are subject to rapid technological change and the continued development of such methodologies and technologies by the Company will require significant research and development expenditures. There can be no assurance that the Company will be successful in developing or obtaining next generation design methodologies and process technologies. If the Company is unable to develop or obtain access to next generation process technologies on a timely basis, the Company's business, financial condition and operating results may be materially and adversely affected. In addition, if the Company is unable to transfer and install such new process technologies in Toshiba's or SMI's wafer facility, as may be applicable, in a timely manner, the Company's business, financial condition and operating results could be materially and adversely affected. See "-- Fluctuations in Operating Results," "--Dependence on New Products" and "Business--Research and Development."

CUSTOMER CONCENTRATION

  A relatively small number of customers have accounted for a significant portion of the Company's total net revenues in each of the past several years and the three months ended March 31, 1996. During 1995 and the three months ended March 31, 1996, the Company's top 10 customers accounted for approximately 82% and 81% of total net revenues, respectively. SMI and H.Y. Associates accounted for 23% and 16%, respectively, of total net revenues during 1993, H.Y. Associates, LTX-Trillium, a manufacturer of automatic test equipment and

NORTEL accounted for 18%, 12% and 11%, respectively, of total net revenues during 1994. H.Y. Associates accounted for 37% of total net revenues during 1995 and 44% of total net revenues during the first three months of 1996. See "Risk Factors--Dependence on Independent Sales Representatives, Japanese Distributor and SMI." The Company anticipates that it will continue to be dependent on a number of key customers for a significant portion of its net revenues. However, the Company believes that these key customers may continue to change from time to time based on the product mix sold in any given period. The reduction, delay or cancellation of orders from one or more key customers for any reason could materially and adversely affect the Company's operating results. In addition, since the Company's products are often sole sourced to its customers, the Company's operating results could be materially and adversely affected if one or more of its key customers were to develop other sources of supply. There can be no assurance that the Company's existing key customers will continue to place orders with the Company, that orders by existing key customers will continue at the levels of previous periods or that the Company will be able to obtain orders from new key customers. The loss of one or more of the Company's existing key customers could materially and adversely affect the Company's business, financial condition and operating results. See "Business--Customers and Applications" and "--Sales, Marketing and Distribution" and Note 8 of Notes to Consolidated Financial Statements.

MARKET CONCENTRATION

  To date, a significant portion of the Company's net revenues have been generated by product sales to OEM suppliers of automatic test equipment ("ATE"). The Company currently anticipates that a significant portion of the Company's future net revenues will continue to be generated by product sales to OEM suppliers of ATE. Historically, the ATE market has been subject to wide fluctuations; therefore, the demand for the Company's products among ATE OEMs could fluctuate along with such market fluctuations. The Company also currently anticipates that a significant portion of the Company's future net revenues will be generated by product sales to Sun Microsystems, Inc. ("Sun") and other OEM suppliers of SPARC workstations ("SPARC") and components. There can be no assurance that SPARC will continue to enjoy widespread market acceptance or that sales of SPARC will remain at current levels. Furthermore, there can be no assurance that OEM suppliers of SPARC will not develop a modified or enhanced version of SPARC that may render the Company's products incompatible with such new version. In addition, there can be no assurance that Sun or other OEM suppliers of SPARC will not develop other sources of supply. If sales of SPARC decline significantly from current levels, Sun or other OEM suppliers develops other sources of supply for the Company's products or there is a downturn in the ATE market, sales of the Company's products that are used by ATE and SPARC OEMs would be materially adversely affected, which could materially adversely affect the Company's business, financial condition and operating results.

COMPETITION

  The semiconductor industry is highly competitive and is characterized by price erosion, rapid technological change, short product life cycles, heightened international competition in many markets and unforeseen manufacturing yield problems. Most of the Company's current and prospective competitors offer broader product lines and have significantly greater financial, technical, marketing and other resources than the Company. The Company's competition consists of suppliers from the United States as well as other countries, including internal competition from semiconductor divisions of vertically integrated companies such as Lucent Technologies, Inc. ("Lucent"), International Business Machines Corp. ("IBM"), Motorola, Inc. ("Motorola"), NEC Corporation ("NEC") and Siemens Components, Inc. ("Siemens"). The Company's principal competitors in the high-performance logic market are Motorola and National Semiconductor Corp. ("National Semiconductor"). The Company's principal competitors in the mixed-signal clock product market are Integrated Circuit Systems, Motorola and TriQuint Semiconductor ("TriQuint"). The Company's principal competitors in the communications product market are Applied Micro Circuits Corp. ("AMCC"), Lucent, National Semiconductor, PMC-Sierra Inc. U.S. ("PMC-Sierra"), TranSwitch Corp. ("TranSwitch"), TriQuint and Vitesse Semiconductor Corporation ("Vitesse"). The Company has granted Toshiba and SMI licenses to manufacture and market products based on certain of the Company's technologies. Pursuant to these license agreements Toshiba and SMI have limited rights to manufacture and market products that are directly competitive with the Company's products. The Company anticipates increased competition in each of its markets from both existing vendors and new market entrants. Increased competition in any of the Company's markets could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors. In addition, consistent with what the Company believes is standard industry practice, the Company offers its distributors located in the United States certain price protection privileges. Therefore, any price reductions on the Company's products could require the Company to honor such price protection privileges and could have a material adverse effect on the Company's business, financial condition and operating results. See "Business--Sales, Marketing and Distributions" and""--Competition."

INTERNATIONAL SALES AND IMPORTS OF MATERIALS

  Product sales outside of North America, substantially all of which consist of sales to customers in Japan, were approximately 24%, 33%, 49% and 49%, respectively, of the Company's total product sales for 1993, 1994, 1995 and the three months ended March 31, 1996. The Company anticipates that in the future international sales will continue to account for a significant percentage of its net revenues. A significant portion of the Company's sales will therefore be subject to risks associated with international sales, including export controls, unexpected changes in legal and regulatory requirements, policy changes affecting the markets for semiconductors, computers and communication products, general economic conditions, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection and obtaining export licenses, difficulties in managing resellers or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property overseas, seasonality of sales and potentially adverse tax consequences. Although the Company's international sales to date have been denominated in United States dollars, fluctuations in the United States dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies. To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuations. In addition, the fabrication facilities for the silicon wafers produced by Toshiba and SMI are located in Japan and Germany, respectively, and the Company may in the future qualify additional fabrication facilities and other suppliers located outside of the United States. As a result, the Company's purchases of wafers and other supplies from foreign companies are similarly subject to many of the same risks, including trade restrictions and imposition of tariffs. Furthermore, the Company's international sales may be adversely affected by lower sales levels that typically occur during the summer months in Europe and other parts of the world. In addition, although the Company's purchases of wafers from foreign suppliers to date have been denominated in United States dollars, foreign currency fluctuations may in the future affect the prices the Company is required to pay for wafers. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and operating results. See "--Dependence on Independent Sales Representatives, Japanese Distributor and SMI" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SMI JOINT VENTURE

  Under the terms of the Company's SMI joint venture with the Land Brandenburg, beginning in February 1996 the Land Brandenburg has the option (the "Put Option") until February 28, 1997 to sell to Synergy up to an additional 39% interest in SMI. There can be no assurance that the Land Brandenburg will not exercise the Put Option. The Company currently anticipates that it would cease SMI's operations and liquidate SMI's assets upon an exercise of the Put Option. In the event that SMI ceases operations and the Company is unable to timely expand its internal manufacturing capacity or obtain additional manufacturing capacity from Toshiba or an alternative outside foundry to replace the wafer capacity then being supplied to the Company by SMI, the Company's business, financial condition and operating results could be materially adversely affected. The

Company sells its products in Europe through SMI, therefore, if SMI ceases operations, the Company's ability to generate future sales in Europe could be materially adversely affected. In addition, the Company's cessation of SMI's operations would likely divert management's attention from other aspects of the Company's business, which could have a material adverse effect on the Company's business. Furthermore, if the Put Option is exercised, Synergy would hold a majority interest in SMI and would be required to consolidate its results of operations with those of SMI for financial reporting purposes beginning from the time the Put Option is exercised. To date, SMI has experienced continuing operating losses and remains in operation due to periodic contributions of cash made to SMI guaranteed by the Land Brandenburg. For example in 1995 SMI had unaudited total losses of approximately $20 million. Accordingly, to the extent that SMI continues to experience operating losses in the future, the consolidation of the Company's results of operations with those of SMI as a result of the Land Brandenburg's exercise of the Put Option would have a material adverse impact on the Company's overall financial results. See Note 7 of Notes to Consolidated Financial Statements.

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS AND LIQUIDITY REQUIREMENTS

  The Company believes that its existing capital resources, together with the net proceeds of this offering, will be sufficient to fund its operating expenses and capital requirements for the next 12 months. There can be no assurance, however, that factors such as changes in the Company's research and development plans, product testing, relationships with OEMs, competitive and technological advances, design or manufacturing delays, expenses associated with the relocation to a new facility, the start-up of a new internal wafer fabrication facility, the level of working capital required to sustain the Company's planned operations, litigation and fluctuations in operating results, including the extent and duration of operating losses affecting the Company's operations, will not result in the expenditure of such resources and the net proceeds of this offering before such time. Thereafter, the Company expects that it will require additional capital. There can be no assurance that additional capital will be available as required on terms favorable to the Company, or at all. To the extent that additional capital is raised through the sale of additional equity or convertible debt securities, the issuance of such securities could result in additional dilution to the Company's shareholders. A lack of capital resources may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license to third parties potentially valuable product rights or technologies that the Company currently plans to commercialize itself. If the Company is unable to obtain additional financing in the future if and when necessary, there can be no assurance that the Company will be able to borrow funds in the amounts or on terms as favorable as those currently provided under the Company's existing bank line of credit, or at all. A failure by the Company to obtain necessary additional financing or future bank financing on favorable terms, or at all, would have a material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

INVENTORY MANAGEMENT AND OBSOLESCENCE

  Because the Company must order products and build inventory substantially in advance of product shipments, there is a risk that the Company will forecast quantity and product mix incorrectly and, therefore, produce excess or insufficient inventories. In 1993, the Company took an obsolete inventory reserve with respect to certain SRAM products, which adversely affected the Company's results of operations for 1993. Because the markets for the Company's products are subject to rapid technological and price changes, inventory may be subject to rapid obsolescence. If the Company forecasts incorrectly and produces insufficient inventory of particular products, the Company may face order cancellations from or the loss of customers that may seek to satisfy their needs from other suppliers. The Company's customers may change delivery schedules or cancel orders without significant penalty. This inventory risk is heightened because the Company's customers usually place orders with short lead times. In addition, certain of the Company's distributors have product return privileges. To the extent the Company produces excess or insufficient inventories of particular products or receives significant product returns, the Company's business, financial condition and operating results could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PATENTS AND LICENSES

  The Company's success depends in part on its ability to obtain patents and licenses and to preserve other intellectual property rights covering its products and development and testing tools. To that end, the Company has been issued seven United States patents, has one United States patent that has been allowed but not issued and has an application for one United States patent pending. The issued United States patents have expiration dates ranging from 2007 through 2012. The Company has also been issued four foreign patents and has five foreign patent applications pending. The Company has also routinely protected its numerous original mask sets under mask work laws. There can be no assurance that the Company's pending patent applications will be allowed or that the issued or pending patents will not be challenged or circumvented by competitors.

  The Company intends to continue to seek patents on its products, as appropriate. Notwithstanding the Company's active pursuit of patent and mask work protection, the Company believes that its future success will depend primarily upon the technical expertise, creative skills and management abilities of its officers and key employees rather than on patent and copyright ownership. The Company also relies substantially on trade secrets and proprietary technology to protect technology and manufacturing know-how, and works actively to foster continuing technological innovation to maintain and protect its competitive position. There can be no assurance that the Company's competitors will not independently develop or patent substantially equivalent or superior technologies.

  The Company attempts to protect its trade secrets and proprietary rights through formal written and signed agreements with its employees, customers, suppliers, consultants and others who may have to be called upon to have access to this information. Although Synergy intends to vigorously protect its intellectual property rights, there can be no assurance that these and other security agreements will be successful. The process of seeking patent protection can be long and expensive and there is no assurance that the Company's patents, or any new patents which may be issued, provide sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company may be subject to or may initiate interference proceedings in the patent office, which can demand significant financial and managerial resources. See "--Litigation" and "Business--Intellectual Property and Licenses."

LITIGATION

  The semiconductor industry is characterized by frequent litigation regarding patent and intellectual property rights. As often occurs in the semiconductor industry, the Company has in the past and may at some future time be notified that it is allegedly infringing certain patents and other intellectual property rights of others. There are no pending lawsuits against the Company asserting infringement by the Company of any intellectual property rights, and the Company does not believe that it is infringing any such rights. If any claim arises, the Company will evaluate its merits, and may seek a license from the claimant. There can be no assurance that licenses, if needed by the Company, would be obtained on acceptable terms, that litigation will not occur or that damages for past infringement by the Company, if any, will not be material. Litigation may be necessary to enforce intellectual property or other rights of the Company or to defend the Company against infringement claims. Litigation, whether or not successful, could result in substantial cost to and diversion of resources of the Company. The failure to obtain necessary licenses or the advent of litigation could have a material adverse effect on the Company's business and operating results. See "Business-- Intellectual Property and Licenses."

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

  The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. The Company's business could be materially and adversely affected by such industry-wide fluctuations. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and subsequent accelerated erosion of average selling prices, and, in some cases, have lasted for extended periods of time. Such downturns could have a material adverse effect on the Company's business, financial condition and operating results.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

  The Company, particularly because it owns and operates its own wafer fabrication facility, and the Company's wafer suppliers and assembly subcontractors are subject to a variety of United States and foreign government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in their manufacturing process. The failure by the Company or its suppliers or subcontractors to comply with present or future environmental regulations could result in fines, suspension of production or cessation of operations. Such regulations could also require the Company or its suppliers or subcontractors to acquire equipment or to incur other substantial expenses to comply with environmental regulations. If substantial additional expenses were incurred by the Company or its suppliers or subcontractors, product costs could significantly increase, thus materially and adversely affecting the Company's results of operations. Additionally, the Company is subject to a variety of government regulations relating to its operations, such as environmental, labor and export control regulations. While the Company believes it has obtained all permits necessary to conduct its business, the failure to comply with present and future regulations could result in fines being imposed on the Company or suspension or cessation of operations. Any failure by the Company or its suppliers or subcontractors to control the use of, or adequately restrict the discharge of, hazardous substances could subject the Company to future liabilities, and could have a material adverse effect on the Company's business and operating results. See "Business--Government Regulation."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There has been no prior public market for the Company's Common Stock, and there can be no assurance that a viable public market for the Common Stock will develop or be sustained after this offering. The Company believes that factors such as announcements of developments related to the Company's business, fluctuations in the Company's operating results, failure to meet securities analysts' expectations, general conditions in the semiconductor industry and the worldwide economy, announcements of technological innovations, new product enhancements by the Company or its competitors, acquisitions, changes in governmental regulations, developments in patents or other intellectual property rights and changes in the Company's relationships with customers, its Japanese distributor and suppliers could cause the price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the stock market in general, and the market for small capitalization, high technology stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

CONCENTRATION OF STOCK OWNERSHIP

  Upon completion of this offering, the present executive officers, directors and their affiliates will, in the aggregate, own beneficially approximately 9.72% of the Company's outstanding shares of Common Stock assuming no exercise of the Underwriters' over-allotment option, and 9.29% of the Company's outstanding shares of Common Stock assuming full exercise of the Underwriters' over-allotment option. In addition, certain venture capital firms will, in the aggregate, own beneficially approximately 42.15% of the Company's outstanding shares of Common Stock assuming no exercise of the Underwriters' over-allotment option, and 40.30% of the Company's outstanding shares of Common Stock assuming full exercise of the Underwriters' over-allotment option. As a result, these shareholders, acting together, would be able to effectively control all matters requiring approval by the shareholders of the Company, including the election of a majority of the directors and approval of significant corporate transactions. See "Principal and Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the effective date of this offering without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of lock-up agreements, based on shares outstanding and options granted as of March 31, 1996, the following shares of Common Stock will be eligible for future sale. On the date of this Prospectus, no shares other than the 5,400,000 shares offered hereby will be eligible for sale. 6,500,949 shares will be eligible for immediate sale subject to Rule 144 and Rule 701 of the Securities Act 180 days after the effective date of this offering upon expiration of lock-up agreements, of which 5,149,308 shares will be subject to the volume and other restrictions of Rule 144. In addition, the Company intends to register on a registration statement on Form S-8, on or immediately following the effective date of this offering, a total of 2,287,334 shares of Common Stock subject to outstanding options or reserved for issuance under the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") and 300,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan (the "Purchase Plan"). An additional 5,771,230 shares will become available for sale pursuant to Rule 144 upon expiration of their two-year holding periods. After this offering, the holders of 10,141,445 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale."

IMMEDIATE DILUTION

  The assumed initial public offering price of $   per share of the Common
Stock offered hereby is $   higher than the March 31, 1996 $0.45 pro forma net
tangible book value per share after this offering. Accordingly, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, or there is an additional sale of equity by the Company, there may be further substantial dilution to the purchasers of the shares of Common Stock offered hereby. See "Dilution."

EFFECT OF UNDESIGNATED PREFERRED STOCK

  Upon the consummation of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,600,000 shares of
Common Stock offered by the Company hereby are estimated to be $    , assuming
an initial public offering price of $   per share and after deducting
underwriting discounts and commissions and estimated offering expenses. The Company anticipates that a portion of the net proceeds will be used for the following purposes: (i) to fund the relocation of the Company's operations to a new facility in Santa Clara, California and (ii) to retire certain bank indebtedness. All of such indebtedness bears interest at the bank's prime rate plus 1.5% and is due and payable in December 1996. The balance of the net proceeds will be used for working capital and general corporate purposes. A portion of the net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its capital stock. The Company currently anticipates that it will retain any available funds for use in the operation of its business and does not expect to pay cash dividends on its capital stock in the foreseeable future. In addition, the terms of the Company's bank line of credit from its bank prohibits the Company from paying cash dividends on its Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of March 31, 1996; and (ii) as adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock upon the consummation of this offering and as adjusted to reflect the sale by the Company of 3,600,000 shares of Common Stock hereby (assuming an initial public offering
price of $   per share and after deducting the underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                              MARCH 31, 1996
                                                           ---------------------
                                                            ACTUAL   AS ADJUSTED
                                                           --------  -----------
                                                              (IN THOUSANDS)
Long-term debt...........................................  $    885   $
Shareholders' equity:
Convertible Preferred Stock, no par value, 14,000,000
 shares authorized; 11,520,574 shares issued and
 outstanding, actual; 5,000,000 shares authorized, no
 shares issued and outstanding, as adjusted..............     7,297
Common Stock, no par value, 18,000,000 shares authorized;
 2,551,605 shares issued and outstanding, actual;
 50,000,000 shares authorized, 17,672,179 shares issued
 and outstanding, as adjusted(1).........................    31,894
Accumulated deficit......................................   (32,807)
                                                           --------   --------
  Total shareholders' equity.............................     6,384
                                                           --------   --------
    Total capitalization.................................  $  7,269   $
                                                           ========   ========

- --------
(1) Excludes 790,273 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996 at a weighted average exercise price of $1.88 per share and 431,611 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996. Subsequent to March 31, 1996, the Company's Board of Directors adopted, subject to shareholder approval, (i) the 1996 Plan to serve as the successor equity program to the 1987 Stock Option Plan (the "1987 Plan"), with an additional 500,000 shares of Common Stock reserved for issuance thereunder and (ii) the Purchase Plan, pursuant to which 300,000 shares of Common Stock were reserved for issuance. See "Management--1996 Stock Option/Stock Issuance Plan," and "--Employee Stock Purchase Plan," and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

  The pro forma net tangible book value of the Company at March 31, 1996 was $6,384,215, or approximately $0.45 per share of Common Stock after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the consummation of this offering. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma total number of outstanding shares of Common Stock. After giving effect to the sale of the 3,600,000 shares of Common Stock offered by the Company hereby (at an assumed
initial public offering price of $   per share, less estimated underwriting
discounts and commissions and estimated offering expenses), the pro forma net
tangible book value of the Company at March 31, 1996 would have been $   or $
per share. This represents an immediate increase in net tangible book value of
$   per share to existing shareholders and an immediate dilution in net
tangible book value of $   per share to purchasers of Common Stock in this
offering. The following table illustrates this per share dilution:

  Assumed initial public offering price............................       $
    Pro forma net tangible book value at March 31, 1996............ $0.45
    Increase attributable to new investors.........................
                                                                    -----
  Pro forma net tangible book value at March 31, 1996 after the offering........................................................
                                                                          -----
  Dilution to new investors........................................       $
                                                                          =====

  The following table summarizes on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid to the Company by the existing shareholders and by the new shareholders purchasing the Common Stock offered hereby (assuming an initial public offering price of $ per share before deduction of estimated underwriting discounts and commissions and estimated offering expenses):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            ---------- ------- ----------- ------- -------------
Existing shareholders(1)... 14,072,179   79.6% $39,504,665       %     $2.81
New shareholders(1)........  3,600,000   20.4%                   %     $
                            ----------  -----  -----------  -----      -----
  Totals................... 17,672,179  100.0% $            100.0%
                            ==========  =====  ===========  =====

- --------
(1) Sales by the Selling Shareholders in this offering will reduce the number of shares of Common Stock held by existing shareholders to 12,272,179 shares or approximately 69.44% (11,462,179 shares, or approximately 64.86% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 5,400,000 or approximately 30.56% (6,210,000 shares, or approximately 35.14%, if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Shareholders."

  The foregoing computations assume no exercise of options to purchase Common Stock after March 31, 1996. As of March 31, 1996, there were options outstanding to purchase a total of 790,273 shares of Common Stock at a weighted average exercise price of $1.88 per share and 997,061 shares of Common Stock reserved for grant of future options under the 1987 Plan and 431,611 shares of Common Stock issuable upon exercise of outstanding warrants. Subsequent to March 31, 1996, the Company's Board of Directors adopted, subject to shareholder approval, (i) the 1996 Plan to serve as the successor equity program to the 1987 Plan, with an additional 500,000 shares of Common Stock reserved for issuance thereunder and (ii) the Purchase Plan, pursuant to which 300,000 shares of Common Stock were reserved for issuance. See "Management-- 1996 Stock Option/Stock Issuance Plan," "--Employee Stock Purchase Plan," and
Note 5 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1993, 1994 and 1995, and the consolidated balance sheet data as of December 31, 1993, 1994 and 1995, are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995, and the reports thereon, are included elsewhere in this Prospectus. The consolidated statement of operations data presented below for the years ended December 29, 1991, and December 27, 1992, and the consolidated balance sheet data as of December 29, 1991, December 27, 1992, and December 31, 1993 are derived from audited consolidated financial statements not included in this Prospectus. The selected data presented below for the three-month periods ended April 2, 1995 and March 31, 1996, are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the consolidated financial position and operating results for these periods. The consolidated operating results for the three months ended March 31, 1996, are not necessarily indicative of the results to be expected for any future period.

                                                                              THREE MONTHS
                                           YEAR ENDED                            ENDED
                          ------------------------------------------------  -----------------
                          DEC. 29,  DEC. 27,  DEC. 31,  DEC. 31,  DEC. 31,  APR. 2,  MAR. 31,
                            1991      1992      1993      1994      1995     1995      1996
                          --------  --------  --------  --------  --------  -------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues:
 Product sales..........  $ 6,844   $10,992   $10,553   $15,395   $23,344   $4,511    $9,389
 Contract engineering...      --        --        503     1,750     1,041       49       198
 License fees...........    1,900     2,700     3,302     1,975     1,300      --        --
                          -------   -------   -------   -------   -------   ------    ------
 Total net revenues.....    8,744    13,692    14,358    19,120    25,685    4,560     9,587
Cost of product sales...    4,750     7,745     8,910     9,711    10,819    2,251     4,766
                          -------   -------   -------   -------   -------   ------    ------
Gross margin............    3,994     5,947     5,448     9,409    14,866    2,309     4,821
Operating expenses:
 Research and
  development...........    6,406     7,219     7,015     6,457     7,793    1,764     1,806
 Selling, general and
  administrative........    2,089     2,270     2,689     2,779     3,910      825     1,489
                          -------   -------   -------   -------   -------   ------    ------
 Total operating
  expenses..............    8,495     9,489     9,704     9,236    11,703    2,589     3,295
                          -------   -------   -------   -------   -------   ------    ------
Income (loss) from
 operations.............   (4,501)   (3,542)   (4,256)      173     3,163     (280)    1,526
Other expenses, net.....     (350)     (904)     (747)     (657)     (511)    (136)      (92)
                          -------   -------   -------   -------   -------   ------    ------
Net income (loss) before
 extraordinary item.....   (4,851)   (4,446)   (5,003)     (483)    2,652     (416)    1,434
Extraordinary item-gain
 on debt restructuring..      --        --      5,167       487       --       --        --
                          -------   -------   -------   -------   -------   ------    ------
Net income (loss).......  $(4,851)  $(4,446)  $   164   $     4   $ 2,652   $ (416)   $1,434
                          =======   =======   =======   =======   =======   ======    ======
Pro forma net income per
 share(1)...............                                          $  0.20             $ 0.10
                                                                  =======             ======
Shares used in computing
 pro forma net income
 per share(1)...........                                           13,309             14,668
                                                                  =======             ======

                         DEC. 29,  DEC. 27,  DEC. 31,  DEC. 31,  DEC. 31,  MAR. 31,
                           1991      1992      1993      1994      1995      1996
                         --------  --------  --------  --------  --------  --------
                                            (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $  4,466  $  1,860  $    144  $   289   $ 1,940   $ 2,307
Working capital
 (deficit)..............    3,044    (1,747)   (5,438)    (911)    3,739     4,955
Total assets............   11,676     9,297     5,292    8,874    13,966    14,272
Long-term obligations...    8,872     6,861     1,724    1,498     1,201       885
Redeemable convertible
 Preferred Stock........   31,655    31,655    31,655    5,197       --        --
Accumulated deficit.....  (32,616)  (37,062)  (36,898) (36,894)  (34,241)  (32,807)
Total shareholders'
 equity (deficit).......  (32,532)  (36,921)  (36,749)  (5,087)    4,950     6,384

- --------
(1) See Note 1 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Synergy Semiconductor Corporation was incorporated in 1986 and commenced operations in February 1987. Initially, the Company focused on the development of high-speed SRAM products based on the Company's ASSET Bipolar technology. The Company commenced commercial shipment of its SRAM products in 1988 and sales of such products constituted the majority of the Company's product revenue through the second quarter of 1993. The Company leveraged its SRAM development efforts to develop high-speed digital logic products, mixed-signal clock products and application specific integrated circuits ("ASICs") designed for ATE and telecommunications applications, which products commenced commercial shipments in 1993. During the second half of 1993 and 1994, the Company de-emphasized sales of SRAM products in favor of high-speed logic and clock products. The Company anticipates that revenues from SRAM product sales will continue to decrease in future periods as it continues to focus on high-speed logic and clock products. During the first half of 1995, the Company commenced commercial shipments of its SuperCOM product family designed for telecommunications and networking applications.

  The Company's total net revenues consist of revenue derived from product sales, contract engineering revenue and license fees. The Company's product sales are derived primarily from sales of the Company's high-speed logic, ClockWorks and SuperCOM products. Historically, the Company's contract engineering revenue has been derived substantially from the development of ASICs for ATE applications. Given the Company's strategic focus on the development and sale of standard products, contract engineering revenue has declined over the past year and the Company anticipates that this revenue will continue to decrease as a percentage of the Company's total net revenues in future periods.

  The Company markets and distributes its products through independent sales representatives and distributors in North America, through SMI in Europe and through H.Y. Associates, its distributor in Japan. The Company's products are manufactured primarily at its in-house fabrication facility and, to a lesser extent, at its two outside foundries. The Company anticipates that an increasing number of its products will be manufactured at its outside foundries in future periods.

  The Company's quarterly and annual operating results have in the past fluctuated and may fluctuate significantly in the future depending on such factors as the volume and timing of orders received, the Company's ability to introduce new products on a timely basis, the availability and cost of wafers from Toshiba, SMI or other outside foundries that may be used by the Company, market acceptance of the Company's and its customers' products, the timing of new product announcements and introductions by the Company and its competitors, changes in the mix of products sold by the Company, the timing and extent of process and product development expenses, fluctuations in manufacturing yields, reliability of new products, competitive pricing pressures and cyclical semiconductor industry conditions. The Company's expense levels are based, in part, on its expectations of future revenues. Many of the Company's expenses are relatively fixed and cannot be changed in short periods of time. Because the Company's business is characterized by short-term orders and shipment schedules and customer orders typically can be canceled or rescheduled without significant penalty to the customer, revenue levels are difficult to predict. The Company typically plans its production and inventory levels based on internal forecasts of customer demand, which is unpredictable and can fluctuate substantially. Furthermore, because the Company is limited in its ability to reduce costs quickly in response to any revenue shortfalls and only a small portion of the Company's expenses varies with its revenues during any particular quarter, the Company's net income will be adversely affected if revenues are below expectations. The Company intends to commence the operation of a new facility during the fourth quarter of 1996 and the first quarter of 1997. In connection with the relocation, the Company will install a six inch wafer fabrication manufacturing facility at its new headquarters. Problems the Company may encounter in the start-up of the new wafer fabrication facility include, among other things, delays in the delivery of equipment and supplies, poor start-up yields and other manufacturing process issues. In addition, the expenses associated with the relocation and start-up of the new fabrication facility could negatively impact the Company's financial results in late 1996 and 1997. Although the Company intends to operate its current fabrication facility during the start-up of the new fabrication facility, there can be no assurance that there will not be a disruption in production of the Company's products or that the start-up of the new fabrication facility will not be delayed or cost more than expected. As a result of the foregoing or other factors there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis that would materially and adversely affect the Company's business, financial condition and operating results. See "Risk Factors--Fluctuations in Operating Results" and "-- Relocation of Manufacturing Facility."

  The markets for the Company's products are characterized by frequent new product introductions. The Company's success depends in part upon its ability to enhance its existing products, to develop, timely introduce, market and support new products incorporating new technologies and to meet changing customer requirements and emerging industry standards. In particular, the Company currently anticipates introducing during the second half of 1996 a number of new mixed-signal clock products and several new communications products that are designed for networking and telecommunications applications. There can be no assurance that the Company will not experience difficulties that delay or prevent the successful development and timely introduction of these or other new products and product enhancements or that such new products and product enhancements will achieve market acceptance. See "Risk Factors-- Dependence on New Products."

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of total net revenues, certain consolidated statement of operations data for the periods indicated:

                                           YEAR ENDED
                                          DECEMBER 31,       THREE MONTHS ENDED
                                        -------------------  ------------------
                                                             APRIL 2, MARCH 31,
                                        1993   1994   1995     1995     1996
                                        -----  -----  -----  -------- ---------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net revenues:
  Product sales........................  73.5%  80.5%  90.9%   98.9%     97.9%
  Contract engineering.................   3.5    9.2    4.0     1.1       2.1
  License fees.........................  23.0   10.3    5.1     --        --
                                        -----  -----  -----   -----     -----
Total net revenues..................... 100.0  100.0  100.0   100.0     100.0
Cost of product sales..................  62.1   50.8   42.1    49.4      49.7
                                        -----  -----  -----   -----     -----
Gross margin...........................  37.9   49.2   57.9    50.6      50.3
Operating expenses:
  Research and development.............  48.9   33.8   30.3    38.7      18.8
  Selling, general and administrative..  18.7   14.5   15.2    18.1      15.5
                                        -----  -----  -----   -----     -----
Total operating expenses...............  67.6   48.3   45.5    56.8      34.3
                                        -----  -----  -----   -----     -----
Income (loss) from operations.......... (29.7)   0.9   12.4    (6.2)     16.0
  Other expense, net...................  (5.2)  (3.4)  (2.0)   (3.0)     (1.0)
                                        -----  -----  -----   -----     -----
Net income (loss) before extraordinary
 item.................................. (34.9)  (2.5)  10.4    (9.2)     15.0
Extraordinary item--gain on debt
 restructuring.........................  36.0    2.5    --      --        --
                                        -----  -----  -----   -----     -----
Net income (loss)......................   1.1%   --    10.4%  (9.2)%     15.0%
                                        =====  =====  =====   =====     =====

FISCAL YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

 Net Revenues

  The Company's total net revenues consist of revenues derived from product sales, contract engineering revenue, and license fee revenue. The Company recognizes revenue from product sales upon shipment to the customer and defers the recognition of revenue derived from sales to domestic distributors until such distributors resell the products to their customers. Revenues generated by sales to international distributors are recognized upon shipment, but the Company provides specific reserves for possible returns and allowances. The Company defers the recognition of contract engineering revenue until the applicable contractual milestones have been achieved; however, expenditures incurred by the Company in the performance of such contracts are expensed as the expenditures are incurred. The Company recognizes license fee revenue upon the completion of the applicable contractual milestones.

  Product Sales. Revenue derived from product sales increased by 45.9% from approximately $10.6 million in 1993 to approximately $15.4 million in 1994 and increased by 51.6% to approximately $23.3 million in 1995. The increase in 1994 was due primarily to increased sales of the Company's high-speed logic products and the commencement of significant commercial shipments of the Company's ClockWorks products, offset by a decrease in sales of the Company's SRAM products. The increase in 1995 was primarily due to increased sales of the Company's high-speed logic products, and to a lesser extent, increased sales of the Company's ClockWork products.

  Product sales outside of North America constituted 24%, 33% and 49% of total product sales in 1993, 1994, and 1995, respectively. The increases in 1994 and 1995 were primarily due to the Company's increase in sales to customers in Japan through the Company's Japanese distributor, H.Y. Associates. The growth in product sales to H.Y. Associates accounted for 23% and 77% of the Company's product sales growth in 1994 and 1995, respectively. See "Risk Factors-- Dependence on Independent Sales Representatives, Japanese Distributor and SMI."

  Contract Engineering. Contract engineering revenues increased from approximately $500,000 in 1993 to approximately $1.8 million in 1994 and decreased to approximately $1.0 million in 1995. The increase in 1994 was primarily due to the realization of revenues upon the achievement of milestones under agreements with the Company's ATE and telecommunications customers relating to the development of ASIC products. The decrease in 1995 was due primarily to the Company's completion in 1994 of customer funded development of certain ASIC products. Given the Company's strategic focus on the development and sale of standard products, the Company anticipates that, while it will continue to generate contract engineering fee revenue from time to time, such revenues are expected to decrease in future periods.

  License Fees. License fee revenue decreased from approximately $3.3 million in 1993 to approximately $2.0 million in 1994 and decreased to approximately $1.3 million in 1995. License fee revenue in 1993 primarily consisted of approximately $3.0 million in license fees paid to the Company by SMI pursuant to a license agreement. License fee revenue in 1994 consisted of license fees paid to the Company by Toshiba and SMI. The decrease in 1994 was due primarily to the prior completion of the Company's agreements with Toshiba and SMI. License fee revenue in 1995 consisted of license fees paid to the Company by Linear Technology Corporation pursuant to a license agreement. Given the Company's strategic focus on the development and sale of standard products, license fee revenue is expected to decrease in future periods. See "Business-- Intellectual Property and Strategic Relationships and Licenses."

 Product Gross Margin

  Cost of product sales includes salaries and wages, raw materials, outside services and other costs associated with the wafer fabrication, testing and assembly of the Company's products. There are no material costs associated with license fee revenue. The following table sets forth the product gross margin obtained by the Company on its product sales for the periods indicated:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1994     1995
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
     Product sales................................... $10,553  $15,395  $23,344
     Cost of product sales...........................   8,910    9,711   10,819
     Product gross margin............................   1,643    5,684   12,525
     Product gross margin percentage.................    15.6%    36.9%    53.7%

  Product gross margin percentage increased from 15.6% in 1993 to 36.9% in 1994 and to 53.7% in 1995. The increase in 1994 was primarily due to a shift in the Company's product mix to higher margin high-speed logic products, sales by the Company of approximately $1.0 million of previously reserved SRAM products and improvements in yields on high-speed logic products. The increase in 1995 was due to increased sales volume of the higher margin high-speed logic and ClockWorks products resulting in better facility utilization in the wafer fabrication and testing process. The expenses associated with the start-up of the Company's new fabrication facility in late 1996 and transition out of the Company's existing facility in 1997, could negatively impact financial results in late 1996 and 1997. See "Risk Factors--Relocation of Manufacturing Facility."

 Research and Development

  Research and development expenses consist of salaries of personnel engaged in and expenses associated with the development of new products and processes. Included in research and development expenses are costs totaling $343,000, $880,000, $652,000 and $124,000 for the years ended December 31, 1993, 1994,
1995 and the three months ended March 31, 1996, respectively, associated with contract engineering. Research and development expenses decreased from approximately $7.0 million in 1993 to approximately $6.5 million in 1994 and increased to $7.8 million in 1995. The decrease in 1994 was due primarily to the Company's completion of development and commercial introduction of the Company's ClockWorks and high-speed logic products. The increase in 1995 was primarily due to the expansion of the Company's development program for its SuperCOM product family. Research and development expense decreased as a percentage of total net revenues from 48.9% in 1993 to 33.8% in 1994 and to 30.3% in 1995. The Company anticipates that research and development expenses will increase in absolute dollar amounts in future periods, although in 1996 this increase will be partially offset by the reassignment of certain research and development personnel to marketing.

 Selling, General and Administrative

  Selling, general and administrative expenses consist of commissions paid to sales representatives, salaries and bonuses of marketing, sales and administrative personnel and advertising and administrative expenses. Selling, general and administrative expenses increased from approximately $2.7 million in 1993 to approximately $2.8 million in 1994 and to approximately $3.9 million in 1995. Selling, general and administrative expenses decreased as a percentage of total net revenues from 18.7% in 1993 to 14.5% in 1994 and increased to 15.2% in 1995. The decrease in 1994 was due to an increase in product sales without a corresponding increase in selling, general and administrative expenses. The increase in 1995 was due primarily to increased personnel, sales commissions and promotional activity related to the introduction of new products. The Company expects that selling, general and administrative expenses will increase in dollar amount in future periods primarily due to an increase in sales commissions paid to sales representatives, increased personnel and the costs associated with being a public company.

 Other Expense, Net

  Other expense, net includes (i) interest expense paid by the Company on a term loan, lease obligations used to finance certain capital equipment and borrowings under the Company's working capital line of credit and

(ii) interest earned by the Company on its cash balances. Other expense, net decreased by 12% from approximately $750,000 in 1993 to approximately $660,000 in 1994 and decreased by 22.7% to approximately $510,000 in 1995. The decreases in 1994 and 1995 were due primarily to decreases in interest expense associated with the Company's bank line of credit and term loans.

 Extraordinary Gain on Debt Restructuring

  In 1994, the Company entered into an agreement with a third-party relating to the retirement of the principal and interest outstanding under a note payable. This transaction resulted in an extraordinary gain to the Company of approximately $487,000. In 1993, the Company entered into an agreement with Digital Equipment Corporation ("Digital") to retire certain of the Company's capital lease obligations with Digital through which the Company had previously financed a portion of its machinery and equipment. Under the terms of the agreement, the Company obtained title to certain machinery and equipment that had been secured by lease financing provided by Digital, which resulted in an extraordinary gain to the Company of approximately $5.2 million in 1993. See Note 3 of Notes to Consolidated Financial Statements.

 Income Taxes

  To date, the Company has not recorded a provision for income taxes due to losses having been incurred and the carryforward of prior losses for income tax purposes. As of December 31, 1995, the Company had net operating loss carryforwards of approximately $23.5 million and $10.5 million for federal and California state income tax purposes, respectively. Also, the Company had research credit carryforwards of approximately $2.4 million and $0.9 million for federal and California state income tax purposes, respectively. If not utilized, these federal and California state carryforwards expire beginning in 1996 through 2010.

  Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of the Company's operating loss and credit carryforwards may be subjected to limitation if it should be determined that there has been a change of ownership of more than 50% of the value of the Company's stock within any three year period. The Company does not anticipate that a material limitation on its ability to use such carryforwards will result from this Offering. See Note 4 of Notes to Consolidated Financial Statements.

THREE MONTHS ENDED APRIL 2, 1995 AND MARCH 31, 1996

 Revenue

  Product Sales. Revenue derived from product sales increased from approximately $4.5 million during the three months ended April 2, 1995 to approximately $9.4 million during the three months ended March 31, 1996 due to increased sales of the Company's high-speed logic products and, to a lesser extent, increased sales of the Company's ClockWorks products. Product sales to customers in Japan through the Company's Japanese distributor, H.Y. Associates, constituted 44.6% and 36.9% of total product sales for the three months ended March 31, 1996 and April 2, 1995, respectively. The growth in product sales to H.Y. Associates accounted for 51.7% of the Company's product sales growth in the quarter ended March 31, 1996 as compared to the quarter ended April 2, 1995. Sales to each of NORTEL and H.Y. Associates represented greater than 10% of the Company's total net revenues for the three months ended April 2, 1995.

 Product Gross Margin

  The following table sets forth the product gross margin obtained by the Company on its product sales for the periods indicated:

                                                          THREE MONTHS ENDED
                                                          ----------------------
                                                          APR. 2,     MAR. 31,
                                                            1995        1996
                                                          ---------  -----------
                                                            (IN THOUSANDS)
     Product sales....................................... $   4,511   $   9,389
     Cost of product sales...............................     2,251       4,766
     Product gross margin................................     2,260       4,623
     Product gross margin percentage.....................      50.1%       49.2%

  Product gross margin percentage remained relatively constant for the three months ended April 2, 1995 and March 31, 1996 at approximately 50.1% and 49.2%, respectively.

 Research and Development

  Research and development expenses for the three months ended April 2, 1995 and March 31, 1996 were relatively consistent at $1.8 million for each period. Research and development expenses decreased as a percentage of total net revenues from 38.7% for the three months ended April 2, 1995 to 18.8% for the three months ended March 31, 1996 due to the increase in sales during such periods.

 Selling, General and Administrative

  Selling, general and administrative expense increased from approximately $825,000 for the three months ended April 2, 1995 to approximately $1.5 million for the three months ended March 31, 1996 due primarily to the increased personnel, sales commissions and promotional activity related to the introduction of new products.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly financial information for the five quarters ended March 31, 1996 as well as such data expressed as a percentage of the Company's total net revenues for the periods indicated. The data has been prepared on a basis consistent with the Company's audited consolidated financial statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals that management considers necessary for a fair presentation. The Company believes that the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

                                              THREE MONTHS ENDED
                                  --------------------------------------------
                                  APRIL 2, JULY 2,  OCT. 1,  DEC. 31, MAR. 31,
                                    1995    1995     1995      1995     1996
                                  -------- -------  -------  -------- --------
                                                (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenues:
  Product sales..................  $4,511  $5,011   $6,324    $7,498   $9,389
  Contract engineering...........      49     428      264       300      198
  License and fees...............     --    1,300      --        --       --
                                   ------  ------   ------    ------   ------
    Total net revenues...........   4,560   6,739    6,588     7,798    9,587
Cost of product sales............   2,251   2,390    2,815     3,363    4,766
                                   ------  ------   ------    ------   ------
Gross margin.....................   2,309   4,349    3,773     4,435    4,821
Operating expenses:
  Research and development.......   1,764   1,906    1,929     2,194    1,806
  Selling, general and
   administrative................     825     890      979     1,216    1,489
                                   ------  ------   ------    ------   ------
Total operating expenses.........   2,589   2,796    2,908     3,410    3,295
                                   ------  ------   ------    ------   ------
Income (loss) from operations....    (280)  1,553      865     1,025    1,526
Other expense, net...............    (136)   (125)    (128)     (121)     (92)
                                   ------  ------   ------    ------   ------
Net income (loss)................  $ (416) $1,428   $  737    $  904   $1,434
                                   ======  ======   ======    ======   ======

                                                 THREE MONTHS ENDED
                                     -------------------------------------------
                                     APRIL 2,  JULY 2, OCT. 1, DEC. 31, MAR. 31,
                                       1995     1995    1995     1995     1996
                                     --------  ------- ------- -------- --------
Net revenues:
  Product sales.....................   98.9%     74.3%   96.0%   96.2%    97.9%
  Contract engineering..............    1.1       6.4     4.0     3.8      2.1
  License fees......................    --       19.3     --      --       --
                                      -----     -----   -----   -----    -----
    Total net revenues..............  100.0     100.0   100.0   100.0    100.0
Cost of product sales...............   49.4      35.5    42.7    43.1     49.7
                                      -----     -----   -----   -----    -----
Gross margin........................   50.6      64.5    57.3    56.9     50.3
Operating expenses:
  Research and development..........   38.7      28.3    29.3    28.1     18.8
  Selling, general and
   administrative...................   18.1      13.2    14.9    15.6     15.5
                                      -----     -----   -----   -----    -----
Total operating expenses............   56.8      41.5    44.2    43.7     34.3
                                      -----     -----   -----   -----    -----
Income (loss) from operations.......   (6.2)     23.0    13.1    13.2     16.0
Other expenses, net.................   (3.0)     (1.8)   (1.9)   (1.6)    (1.0)
                                      -----     -----   -----   -----    -----
Net income (loss)...................   (9.2)%    21.2%   11.2%   11.6%    15.0%
                                      =====     =====   =====   =====    =====

  Total net revenues generally increased during the five quarters ended March 31, 1996 with the exception of a slight decrease in the third quarter of 1995. This decrease is due to receipt of license fees of $1.3 million in the second quarter of 1995 due to the completion of certain milestones pursuant to the Linear Technology

Corporation license agreement. Research and development expenses decreased from approximately $2.2 million for the fourth quarter of 1995 to approximately $1.8 million for the first quarter of 1996 primarily due to the reassignment of certain research and development personnel to marketing and to the completion in 1995 of certain research and development projects in the SuperCOM product family. Selling, general and administrative expenses increased from approximately $1.0 million for the third quarter of 1995 to approximately $1.2 million and approximately $1.5 million for the fourth quarter of 1995 and the first quarter of 1996, respectively. This increase is primarily due to increased headcount of selling and administrative personnel and increased sales commissions.

 Product Gross Margin

  The following table sets forth the product gross margin obtained by the Company on its product sales for the periods indicated:

                                                  THREE MONTHS ENDED
                                      --------------------------------------------
                                      APRIL 2, JULY 2,  OCT. 1,  DEC. 31, MAR. 31,
                                        1995    1995     1995      1995     1996
                                      -------- -------  -------  -------- --------
                                                    (IN THOUSANDS)
Product sales........................  $4,511  $5,011   $6,324    $7,498   $9,389
Cost of sales........................   2,251   2,390    2,815     3,363    4,766
Product gross margin.................   2,260   2,621    3,509     4,135    4,623
Product gross margin percentage......    50.1%   52.3%    55.5%     55.1%    49.2%

  Product gross margins generally increased during 1995 while a decrease occurred in the first quarter of 1996. The increases during 1995 were primarily due to the Company's shift in product mix to higher margin high-speed logic and ClockWorks products and increased manufacturing efficiencies and utilization. The benefit of the Company's higher margin product mix continued in the first quarter of 1996 but was offset by increased assembly and higher packaging material costs of certain products and an increase in inventory obsolescence reserves.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations and met its capital requirements since inception through approximately $39.2 million in equity financings, cash flow from operations and bank financing. At March 31, 1996, working capital was approximately $5.0 million and the Company had approximately $2.3 million of cash and cash equivalents. The Company's additional source of liquidity as of March 31, 1996 consisted of a revolving bank line of credit and term loan that permit combined borrowings of up to $5.5 million. As of March 31, 1996, the Company had $2.3 million of borrowings outstanding under the line of credit and approximately $2.1 million in borrowings were available under the line of credit. The Company also had approximately $1.1 million in borrowings outstanding under the term loan. Indebtedness under the line of credit and the term loan bear interest at the bank's prime rate plus 1.5% and are secured by substantially all of the Company's assets. The line of credit expires and the principal and interest outstanding under the term loan are due and payable in December 1996.

  The Company used net cash in operations of $3.3 million and $1.6 million in 1993 and 1994, respectively. Net cash provided by operations in 1995 and the first three months of 1996 was $1.3 million and $715,000, respectively. Net cash provided during the first three months of 1996 consisted primarily of net income offset by a decrease in accounts payable. Net cash provided in 1995 consisted primarily of net income, depreciation, and an increase in accrued expenses partially offset by an increase in inventories. Net cash used in 1994 consisted primarily of increases in accounts receivable and inventories, partially offset by increases in accounts payable. Net cash used in 1993 consisted primarily of a loss from operations.

  Net cash used in investing activities was $430,000, $675,000, $720,000 and $150,000 in 1993, 1994, 1995 and the first three months of 1996, respectively. Net cash used in investing activities in 1993, 1994, 1995 and the first three months of 1996 relates primarily to general purchases of computers, equipment, furniture and fixtures.

  Net cash provided by financing activities in 1993, 1994 and 1995 was $2.1 million, $2.5 million, and $1.1 million, respectively. Net cash used for the first three months of 1996 was $200,000 and consisted primarily of the net payments on the accounts receivable line of credit and promissory note. Net cash provided by financing activities in 1995 consisted primarily of the net borrowings from the accounts receivable line of credit and the issuance of preferred stock. Net cash provided in 1994 consisted primarily of net borrowings from the accounts receivable line of credit and the issuance of bridge loans and promissory notes. Net cash provided in 1993 consisted primarily of net borrowings from the issuance of bridge loans and a promissory note.

  The Company believes the net proceeds from this offering, together with existing cash and cash equivalents and credit facilities will be sufficient to meets its cash requirements for at least the next twelve months. While operating activities may provide cash in certain periods, to the extent the Company may experience growth in the future, the Company anticipates that its operating and investing activities may use cash and, consequently, such growth may require the Company to obtain additional sources of financing. The Company may also from time to time consider the acquisition of complementary businesses, products or technologies, which may require additional financing.

                                   BUSINESS

  The following business description contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus.

  Synergy Semiconductor Corporation ("Synergy" or the "Company") designs, develops, manufactures and markets high-performance digital and mixed-signal integrated circuits ("ICs") using its proprietary Bipolar and BiCMOS processes. The Company's products include high-speed digital logic for advanced system applications, precision mixed-signal time-clock generators for high-performance workstations and telecommunication systems, and mixed-signal communications circuits for local and wide area networks. Synergy's proprietary design and process technologies facilitate the development and production of high-performance integrated circuits. The Company's products are designed by an internal design team, and the Company possesses in-house wafer fabrication and state of the art wafer probing and product test capabilities.

BACKGROUND

 Types of Integrated Circuits

  There are three basic types of ICs: (i) analog, (ii) digital and (iii) mixed analog and digital ICs known as "mixed-signal" ICs. Digital ICs generally process or store digital information in the form of bits, or coded electrical signals that take on only two values ("1" or "0," or "on" or "off"). Digital ICs contain logic or memory elements that are made up of functions such as logic gates and memory cells, which are replicated in the IC to form devices such as microprocessors and DRAMS. Analog ICs process continuously varying signals from naturally occurring physical phenomena such as sound, images, temperature, pressure, voltage, current and frequency. Analog integrated circuits are also used to transmit and receive information via radio waves or through cables and to drive displays such as CRTs and LCDs. Mixed signal ICs are complex ICs that integrate analog and digital functions in the same IC.

 Market Requirements

  Manufacturers of electronic systems face increasing market pressure to develop and commercially introduce smaller, faster and higher performance systems. These electronic systems must also be reliable, cost-effective and efficient in their use of power. As a result, system manufacturers are demanding higher speed system components with smaller form factors, greater reliability and lower power consumption at lower costs. In addition, as design and product life cycles for many electronic systems continue to decrease, electronic systems manufacturers are under pressure to decrease the time to market of new products.

  The input and output functions of most electronic systems are analog in nature while the heart of such systems contains digital functions. For example, the acquisition and output of sound by a cellular telephone is an analog function, but the processing and storage of such sound are digital functions. Accordingly, complex electronic systems such as cellular telephones require both analog and digital circuitry. To achieve performance improvements such as lower power, smaller size and higher data rates, systems designers are integrating more and more functions onto a single IC. Less power is required for a circuit to communicate with another circuit on the same chip than with a circuit on a chip elsewhere in the electronic system. Also, circuits can communicate faster with adjacent circuitry than with adjacent ICs; therefore, increased integration also improves performance. For these and other reasons, there is an increasing trend towards integrating more and more functionality onto a single IC. Traditionally, either digital or more complex analog functions have been integrated on a single IC. To effectively meet today's market demands, however, electronic systems manufacturers seek solutions that integrate both analog and digital functions on one or a few mixed signal ICs to increase system reliability and performance while decreasing size and cost. Furthermore, these manufacturers require integrated solutions that can be designed and delivered in accordance with such manufacturers' cost and time to market requirements.

 Integrated Circuit Processes

  Silicon integrated circuits typically are fabricated with one of three common process technologies: Bipolar, Complementary Metal Oxide Semiconductor ("CMOS"), or a combination of Bipolar and CMOS ("BiCMOS"). Gallium Arsenide ("GaAs") can be used as an alternative substrate to silicon.

  ICs manufactured using Bipolar processes can be used effectively in analog applications and applications that drive heavy load currents and process signals at high speeds. Bipolar transistors also function well in very high-speed digital applications. However, most currently available Bipolar technologies in production today are not capable of meeting the challenges of higher levels of integration because the transistors are large and consume too much power.

  ICs manufactured using CMOS processes operate at very low power and, when scaled to small dimensions, can be used in high-speed digital processing applications. However, CMOS technology cannot be used effectively in high-speed mixed-signal and precision analog applications because, with scaled CMOS, it is difficult to build the matched transistors necessary to handle low level analog signals.

  BiCMOS would seem to offer the best solution for mixed signal ICs because the CMOS could be used for the digital functions and the Bipolar could be used for the analog functions. However, while Bipolar and CMOS may effectively address analog and digital functions, respectively, they compromise each other when they are integrated in a single BiCMOS IC. For example, the high-performance Bipolar analog circuitry in BiCMOS devices is subject to performance degradation due to crosstalk and noise generated by the CMOS logic. Thus, the high performance of the analog functions is hampered. Finally, BiCMOS process technology requires more masking steps than either CMOS or Bipolar technologies and, therefore, is more expensive.

  GaAs integrated circuits are very high speed circuits, but are expensive relative to silicon ICs because GaAs is a more expensive substrate material than silicon. In addition, GaAs ICs are not well suited for precision analog applications because the construction of matched transistors, crucial to producing precision analog circuits, is very difficult to accomplish with GaAs.

  Integrating analog and digital functions presents considerable technical and other obstacles, particularly at speeds greater than 100 MHz. Specifically:

  . Analog circuits are difficult to design because they must handle very small signals with a high degree of accuracy. Consequently, the components that comprise an analog circuit require precise placement within the IC layout to assure satisfactory performance. Also, in integrating analog and digital functions on a single IC, designers must be careful that the "on and off" switching of digital circuits does not interfere with the very small signals being handled by the precision analog circuits.

  . The complexity and variability of analog design has made it difficult to develop automated design tools similar to those available for digital circuit design. As a result, most analog ICs are designed by hand.

  . Mixed-signal IC designers face significant challenges in designing affordable high-speed mixed-signal ICs due to the increasing complexity of electronic systems.

  . Due to the high degree of skill required in analog design, there are a limited number of qualified analog designers.

THE SYNERGY APPROACH

  Synergy designs and produces high performance digital and mixed-signal ICs for use in high-speed computer and communications applications. The key elements of the Company's approach are the Company's internally developed proprietary process technologies and automated design methodologies. The Company believes that these capabilities, in concert, address customers' performance, size, reliability, cost, power and time to market requirements in applications that run at speeds greater than 100 MHz and data transmission rates greater than 100 Mbps.

  The Company utilizes its proprietary Bipolar All Spacer Separated Element Transistor ("ASSET ") manufacturing process technology, which has been installed in its in-house wafer fabrication facility, and a proprietary design methodology to produce bipolar logic products and mixed-signal clock and timing circuits, and communications products. The Company's ASSET process technology is scaleable and utilizes a device architecture that the Company believes results in smaller, higher density devices with higher speeds and improved performance. The Company's basic high performance ASSET transistor is small, 50 square microns in size, and has an upper cut-off frequency of 17 GHz. The Company has also developed an equally small and fast BiCMOS version of this ASSET technology. The Company is developing a next generation version of these technologies that is designed to be simpler, less costly to manufacture, higher performance, and capable of providing further reductions in device size as the process architecture is refined.

  Synergy has developed an efficient proprietary design process that allows the Company to quickly respond to the demands of the marketplace for both the design of new products and production of existing products. Instead of designing each new IC from the ground up, and having to create and then build a completely new device for each new product, Synergy has developed a series of base arrays--arrays of components that only need to be interconnected to form a complete function. The Company processes base array wafers up to but not including interconnecting the components--the step known as metalization. As new orders are received, the wafers only need to be metalized with the proper masks and finished through the manufacturing process, greatly reducing the time from receipt of order to shipment. Similarly, to develop a new function, the designer needs only to create a new interconnection plan for a base array. This is then used to generate new metalization masks for the base array, and only these new masks need to be used to produce a new product-- again, greatly reducing the time to market for new products.

  The Company believes that the combination of its ASSET technology and proprietary cell-array design methodology enables the Company to design, manufacture and market digital and mixed-signal ICs that provide performance and functionality advantages while reducing circuit size and cost. The Company further believes that these technologies combined with its in-house wafer fabrication facility provides it with the ability to quickly design and manufacture new products and product enhancements, thereby enabling the Company to quickly respond to changing customer requirements.

STRATEGY

  Synergy's objective is to be the leading supplier of high-speed, high-performance mixed-signal solutions for the computing, networking and telecommunications industries. The key elements of Synergy's business strategy include:

 Maintain Technological Leadership

  The Company has utilized its proprietary ASSET process technology and design methodologies to become a leader in the design and manufacture of mixed-signal integrated circuits operating at frequencies above 100 MHz and at data processing rates above 100 Mbps. Due to its mixed-signal design expertise and the high level of electrical isolation achieved with its proprietary ASSET process technology, the Company is able to define and implement optimal combinations of design elements for desired analog and digital functions at extremely high data rates. To maintain its technology leadership, the Company plans to further enhance its proprietary ASSET technology to provide high-speed solutions as system speeds increase beyond 2.5 GHz.

 Target High-Growth, High-Speed, Mixed-Signal, Standard Product Applications

  The Company is currently targeting computing, networking and telecommunications applications requiring mixed-signal capabilities at frequencies above 100 MHz and at data rates above 100 Mbps--speeds at which the Company's technology can offer a competitive advantage. The Company believes that its products offer customers a better price/performance ratio and faster time-to-market than ICs that have a limited amount of analog circuitry or ICs that require additional external discrete analog or digital circuits. The Company's highly integrated networking and communications products serve the Fast Ethernet, Asynchronous Transfer Mode ("ATM") and Synchronous Optical Network ("SONET") markets. The Company intends to continue to target such high-speed applications because the Company believes that the markets for these applications have the most potential for growth.

 Maintain a Strategic Level of Logic Products Revenue

  The Company provides high-speed digital logic products for telecommunications, data communications, computing and automatic test equipment ("ATE") systems applications. Although the Company anticipates that a majority of its new product introductions will consist of products in its ClockWorks and SuperCOM product families, the Company intends to continue marketing, selling and supporting its logic products, including the ECLinPS, ECLinPS LITE and Super300K product lines, because sales of these products result in higher than average gross margins for the Company and revenues from such sales can be used to support the research and development of the Company's other products. In addition, the Company believes that it can leverage its expertise in the development and sale of high-speed logic products to establish relationships with new customers that may also potentially purchase the Company's other products.

 Leverage In-house Process Development and Wafer Fabrication

  Synergy designs its products utilizing its proprietary processes and its design methodologies. The Company installs its proprietary process technologies in its internal wafer fabrication facility and manufactures its products in this facility. The Company's ability to combine its internal design and manufacturing capabilities enables the Company to quickly implement process improvements and reduce manufacturing cycle time, which the Company believes facilitates rapid new product introduction. The Company has also implemented its internally developed proprietary process technologies in certain external wafer fabrication facilities for the production of higher volume products and to ensure that internal manufacturing capacity remains available for continued product development. The Company also believes that its internal wafer fabrication facility provides a competitive advantage because it permits close collaboration between design and process engineers in the development of the Company's products.

 Leverage Key Strategic Relationships

  The Company currently has a number of key strategic relationships that has given the Company access to external wafer foundries, joint process and product development opportunities, sources of capital funding, marketing expertise and a presence in foreign markets. The Company intends to maintain its current strategic relationships and enter into new partnering arrangements that will enhance the Company's competitiveness.

MARKETS

  Synergy's goal is to leverage its proprietary ASSET technology to produce products for applications in markets that require high-speed, mixed-signal ICs at a competitive cost. The Company has targeted the following markets for its ASSET based products:

 High-Speed Logic Market

  Synergy targets high performance system applications in the workstation, networking, telecommunications and ATE industries, which require high-speed logic devices operating at speeds in excess of 100 MHz. These high-performance systems have created a need for greater levels of integration in the ICs used in such systems. Typically, highly integrated ICs such as microprocessors and 500,000-gate logic devices require some additional logic functions that enable a systems designer to interconnect, or interface, the various parts of the system. As the performance requirements of the system increase, so must the speed for these logic devices. The Company has used its ASSET technology to produce several families of high-speed logic devices designed specifically for use in such high-speed systems.

 High-Speed Clock Market

  Using its proprietary ASSET technology, Synergy has developed high-speed, mixed-signal ICs for use in high-speed clock generation that can perform in the range from 100 MHz to 1 GHz at a much lower cost than comparable high frequency crystal oscillators. Recently, there has been a rapid increase in the clock speeds at which computers run. For example, in 1990 personal computers ran at speeds up to 33 MHz, while today personal computers can run at speeds up to 160 MHz and workstations at speeds up to 300 MHz. As computer system clock speeds increase beyond 100 MHz, it becomes increasingly difficult and expensive to generate the precise timing signals that are required to keep the different subsystems in the computer in proper synchronization. Furthermore, once the precise timing signals have been generated, they must be distributed throughout the system without loss of signal integrity or synchronization. Traditionally, this clock generation and control task has been accomplished through the use of high frequency crystal oscillators. However, at greater than 100 MHz the crystal oscillators that are needed to maintain the necessary signal integrity are expensive, resulting in a significant increase in overall system cost. The Company's high-speed, mixed-signal ICs, coupled with a less expensive low frequency crystal, generate the required accurate high-frequency system clock.

 Networking and Telecommunications Market

  Leveraging its expertise in high-speed logic and clock products, the Company has recently introduced a number of protocol compatible, high-speed mixed-signal ICs for use in the networking and telecommunications markets. In many user environments, computers and workstations are interconnected by a local area network ("LAN"). As the speed and data processing rate of the computers on the LAN increase, the data rate of the LAN must likewise increase. This need for higher data rates has led to the rapid adoption of Fast Ethernet, which handles data at rates of 100 Mbps. Currently, Fast Ethernet LANs are interconnected using Fiber Distributed Data Interface ("FDDI") operating at greater than 100 Mbps, respectively. Network equipment providers have identified ATM as the next generation communications protocol and it is currently anticipated that in the future Fast Ethernet LANS will be interconnected using ATM protocols operating at greater than 1.2 Gbps. ATM enables the integration of high-speed, high volume data communications with voice, video and imaging applications over a single line. One of ATM's primary advantages is that it can be carried transparently by SONET and Synchronous Digital Hierarchy ("SDH") systems, thereby enabling the widespread interoperability of network systems. Although the development of ATM systems is currently focused on interconnecting LANs and connecting LANs to wide-area networks ("WANs"), industry observers believe, as costs are reduced, ATM systems will migrate to the desktop. In addition, as worldwide telecommunications service providers expand their digital WANs to carry more telephone, facsimile, video and data communications, they are adopting SONET and SDH as their network protocols. As the speed and data rates of networks and computers on such networks continue to increase, system manufacturers will need ICs that operate at data rates at increasingly higher speeds above 100 Mbps. A new protocol called Gigabit Ethernet, or 1000 Base T, is currently being developed by the Gigabit Ethernet Alliance, a group of companies including Bay Networks, Cisco Systems, Sun Microsystems, IBM and several others. Like ATM, Gigabit Ethernet will require ICs that operate at 1 GHz and above. The Company is focusing a major portion of its new product development efforts in the networking and telecommunications market and believes this market will be an increasingly important part of the Company's business. However there can be no assurance that these product development efforts will result in the successful introduction of new products in this market. If the Company is unable to successfully introduce new networking and telecommunications products, the Company's business, financial condition and operating results could be materially adversely affected. See "Risk Factors-- Dependence on New Products."

CUSTOMERS AND APPLICATIONS

  Synergy's customers are manufacturers of high-speed systems, in the telecommunications, networking, workstation and automatic test equipment industries. Synergy ships products to more than 35 customers directly and to more than 65 customers through the Company's distributors. The following table lists representative customers organized by application.

                                                        SYNERGY PRODUCT FAMILY PURCHASED
                                                        ----------------------------------------
                                                        HIGH-SPEED
APPLICATION               CUSTOMER                      LOGIC          CLOCKWORKS     SUPERCOM
- -----------               --------                      -----------    -----------    ----------
Telecommunications        Alcatel Network Systems            X                            X
                          American Telephone and
                           Telegraph Corp.                   X
                          DSC Communications                 X                            X
                           Corporation
                          Hitachi, Ltd.                      X
                          Lucent Technologies, Inc.          X              X
                          Mitsubishi Corporation             X
                          NEC Corporation                    X                            X
                          NORTEL Corp.                       X              X             X
                          NTT, Inc.                          X
Networking                3Com Corporation                                                X
                          Cabletron Systems, Inc.                           X             X
                          Compaq Computer Corp.              X
                          Finisar Corporation                X
                          PMC-Sierra Inc. U.S.                                            X
Workstation               ROSS Technology, Inc.              X              X
                          Silicon Graphics, Inc.                            X
                          Sun Microsystems, Inc.             X              X
                          Digital Equipment Corp.            X              X
Automatic Test Equipment  Ando Corp.                         X
                          Asia Electronics Inc.              X
                          Avantest Corporation               X
                          Guzik Technical Services,          X
                           Inc.
                          LTX Corp.                          X
                          Schlumberger Limited               X
                          Teradyne, Inc.                     X
                          Texas Instruments                  X
                           Incorporated

  Recent examples of Synergy "design wins" for customer systems include the following:

  . Sun recently began installing Synergy's ClockWorks products in certain of its workstations to replace more expensive crystal oscillators.

  . PMC-Sierra recently began installing Synergy's ATM transceiver products for use in certain of their OC-12 modules. The Company believes this was due in part to the performance of the high-speed, low-jitter Phase Locked Loop ("PLL") circuitry of the transceiver products.

  . NORTEL has selected Synergy to supply digital WAN transceivers for use in certain NORTEL systems. The Company's single IC replaces a printed circuit board previously used in these systems.

  . Lucent recently qualified Synergy to supply high-speed logic and ClockWorks circuits for a number of Lucent network systems. The Company believes its electro-static discharge ("ESD") circuitry was an important factor in its qualification as a supplier to Lucent.

Historically a significant portion of the Company revenues in any particular period have been attributable to sales to a limited number of customers. Sales to H.Y. Associates (the Company's distributor in Japan) represented more than 10% of the Company's total net revenues in 1994, 1995 and the three months ended March 31, 1996 and sales to each of NORTEL and LTX represented more than 10% of the Company's total net revenues in 1994. See "Risk Factors--Customer Concentration."

PRODUCTS

  Synergy supplies high-speed digital and mixed-signal ICs to makers of a variety of systems, including public network equipment, LAN and WAN private network equipment, high-performance workstations and ATE. The Company's products have typical selling prices ranging from $5 to $200, depending on volume and function.

 High-Speed Logic Products

  Synergy's high-speed digital logic products are used in high-performance systems applications in the telecommunications, networking, workstation and ATE industries that require logic devices that operate at speeds in excess of 100MHz. The Company's high-speed logic product families include the 10KH, 100K, 300K, ECLinPS, ECLinPS LITE, and Super300K lines. Synergy's logic family includes over 200 different product types at typical selling prices ranging from $5 to $20, depending on volume and function.

  The ECLinPS and ECLinPS LITE families of products are alternate sources to those provided by Motorola. The Company also offers ECLinPS and ECLinPS LITE products with proprietary functions not offered by Motorola. When ICs are being assembled into an electronic system, they are often accidentally damaged by static electricity discharge known as "ESD." Synergy offers the customer a significant advantage in protection against accidental ESD by building into its products ESD circuitry that typically protects products against this damage to levels exceeding 2000 volts. The Company believes that it provides higher ESD voltage protection than is currently built into high-speed logic products offered by other suppliers.

  The Super300K family is a proprietary family of products based upon National Semiconductor's 100K line. By combining Synergy's design expertise and high-speed ASSET technology, the Company is able to offer pin-compatible 300K series devices with significantly higher speed and reduced power consumption, both resulting in benefits to the high-performance system designer. The Company believes that its pin-compatible Super300K series devices operate at speeds of up to twice as fast while consuming the same power as devices from major competitors. In addition, 2,000 volt ESD protection is built into these Synergy products.

  The Company's key high-speed logic product families used in telecommunications, computing and ATE applications are set forth below:

              PRODUCT                    NUMBER OF                                 RANGE OF
               FAMILY                    PRODUCTS                                DEVICE SPEED
              -------                    ---------                               ------------
            ECLinPS                          90                                  150ps-4.7ns
            ECLinPS LITE                     57                                  100ps-3.5ns
            Super300K                        38                                  200ps-6.4ns
            Translators                      37                                  100ps-6.5ns

 ClockWorks Products

  Synergy's ClockWorks products are used in high-speed workstations and telecommunications products that run at speeds greater than 100 MHz. The Company believes its ClockWorks products aid the high-speed systems designer by simplifying the task of implementing a reliable, low-noise clock system at clock speeds of greater than 100 MHz and are used in high-speed workstations and telecommunications applications. The Company's ClockWorks product family consists of five types of devices: Frequency Synthesizers, Clock Generators, Clock Distribution and Drivers, Programmable Delays Lines and PLLs. These devices can be combined to serve most clock system requirements. Frequency synthesizers and clock distribution and drivers form the backbone of clock "trees" or networks in any clock system. Frequency synthesizers are designed to generate the high frequency clock signals that are required for high-speed systems. The frequency of these clock signals must be extremely accurate and reproducible. This requirement is termed "low jitter." Clock distribution and drivers are designed for distributing and driving high-frequency clock signals within the system. This must be accomplished while maintaining the accuracy of each signal with respect to the other signals. This requirement is termed "low skew." For solving more critical timing problems and race conditions, programmable delay lines and PLLs can be added to the clock system design. Programmable delay lines permit the system designer to either remove naturally occurring skew from the clock tree, or to induce a controlled skew when required by special clock system considerations. PLLs are used in conjunction with clock distribution and driver devices to produce precise copies of phase-coherent clock signals (i.e., zero phase shift relative to inputs and outputs) and frequency-multiplied clock signals.

  The ClockWorks family combines the Company's ASSET process technology and advanced PLL technology to provide adequate drive for heavy load requirements and superior stability performance and reduced jitter. The Company believes that these products offer substantially improved drive and jitter performance as compared to competing products implemented in either CMOS or GaAs. The Company believes that any digital or mixed-signal system with operating frequencies above 100 MHz faces system clock generation and distribution design challenges that are difficult to meet with conventional crystal oscillators. As a result, the Company targets designers of workstations and high-end personal computers with its ClockWorks family of products.

  Synergy's ClockWorks family of products consists of the following products and products under development:

                PRODUCTION
PRODUCT          RELEASE
EXAMPLES           DATE    DESCRIPTION                   APPLICATION
- --------        ---------- -----------                   -----------
SY10/100EL34/L  2H 95      Clock Generators              Communications, Computing,
                                                         ATE
SY10/100EL38/L  1H 96
SY100S834/L     2H 96*     Clock Generators              Communications, Computing,
                                                         ATE
SY100S838/L     1H 96
SY10/100EL15    2H 95      1:4 Clock Distrib. Buffer     Communications, Computing,
                                                         ATE
SY100S815       2H 95      1:4 Clock Distrib. Buffer     Communications, Computing,
                                                         ATE
SY10/100H841    2H 94      1:4 PECL:TTL Clock Drivers    Communications, Computing,
                                                         ATE
SY10/100H842    2H 94
SY10/100H646    2H 96*     1:8 Translating Clock         Communications, Computing,
                           Drivers                       ATE
SY10/100E195    2H 90      Programmable Delay Elements   Communications, Computing,
                                                         ATE
SY10/100E196    2H 90
SY10/100E111    1H 90      1:9 Diff. Clock Drivers       Communications, Computing,
                                                         ATE
SY10/100E111L   1H 96
SY100S811       2H 94      1:9 Translating Clock         Communications, Computing,
                           Drivers                       ATE
SY10/100H641    2H 94
SY89429         1H 96      Frequency Synthesizer,        Telecom/Networking Systems,
                           25-400 MHz                    Workstations/Superservers
SY89420/L       2H 96*     Dual Wideband PLL             Telecom/Networking Systems,
                                                         Workstations/Superservers
SY89421/L       2H 96*     Enhanced Wideband PLL         Telecom/Networking Systems,
                                                         Workstations/Superservers

- --------
* Anticipated production release date; there can be no assurance that the Company will successfully release these products in these time periods.

           PRODUCTION
PRODUCT     RELEASE
EXAMPLES      DATE    DESCRIPTION                   APPLICATION
- --------   ---------- -----------                   -----------
SY89423/L  2H 96*     Enhanced Dual Wideband PLL    Telecom/Networking Systems,
                                                    Workstations/Superservers

SY89424    2H 96*     Frequency Synthesizer, 60     Telecom/Networking Systems,
                      MHz to 1 GHz                  Workstations/Superservers

SY89429L   2H 96*     Low Voltage (3.3V) Frequency  Telecom/Networking Systems,
                      Synthesizer, 31.25-510 MHz    Workstations/Superservers

SY89061    2H 96*     Frequency Synthesizer         Telecom/Networking Systems,
                      500-700 MHz                   Workstations/Superservers

SY89800    2H 96*     Clock Generators for HP       Workstations/Superservers
SY89801               PA8000 Microprocessor         using PA8000 uP

- --------
* Anticipated production release date; there can be no assurance that the Company will successfully release these products in these time periods.

 SuperCOM Products

  LAN Products

  Synergy's LAN products are used in adapter cards, hubs, routers and switches that connect users to LANs. The Company's LAN products include devices that provide physical interfaces to DS3 and E3 standards, 100BaseTX and 100BaseFX Fast Ethernet standards and FDDI standards. Synergy's LAN products provide a high level of integration and cost and performance advantages relative to discrete or alternative IC solutions. The typical selling prices of these products range from $10 to $100, depending on function and volume. The Company's LAN product line includes the following product and products under development:

          PRODUCTION
           RELEASE
PRODUCT      DATE    DESCRIPTION                   APPLICATION
- -------   ---------- -----------                   -----------
SY67671   1H 96      FDDI/Fast Ethernet Adaptive   100BaseTX and FDDI Adapter
                     Equalizer                     Card/Hub/Router

SY67223A  2H 96*     FDDI/Fast Ethernet Adaptive   100BaseTX and FDDI Adapter
                     Equalizer                     Card/Hub/Router

SY67702   1H 97*     FDDI/Fast Ethernet            100BaseTX and FDDI Adapter
                     Transceiver with Clock        Card/Hub/Router

                     Recovery
SY67742   1H 97*     Quad FDDI/Fast Ethernet       100BaseTX and FDDI
                     Transceiver with Clock        Hub/Router
                     Recovery

SY67672   1H 96*     ATM Transceiver/Adaptive      ATM Adapter Card/Hub/Router
                     Equalizer

SY67703   2H 96*     ATM Transceiver/Adaptive      ATM Adaptor Card/Hub/Router
                     Equalizer with Clock
                     Recovery

SY87701   2H 96*     Programmable Wide-Band Clock  OC-3/STS-3 Adapter Card/DACS
                     Recovery Device               FDDI/Fast Ethernet Adapter
                                                   Card

- --------
* Anticipated production release date; there can be no assurance that the Company will successfully release these products in these time periods.

  WAN Products

  The Company offers WAN products compatible with SONET, SDH and ATM protocols that provide a direct interface for fiber optic or coaxial cable transmission in North America, Europe, Asia and Japan. Certain of the Company's WAN products feature integrated clock recovery, a capability that the Company believes is unique in the industry. The Company believes that its WAN products provide a higher level of integration, as well as cost and performance advantages as compared to discrete and competing IC solutions. The typical selling prices of these products range from $20 and $200 depending on function and volume. The Company's WAN product line includes the following products and products under development for SONET, SDH and ATM applications:

         PRODUCTION
          RELEASE
 PRODUCT    DATE    DESCRIPTION
 ------- ---------- -----------
 SY89425  2H 95     Dual 622 Mbps Clock Generator

 SY89426  2H 95     622/155 Mbps Clock Generator

 SY69612  1H 96     622 Mbps Transceiver

 SY69712  1H 96     622 Mbps Transceiver with Clock Recovery

 SY69743  1H 96     Quad 155 Mbps Transceiver with Clock Recovery

 SY69951  1H 96     155 Mbps Transceiver with Clock Recovery

 SY69952  1H 96     155 Mbps Transceiver with Clock Recovery

 SY69748  1H 97*    2.5 Gbps Transmitter

 SY69749  1H 97*    Advanced 2.5 Gbps Receiver

 SY69843  1H 97*    Quad 155 Mbps Transceiver with Clock Recovery and Adaptive
                    Equalization

- --------
* Anticipated production release date; there can be no assurance that the Company will successfully release these products in these time periods.

  SRAM Products

  The Company also offers for sale 1K and 4K SRAMs in speed ranges from 3 ns to 7 ns. The typical selling prices of the Company's SRAM products range from $9 to $60 depending on volume and function.

TECHNOLOGY

 Process

  Synergy's proprietary Bipolar and BiCMOS ASSET technologies incorporate advanced process modules and isolation techniques to provide speed and power consumption advantages. Synergy's proprietary architectural innovations provide customers with the following benefits:

  . The Company's ASSET technology facilitates excellent electrical isolation between adjacent circuit elements due to a narrow, deep trench isolation technique. This feature enables the Company to provide multiple analog functions as well as digital functions on the same IC without the various circuits interfering with each other, as is common with alternative techniques.

  . The Company's ASSET technology utilizes deposited film spacers to separate the low resistance transistor elements such as the base, emitter and collector. This small separation, combined with the narrow trench isolation and shallow junctions result in a low noise transistor that is small--50 square microns, and is fast--17 GHz upper cut-off frequency. This performance is achieved at only 200 micro amps of current. These transistor characteristics allow the Company to develop and produce more highly integrated and higher performance ICs as compared to ICs based on alternative technologies.

  . The basic ASSET transistor can easily be modified to form an MOS transistor. By adding gate oxide and adjusting doping profiles, CMOS devices are created. This addition to the Bipolar technology results in a high-performance BiCMOS technology. This technology combines Bipolar analog capability with low-power CMOS logic to facilitate the design of logic intensive mixed-signal products to meet customer product requirements.

  . The Company's proprietary architectural innovations allow the ASSET technology to be produced by the Company without the need for expensive submicron lithography. This gives the Company a significant cost of manufacturing advantage.

 Design

  Synergy has developed a sophisticated design system that facilitates timely and predictable implementation of digital and mixed-signal ICs. The mixed-signal design and development process is a multi-disciplinary effort, requiring substantial systems-level expertise, including knowledge of particular formats, standards and architectural constraints associated with a variety of targeted end-user applications. Synergy has developed a proprietary library of dedicated cells, including analog cells, analog-compatible digital standard cells, and transceiver blocks or "cores." This library consists of more than 500 macrocells with various speed and power configurations. This cell library permits the design of complex ICs incorporating analog and digital functions. Each time a new analog or digital function is required, it is designed in a fashion that permits the function to be added to the library. Synergy uses standard computer aided design ("CAD") tools to perform the schematic capture, simulation, design rule checks and layout verification of its ICs. These tools interact with the Company's proprietary development tools to perform cell design in an efficient, cost-effective and timely fashion.

SALES, MARKETING AND DISTRIBUTION

  The Company utilizes 16 independent sales representative firms at 30 locations in the United States and Canada. The Company also sells its products through three national distributor firms, Insight, Nu Horizons and Bell Micro Products. The sales representatives are supported by Synergy's sales managers and applications engineers located in three regional locations across the United States.

  The Company sells its products in Europe through SMI, its joint venture with the Land Brandenburg. SMI utilizes independent sales companies to cover the European market. The Company sells its products in Asia through stocking representatives that serve as distributors for the Company as well as representatives to major customers. The Company currently utilizes 12 such sales companies in the Asian marketplace. Product sales outside of North America, substantially all of which consist of sales to customers in Japan, were approximately 24%, 33%, 49% and 49%, of the Company's total product sales for 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. The Company anticipates that in the future international sales will continue to account for a significant percentage of its net revenues. A significant portion of the Company's sales will therefore be subject to risks associated with international sales, including export controls, unexpected changes in legal and regulatory requirements, policy changes affecting the markets for semiconductors, computers and communication products, general economic conditions, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection and obtaining export licenses, difficulties in managing resellers or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property overseas, seasonality of sales and potentially adverse tax consequences. Although the Company's international sales to date have been denominated in United States dollars, fluctuations in the United States dollar could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies. To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuations. In addition, the fabrication facilities for the silicon wafers produced by Toshiba and SMI are located in Japan and Germany, respectively, and the Company may in the future qualify additional fabrication facilities and other suppliers located outside of the United States. As a result, the Company's purchases of wafers and other supplies from foreign companies are similarly subject to many of the same risks, including trade restrictions and imposition of tariffs. Furthermore, the Company's international sales may be adversely affected by lower sales levels that typically occur during the summer months in Europe and other parts of the world. In addition, although the Company's purchases of wafers from foreign suppliers to date have been denominated in United States dollars, foreign currency fluctuations may in the future affect the prices the Company is required to pay for wafers. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and operating results. See "Risk Factors--Dependence on Sales Representatives, Japanese Distributor and SMI" and "--International Sales and Imports of Materials."

  Consistent with what the Company believes is standard industry practice, the Company offers these distributors product return privileges and, in the event the Company lowers the prices of its products, price protection on unsold inventory. To date, neither product returns nor price protection under this policy have had a material effect on the Company's operating results. The Company attempts to stock products in quantities to meet customer demand. Shortages can adversely affect customer relations, and surpluses can result in obsolete inventories. The Company warrants that its products are free from defects in workmanship and materials for one year and that they meet the published specifications. Warranty expenses to date have been nominal. See "Risk Factors--Competition" and "--Inventory Management and Obsolence."

MANUFACTURING

  The majority of Synergy's wafers are manufactured at its facility in Santa Clara, California. This 48,000 square foot facility, which contains a 7,000 square foot clean room facility, provides for test, and all production processes except the epitaxial material process and 4,660 square feet of additional manufacturing space. The Santa Clara facility is classified as a Class 100 facility. The Company currently uses four-inch diameter wafers in the production of its ICs. The Company is planning to open a new facility during the third and fourth quarters of 1996. The building will house all current manufacturing functions as well as engineering and administration. The new 70,000 sq. foot site is located in Santa Clara, California. Concurrent with the relocation, Synergy will also change the fabrication facility from producing four inch (100mm) to six inch (150mm) diameter wafers. The Company intends to continue to operate its current manufacturing facility during the start-up of the new facility. The move to the larger building along with the change in wafer size are expected to increase the Company's in house manufacturing capability. The start-up of a new manufacturing facility requires precise planning and execution. Numerous problems can arise in the start-up of the new production line including, among other things, delays in the delivery of needed equipment and supplies, poor start-up yields and other manufacturing process issues. There can be no assurance that start-up of the Company's new fabrication facility will not be delayed or cost more than expected which would adversely affect the financial condition and results of operations. See "Risk Factors--Relocation of Manufacturing Facility," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds."

  The manufacture of ICs is a highly complex and precise process. Minute levels of contaminants in the manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process or other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. In addition, yields can be affected by minute impurities in the environment or other problems that occur in the complex manufacturing process. Many of these problems are difficult to diagnose and are time-consuming or expensive to remedy. At various times in the past, the Company, using its internal fabrication capacity, has experienced lower than anticipated yields that have adversely affected production and, consequently, operating results. The Company has experienced and continues to experience intermittent problems with the manufacturing yields of its SRAM products. For example, in 1993 the production of one of the Company's SRAM products resulted in low manufacturing yields, which had a material adverse impact on the Company's business, financial condition and operating results during such year. The Company also recently experienced lower than anticipated manufacturing yields of a certain WAN product. The Company also utilizes Toshiba and SMI as foundries to supply certain of its wafer requirements. Although the Company works closely with Toshiba and SMI, these foundries have from time to time experienced lower than anticipated manufacturing yields. In particular, each of the Company's outside foundries experienced lower than anticipated manufacturing yields when the Company first installed and started up its process technologies in these foundries. Yield problems at one of the Company's outside foundries associated with the installation and start-up of the Company's process technologies adversely affected the Company's operating results in 1993. In 1993 and 1994, one of the Company's outside foundries also experienced lower than anticipated manufacturing yields of a product designed for high-speed ATE applications. These manufacturing yields adversely affected the Company's business, financial condition and operating results in 1993 and 1994. There can be no assurance that the Company's internal wafer fabrication operation or the Company's outside foundries will not experience problems with the manufacturing yields of current or future products or experience irregularities or adverse yield fluctuations in manufacturing process in the future, any of which could materially and adversely affect the Company's business, financial condition and operating results. Furthermore, the majority of the costs of manufacturing the Company's products are relatively fixed, and, consequently, the number of shippable die per wafer for a given product is critical to the Company's operating results. To the extent the Company or either of its outside foundries does not achieve acceptable manufacturing yields or experiences product shipment delay, the Company's business, financial condition and operating results would be materially and adversely affected. During periods of decreased demand, high fixed wafer fabrication costs would have a material adverse effect on the Company's financial condition and operating results.

  Synergy's high-speed logic, ClockWorks products and SuperCOM family of communication products are designed and manufactured using proprietary standard base arrays of cells that can be rapidly personalized into any of the Company's 200+ products simply by using the proper metalization mask set. Currently, the Company has nine base arrays, which vary from a small array of several hundred circuits that is used to manufacture the ECLinPS LITE logic products, to large arrays of several hundred thousand circuit elements that are used to manufacture certain of the Company's SuperCOM products. A supply of wafers of each base array, complete except for the metalization steps, is maintained in the Company's wafer fabrication facility. As orders are received for products that are not in the finished product inventory at the time the orders are received, wafers are processed with the proper mask set to meet customer requirements. This strategy significantly reduces the time between receipt of order and shipment of product.

  The die on the wafers are electrically tested by the Company for performance and most of the wafers are subsequently sent to independent contract assembly facilities in Korea and other Asian countries. At such facilities, the wafers are separated into individual circuits and packaged. The Company from time to time has experienced competition for the assembly capacity of such independent contractors from other manufacturers seeking assembly of circuits. Therefore, the Company's reliance on independent assemblers may subject the Company to longer than anticipated manufacturing cycle times, which could have a material adverse affect on the Company's business, financial condition and operating results in a given quarter. Although the Company currently believes that alternative foreign assembly sources could be obtained without significant interruption, there can be no assurance that such alternative sources could be quickly obtained. Foreign assembly is subject to risks normally associated with foreign operation, including changes in local governmental policies and the imposition of export controls or increased import tariffs. Following assembly, the Company's products are returned to its facility in Santa Clara, California for testing and final inspection prior to shipment to customers. See "Risk Factors--Manufacturing Risks."

INTELLECTUAL PROPERTY AND STRATEGIC RELATIONSHIPS AND LICENSES

 Intellectual Property

  Synergy has seven issued United States patents, one United States patent that has been allowed but not issued and has an application for one United States patent pending. The issued United States patents have expiration dates ranging from 2007 through 2012. The Company has also been issued four foreign patents and has five foreign patent applications pending. The issued patents relate to certain aspects of the Company's ASSET process technology and certain aspects of the Company's design technology. There can be no assurance that the Company's pending patent applications will be allowed or that the issued or pending patents will not be challenged or circumvented by competitors.

  The Company intends to continue to seek patents on its products, as appropriate. Notwithstanding the Company's active pursuit of patent protection, the Company believes that its future success will depend primarily on the technical expertise, creative skills and management abilities of its officers and key employees rather than on patent and copyright ownership. The Company also relies substantially on trade secrets and proprietary technology to protect technology and manufacturing know-how, and works actively to foster continuing technological innovation to maintain and protect its competitive position. There can be no assurance that the Company's competitors will not independently develop or patent substantially equivalent or superior technologies.

  Synergy attempts to protect its trade secrets and proprietary rights through formal written and signed agreements with its employees, customers, suppliers, consultants and others who may have be called upon to have access to this information. Although Synergy intends to vigorously protect its intellectual property rights, there can be no assurance that these and other security agreements will be successful. The process of seeking patent protection can be long and expensive and there is no assurance that patents, or any new patents which may be issued, provide sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company may be subject to or may initiate interference proceedings in the patent office, which can demand significant financial and managerial resources.

  As is typical within the semiconductor industry, the Company has from time to time received and may in the future receive, communications from third parties asserting patents, mask works rights, or copyrights on certain of the Company's products and technologies. Although the Company has not been party to any material intellectual property litigation, in the event that a third party were to make a valid claim and a license were not available on commercially available terms, the Company's operating results could be adversely and materially affected. Litigation, which could result in substantial cost and diversion of resources of the Company, may also be necessary to enforce patents or other intellectual property rights of the Company or to defend the Company against infringement of the rights of others. The failure to obtain the necessary licenses or the occurrence of litigation relating to patent infringement or other intellectual property matters could have a material or adverse affect on the Company's business and operating results.

 Strategic Relationships and Licenses

  Toshiba Corporation. In November 1990, Synergy entered into a strategic alliance (the "Toshiba Agreements") with Toshiba. Under the terms of the Toshiba Agreements, Synergy granted to Toshiba for a license fee a non-sublicensable, perpetual, non-exclusive license to Synergy's ASSET Bipolar and BiCMOS technologies implemented prior to December 31, 1995 and Synergy received a license to Toshiba's improvements to these technologies. Further, Synergy and Toshiba agreed to jointly develop certain Bipolar and BiCMOS ASIC products. Each party is obligated to contribute to the cost of development of these ASIC products and is required to pay a royalty on net sales of jointly developed products. In addition, Toshiba agreed to provide Synergy with foundry services for jointly developed products and for Synergy designed products employing the ASSET Bipolar and BiCMOS processes until March 31, 1997. The Company is negotiating an extension to this foundry agreement. However, there can be no assurance such extension will be agreed upon before the expiration of the current agreement or at all, or that such extension if reached will provide adequate capacity or be upon satisfactory terms. See "Risk Factors--Dependence on Wafer Suppliers."

  System Microelectronic Innovation. In March 1993, Synergy entered into a joint venture with Treuhandansalt, the privatization agency of the federal government of Germany, to establish a semiconductor manufacturing operation in the Republic of Germany, System Microelectronic Innovation ("SMI"). Subsequently, Treuhandansalt transferred its ownership in SMI to a German state, the Land Brandenburg, and currently the joint venture is 49% owned by Synergy and 51% owned by the Land Brandenburg. Under the terms of the joint venture agreement Synergy has the option to acquire, and the Land Brandenburg has the option to put to Synergy, up to an additional 39% ownership interest in SMI. In connection with the joint venture agreement, SMI acquired for a license fee a non-sublicensable, perpetual, non-exclusive license for use of the Company's ASSET Bipolar process technology. SMI is also required to pay a royalty to Synergy on products produced with the technology if such products are sold in certain geographic territories. See "Risk Factors--SMI Joint Venture."

  Linear Technology Corporation. In April 1995, Synergy granted to Linear Technology Corporation ("LTC") for a license fee a perpetual, non-exclusive license without the right to sublicense, for use of the Company's ASSET Bipolar process implemented prior to March 31, 1996. As part of this agreement, LTC has the right to develop certain noncompetitive products for its own use under this license. LTC also has an option expiring on October 16, 1996 to acquire for a license fee a license to use the Company's proprietary BiCMOS technology.

  Digital Equipment Corporation. In December 1987, concurrent with the execution of a stock purchase agreement, Synergy entered into a Business and Technology Transfer Agreement with Digital Equipment Corporation ("Digital") granting Digital an option expiring on December 14, 1997 to obtain Synergy technical information and assistance and a non-transferable non-exclusive license relating to Synergy's Bipolar ECL and BiCMOS processes and certain modifications, enhancements and updates to these technologies.

RESEARCH & DEVELOPMENT

  Synergy believes that to take advantage of market opportunities and to compete successfully it is essential to design, develop and market new products offering technological innovations. The Company has a total of 28 research and development engineers who are engaged in process, product and design methodology development. The Company is in the process of expanding its research and development staff. In 1994, 1995 and the first three months of 1996, the Company spent approximately $6.5 million, $7.8 million and $1.8 million, respectively, on research and development and expects that it will continue to spend substantial funds on research and development. The Company's research and development efforts are focused on the continued enhancement of its core Bipolar and BiCMOS ASSET process technologies and on the development of products that exploit these technologies and that are targeted at specific market categories. Synergy engineers are currently engaged in the development of silicon technology for communication products that will be required to operate at data rates above 2.5 GHz. The Company believes that its ability to upgrade its core technologies provides it with a competitive advantage over companies that do not have such internally developed core technologies. To successfully develop products for specific market categories, the Company must continue to obtain and develop knowledge regarding its customers' systems and future market needs. This market knowledge is acquired through interactions between the Company and current and potential customers in the Company's targeted market categories. To this end, the Company has assembled a team of experienced research and development engineers in a variety of disciplines, including ECL, TTL and mixed-signal design, design automation, test and marketing. The Company also strategically collaborates with corporate partners to develop new technologies. For example, the Company developed an ASSET compatible BiCMOS process in conjunction with Toshiba. There can be no assurance that the Company will be able to identify new product opportunities successfully and develop and bring to market these new products or that the Company will be able to respond effectively to new technological changes or new product announcements by others. There also can be no assurance that the Company's new products will achieve market acceptance. See "Risk Factors-- Dependence on New Products" and "--Dependence on New Technologies; Technological Change."

BACKLOG

  At March 31, 1996, the Company's backlog was approximately $15.2 million as compared to approximately $4.1 million at April 2, 1995. The Company's backlog includes orders scheduled for shipment within 12 months. Orders counted in the backlog are subject to cancellation or rescheduling by the customer, generally with a cancellation charge in the case of custom products. Because of possible changes in product delivery schedules and cancellation of product orders and because the Company's sales will often reflect orders shipped in the same quarter that they are received, the Company's backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.

COMPETITION

  The semiconductor industry is highly competitive and is characterized by price erosion, rapid technological change, short product life cycles, heightened international competition in many markets and unforeseen manufacturing yield problems. Most of the Company's current and prospective competitors offer broader lines and have significantly greater financial, technical, marketing and other resources than the Company. The Company's competition consists of suppliers from the United States as well as other countries, including competition from semiconductor divisions of vertically integrated companies such as Lucent, IBM, Motorola, NEC and Siemens. The Company's principal competitors in the high-performance logic market are Motorola and National Semiconductor. The Company's principal competitors in the mixed-signal clock product market are Integrated Circuit Systems, Motorola and TriQuint. The Company's principal competitors in the communications product market are AMCC, Lucent, National Semiconductor, PMC-Sierra, TranSwitch, TriQuint and Vitesse. The Company has granted Toshiba and SMI licenses to manufacture and market products based on certain of the Company's technologies. Pursuant to these license agreements Toshiba and SMI have limited rights to manufacture and market products that are directly competitive with the Company's products. The Company anticipates increased competition in each of its markets from both existing competitors and new market entrants. Increased competition in any of the Company's markets could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, financial condition and operating results. There can be no assurance that the Company will be able to compete successfully against current or future competitors.

  Synergy believes that the principal bases of competition include product definition, product design, product functionality and performance, testing capabilities, quality and reliability, time-to-market, and price. Although the Company believes that it competes favorably with respect to these factors, there can be no assurance that the Company will be able to compete successfully in the future. As the Company expands its product lines, it expects competition to increase. See "Risk Factors--Competition."

GOVERNMENT REGULATION

  Federal, state and local regulations impose various environmental controls on the storage, handling, discharge and disposal of chemicals and gases used in the Company's manufacturing process. The Company believes that its activities conform to present environmental regulations. Increasing public attention has, however, been focused on the environmental impact of semiconductor operations. Although the Company has not experienced any materially adverse effects on its operations from environmental regulations, there can be no assurance that changes in such regulations will not impose the need for additional capital equipment or other requirements or restrict the Company's ability to expand its operations. Any failure by the Company to adequately restrict the discharge of hazardous substances could subject the Company to future liabilities or could cause its manufacturing operations to be suspended.

EMPLOYEES

  As of March 31, 1996, the Company had 185 full-time employees, 131 of whom were engaged in manufacturing and operations, 28 in research and development, 14 in marketing and sales and 12 in finance and administration. The Company's employees are not represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good. The success of the Company's future operations depends in large part on the Company's ability to attract and retain highly skilled technical, marketing and management personnel. There can be no assurance that the Company will be successful in attracting and retaining key personnel.

FACILITIES

  The Company's main executive, administrative, manufacturing and technical offices are located in a 48,000 square-foot facility in Santa Clara, California under a lease that expires in February of 1997. The Company fabricates most of its wafers at this facility. The Company intends to relocate all of its operations to a 70,000 square-foot facility in Santa Clara, California during the third and fourth quarters of 1996. The lease on the new location has a ten year term and commences the sooner of occupancy or November 1, 1996.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors, executive officers and key employees of the Company, and their ages as of March 31, 1996, are as follows:

               NAME                AGE                       POSITION
 --------------------------------- ---   ------------------------------------------------
 Directors and Executive Officers:
 Thomas D. Mino................... 49    Director, President and Chief Executive Officer
 T. Olin Nichols.................. 45    Chief Financial Officer and Vice President,
                                          Finance and Administration
 Thomas C. Lauer.................. 57    Vice President, Sales
 Thomas S. Wong................... 40    Vice President, Standard Products
 Sven E. Simonsen (2)............. 59    Chairman of the Board
 Larry Boucher.................... 54    Director
 William J. Harding (1)........... 48    Director
 D. Scott Mercer (1).............. 45    Director
 William D. Unger (1)(2).......... 46    Director
 Key Employees:
 George W. Brown.................. 59    Vice President, Business Development
 Larry J. Pollock................. 59    Vice President, Technology and Development
 Lucas W. Smith, Jr............... 49    Vice President, Operations
 E. Marshall Wilder............... 54    Vice President, Quality and Administration

- --------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Mr. Mino has served as Director, President and Chief Executive Officer of the Company since December 1991. Prior to joining the Company, from July 1989 to December 1991, Mr. Mino served as Vice President, Colorado Springs Operations of Atmel Corp., a semiconductor manufacturer. Mr. Mino is also a director of two other privately held companies. Mr. Mino holds a B.S.E.E. from the University of Pittsburgh.

  Mr. Nichols has served as Chief Financial Officer and Vice President, Finance and Administration of the Company since March 1993. Prior to joining the Company, from June 1991 to March 1993, Mr. Nichols served as Principal for David Powell Inc., a contract financial services provider. From August 1988 to June 1991, Mr. Nichols served as Chief Financial Officer of Health Daycare Corporation, a health care provider. Mr. Nichols holds a B.S.M.E. and an M.B.A. with an emphasis in Finance from the University of Washington.

  Mr. Lauer has served as Vice President, Sales of the Company since January 1995. Prior to joining the Company, from May 1994 through December 1994, Mr. Lauer served as Vice President, Sales for Cermetek Microelectronics, Inc., a manufacturer sales representative. From January 1994 to May 1994, Mr. Lauer was self employed. In July 1985, Mr. Lauer founded Pinnacle Sales, a manufacturer sales representative, where he served as its President from its inception through January 1994. Mr. Lauer holds a B.S. in Chemistry from Arizona State University.

  Mr. Wong is a founder of the Company and has served as its Vice President, Standard Products since May 1992. From July 1986 to May 1992, Mr. Wong served as the Company's Vice President, Product Development. Mr. Wong holds a B.S.E.E. from the University of California at Berkeley and an M.S.E.E. from San Jose State University.

  Mr. Simonsen has served as Chairman of the Board of the Company since February 1987. From October 1989 to the present, Mr. Simonsen has been self employed as an independent venture capitalist. Mr. Simonsen was a General Partner of Sequoia Capital Venture Fund from 1984 through 1989. In 1969, Mr. Simonsen co-founded Advanced Micro Devices ("AMD"), a semiconductor company, where he served as Senior Vice President and Technical Director through 1983. Mr. Simonsen is also a director of one other privately held company. Mr. Simonsen holds an M.S.E.E. from the Technical University of Copenhagen, Denmark.

  Mr. Boucher has served as a Director of the Company since March 1996. Mr. Boucher founded Auspex Systems, Inc. in 1987, a publicly held manufacturer of high-performance file servers and has served as chairman of the Board of that company since 1994. Mr. Boucher is a director of Adaptec, a publicly held manufacturer of disk controllers. Mr. Boucher holds a B.S. in Business and an M.B.A. from San Jose State University and an M.S.E.E. from the University of California, Berkeley.

  Mr. Harding has served as a Director of the Company since March 1988. From October 1994 to the present, Mr. Harding has been a General Partner of Morgan Stanley Venture Partners, a venture capital partnership. Mr. Harding served as General Partner for J.H. Whitney and Company, a venture capital partnership, from February 1985 to January 1994. From 1987 to January 1996, Mr. Harding was a director of Quickturn Design Systems, Inc., a publicly held designer and manufacturer of integrated circuit system emulation products and of Matrix Pharmaceutical, Inc., a publicly held biopharmaceutical company. He is currently a director of Sync Research, Inc., a publicly held network hardware and software manufacturer, Visioneer, Inc., a publicly held manufacturer of paper input systems, and a number of privately held companies. Mr. Harding holds a B.S. in Engineering Mathematics and an M.S. in Systems Engineering from the University of Arizona and a Ph.D. in Operations Research and Computer Science from Arizona State University.

  Mr. Mercer has served as a Director of the Company since March 1996. In June 1996, Mr. Mercer began serving as a Senior Vice President of Dell Computer Corporation. From October 1991 to May 1996, Mr. Mercer served as the Executive Vice President, Chief Financial and Administrative Officer of Western Digital Corporation. From January 1987 to December 1990 Mr. Mercer served as Chief Financial Officer of LSI Logic Corporation. Mr. Mercer is a director of Alantec, a publicly held network communications company. Mr. Mercer is a Certified Public Accountant and holds a B.S. in Accounting from California State Polytechnic University, Pomona.

  Mr. Unger has served as a Director of the Company since May 1994. Mr. Unger joined Mayfield Fund, a venture capital firm, in 1987 and has been a general partner or managing member of several venture capital firms affiliated with Mayfield Fund since that time. Mr. Unger is also a director of several privately held companies. Mr. Unger holds an A.B. in Special Education from the University of Illinois.

  Mr. Brown is a founder of the Company and has served as Vice President, Business Development of the Company since September 1995. From March 1993 through August 1995, Mr. Brown was the Director and General Manager of SMI. From July 1986 through February 1993, Mr. Brown has held various positions with the Company, including Vice President, Business Development from May 1991 through February 1993, Vice President, Product Operations from August 1987 to May 1991 and President and Chief Executive Officer from July 1986 to August 1987. Mr. Brown holds a B.S.E.E. from the University of California, Santa Barbara.

  Mr. Pollock is a founder of the Company and has served as its Vice President, Technology and Development since February 1987. Mr. Pollock holds a B.S. in Engineering Physics from the University of Saskatchewan in Canada.

  Mr. Smith has served as Vice President, Operations of the Company since May 1995. Prior to joining the Company, Mr. Smith worked with Analog Devices, Inc., a semiconductor manufacturer, as its Vice President, Wilmington Manufacturing from December 1992 to June 1994 and as an inactive employee from June 1994 to June 1995. From March 1984 to December 1992, Mr. Smith held various positions with National Semiconductor, a semiconductor manufacturer, including Vice President of Operations Memory/Programmable Products from January 1990 to December 1992, Vice President, Memory from April 1989 to December 1989, and Plant Manager from February 1986 to March 1989. Mr. Smith holds a B.S.E.E. and an M.S.E.E. from the University of Nebraska.

  Mr. Wilder is a founder of the Company and has served as its Vice President, Quality and Administration since April 1993. From March 1987 to April 1993 Mr. Wilder held various positions with the Company, including Vice President, Operations from January 1990 to April 1993 and Vice President, Manufacturing Operations from March 1987 to January 1990. Mr. Wilder holds a B.S.E.E. from the University of New Mexico and an M.S.E.E. from Santa Clara University.

  The Company currently has authorized five directors. Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until the next annual meeting or until his successor is duly elected and qualified. There is currently one vacancy on the Company's Board of Directors, which the Company anticipates filling prior to the consummation of this offering. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

  Except for grants of stock options, directors of the Company do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors. Mr. Simonsen has received an option to purchase 20,000 shares of Common Stock under the 1987 Plan and Messrs. Boucher, Harding and Mercer have each received options grants under such plan to purchase 15,000 shares of Common Stock. The options are immediately exercisable for all of the option shares. However, the shares purchasable thereunder are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service to the Company prior to vesting in the shares. The optionee director vests in the shares in a series of installments over a period of four years of service. Full and immediate vesting of the shares will occur if the Company is acquired by merger or asset sale, unless the options are assumed by the acquiring company, and the Company's repurchase rights with respect to unvested shares are assigned to such entity. The options outstanding under the 1987 Stock Option Plan will be incorporated into the new 1996 Stock Option/Stock Issuance Plan, but will continue to be governed by their existing terms. Non-employee directors will receive automatic grants at periodic intervals under the 1996 Plan. See "Management--1996 Stock Option/Stock Issuance Plan."

  The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company.

  The Compensation Committee establishes salaries, incentives and other forms of compensation for the officers and other employees of the Company and administers the incentive compensation and benefit plans of the Company.

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and four other executive officers who were serving as such at the end of 1995 (collectively, the "Named Officers"), each of whose aggregate salary and bonus for the year ended December 31, 1995 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                           ANNUAL COMPENSATION          AWARDS
                                      -----------------------------  ------------
                                                                      SECURITIES
          NAME AND PRESENT                             OTHER ANNUAL   UNDERLYING
         PRINCIPAL POSITION            SALARY   BONUS  COMPENSATION   OPTIONS(1)
         ------------------           -------- ------- ------------  ------------
Thomas D. Mino......................  $210,000 $35,750   $24,000(2)    595,700
 President and Chief Executive Offi-
 cer
T. Olin Nichols.....................   134,812  26,563       --        135,700
 Chief Financial Officer
Fred W. Horne(3)....................   150,000   3,750       --        198,300
 Vice President, Semi-Custom Prod-
 ucts
Thomas C. Lauer.....................   123,334  13,556       --         90,000
 Vice President, Sales
Thomas S. Wong......................   117,829   7,507       --        191,700
 Vice President, Standard Products

- --------
(1) The options were granted under the 1987 Plan. See "--Option Grants in Last Fiscal Year."
(2) Represents a monthly housing allowance of $2,000 paid to Mr. Mino in 1995 pursuant to his employment agreement with the Company.
(3) Mr. Horne resigned from the Company in February 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the stock option grants made to each of the Named Officers in the 1995 Fiscal Year. Except for the limited stock appreciation rights described in footnote (5) below, no stock appreciation rights were granted to these individuals during such period.

                                                     INDIVIDUAL GRANT
                         ------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                         NUMBER OF                                                   ANNUAL RATES OF
                         SECURITIES                                                       STOCK
                         UNDERLYING       PERCENT OF TOTAL   EXERCISE              PRICE APPRECIATION
                          OPTIONS        OPTIONS GRANTED TO     OR                 FOR OPTION TERM(2)
                          GRANTED        EMPLOYEES IN 1995  BASE PRICE EXPIRATION ---------------------
          NAME              (#)             FISCAL YEAR     ($/SH)(1)     DATE        5%        10%
          ----           ----------      ------------------ ---------- ---------- ---------- ----------
Thomas D. Mino..........  495,700(3)(5)         18.6%         $0.04     02/27/05  $   12,470 $   31,601
                          100,000(4)(5)          3.7%          2.00     09/18/05     125,779    318,748
T. Olin Nichols.........  115,700(3)(5)          4.3%          0.04     02/27/05       2,911      7,376
                           20,000(4)(5)          0.8%          2.00     10/23/05      25,156     63,750
Fred W. Horne...........  198,300(3)(5)          7.4%          0.04     02/27/05       4,988     12,642
Thomas C. Lauer.........   90,000(4)(5)          3.4%          0.04     04/24/05       2,264      5,737
Thomas S. Wong..........  191,700(3)(5)          7.2%          0.04     02/27/05       4,822     12,221

- --------
(1) The exercise price for each option may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any Federal and state income tax liability incurred by the optionee in connection with such exercise. The plan administrator of the 1987 Plan has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) The options were granted on February 28, 1995 and were immediately exercisable for all of the option shares as of the date of grant. The options were exercisable for fully vested shares in the following amounts:
    Mr. Mino--201,223; Mr. Nichols--29,743; Mr. Horne--118,067; Mr. Wong--
    122,853. The remaining shares purchasable pursuant to the options are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service with the Company prior to vesting in those shares. The option shares will vest in a series of equal monthly installments over the 36 months of service completed after October 1, 1994.

(4) The options were granted to Messrs. Mino, Nichols and Lauer on September 19, 1995, October 24, 1995 and April 25, 1995, respectively, and were immediately exercisable for all of the option shares as of the date of grant. However, the shares purchasable thereunder are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service with the Company prior to vesting in those shares. The option shares will vest in a series of equal monthly installments over the 48 months of service completed after the grant date.

(5) The option shares will vest in full upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity and the Company's repurchase rights with respect to unvested option shares are assigned to such entity. Each option has a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option also includes a limited stock appreciation right which provides the optionee with the right, exercisable upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, to surrender the option to the Company, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the fair market value on the surrender date over (ii) the option exercise price payable per share.

  In addition to the options listed in the foregoing table, on January 18, 1996, Mr. Wong received an option grant to purchase 32,500 shares of Common Stock and on February 21, 1996, Messrs. Nichols and Lauer received option grants to purchase 9,700 and 25,000 shares of Common Stock, respectively. Each option has an exercise price of $2.00 per share, the fair market value per share of Common Stock on the respective grant date. The options are immediately exercisable for all of the option shares as of the date of grant. However, the shares purchasable thereunder are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service with the Company prior to vesting in the shares. The option shares will vest in a series of equal monthly installments over the 48 months of service completed after the date of grant. The remaining terms and conditions of the options are as described in footnote (5) to the foregoing table.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information concerning option exercises in the 1995 Fiscal Year with respect to each of the Named Officers. No stock appreciation rights were exercised during such period and, except for the limited stock appreciation rights described in footnote (5) of the section above entitled "Option Grants in Last Fiscal Year," no stock appreciation rights were outstanding at the end of such period.

                                                                                          VALUE OF
                                                              NUMBER OF                  UNEXERCISED
                                                        SECURITIES UNDERLYING           IN-THE-MONEY
                                                         UNEXERCISED OPTIONS               OPTIONS
                                                        AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)(4)
                         SHARES ACQUIRED    VALUE    ---------------------------- -------------------------
          NAME           ON EXERCISE(1)  REALIZED(2) EXERCISABLE(3) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- -------------- ------------- ----------- -------------
Thomas D. Mino..........     495,700         $ 0        120,000          --        $      0        --
T. Olin Nichols.........     115,700           0         24,000          --               0        --
Fred W. Horne...........         --            0        202,300          --         388,668        --
Thomas C. Lauer.........      90,000           0          4,000          --               0        --
Thomas S. Wong..........     191,700           0          1,600          --               0        --

- --------
(1) The options were immediately exercisable for all of the option shares as of the date of grant but the shares purchased thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service to the Company prior to vesting in the shares. As of December 31, 1995, the Named Officers had vested in the following shares: Mr. Mino--315,741; Mr. Nichols--63,170; Mr. Lauer-- 0; Mr. Wong--149,626. For a description of the options and the applicable vesting schedules see "Management--Option Grants in the Last Fiscal Year."
(2) Equal to the fair market value of the purchased shares on the option exercise date ($0.04 per share, as determined by the Board of Directors) less the exercise price paid for those shares.
(3) The options are immediately exercisable for all the option shares but any shares purchased thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service to the Company prior to vesting in such shares. As of December 31, 1995, the Named Officers had vested in the following shares: Mr. Mino--24,583; Mr. Nichols--3,583; Mr. Horne--153,268; Mr. Lauer--500; Mr.
    Wong--1,600.
(4) Based on the fair market value of the Common Stock as of December 31, 1995 ($2.00 per share, as determined by the Board of Directors) less the exercise price payable for such shares. The Named Officers hold options to purchase the following numbers of shares of Common Stock at option exercise prices equal to or in excess of the fair market value of the Common Stock on December 31, 1995: Mr. Mino--120,000; Mr. Nichols--24,000; Mr. Horne--4,000; Mr. Lauer--4,000; Mr. Wong--1,600.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board of Directors was formed in August 1989, and the current members of the Compensation Committee are Messrs. Simonsen and Unger. Neither of these individuals was at any time during 1995, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1996 STOCK OPTION/STOCK ISSUANCE PLAN

  The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") is intended to serve as the successor equity incentive program to the Company's 1987 Stock Option Plan (the "1987 Plan"). The 1996 Plan was adopted by the Board of Directors on May 21, 1996 and the Company expects to obtain approval of the plan by the shareholders prior to the consummation of this Offering. The 1996 Plan became effective upon its adoption by the Board. However, the Automatic Option Grant Program thereunder will become effective on the day the Underwriting Agreement is executed in connection with this Offering. Approximately 2,287,334 shares of Common Stock have been authorized for issuance under the 1996 Plan. This share reserve is comprised of (i) the total number of shares which remain available for issuance under the 1987 Plan as of the effective date of this Offering, including the shares subject to outstanding options thereunder (assuming no exercise of outstanding options after March 31, 1996) and (ii) an additional 500,000 shares approved by the Board of Directors on May 21, 1996, subject to approval by the shareholders. Outstanding options under the 1987 Plan will be incorporated into the 1995 Plan upon the effective date of this Offering, and no further option grants will be made under the 1987 Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1987 Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

  The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or in consideration of the past performance of services and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. In no event, however, may any one participant in the 1996 Plan receive option grants, separately exercisable stock appreciation rights and direct stock issuances for more than five hundred thousand (500,000) shares per calendar year.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor corporation, will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options that are assumed in an acquisition will automatically accelerate, and any repurchase rights which are assigned will terminate, in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason following such change in control, within 18 months following the acquisition. The Plan Administrator will have the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon (i) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members or (ii) the subsequent termination of the individual's service, whether involuntarily or through a resignation for good reason. Options currently outstanding under the 1987 Plan will accelerate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity and the repurchase rights of the Company with respect to any unvested shares are assigned to such acquiring entity, but such options are not subject to acceleration upon the termination of the optionee's service following an acquisition in which those options are assumed or in connection with a hostile change in control of the Company.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

  The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1987 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  Under the Automatic Option Grant Program, each individual who is serving as a non-employee Board member on the day the Underwriting Agreement is executed in connection with this Offering will receive a 15,000-share option grant on that day. Each individual who first becomes a non-employee Board member after this Offering will receive a 15,000-share option grant on the date such individual joins the Board provided such individual has not been in the prior employ of the Company. In addition, at each Annual Shareholders Meeting held after this Offering, each individual who is to continue to serve as a non-employee Board after the meeting will receive an additional option grant to purchase 5,000 shares of Common Stock provided such individual has served on the Board for at least 6 months.

  Each automatic option will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting in the shares. The initial 15,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 5,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on May 20, 2006, unless sooner terminated by the Board.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on May 21, 1996 and the Company expects to obtain approval of the plan by the shareholders prior to the consummation of this Offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 300,000 shares of Common Stock has been established for this purpose.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the Underwriting Agreement is executed and priced in connection with this Offering and will end on the last business day in July 1998. Shares will in general be purchased at six-month intervals during each offering period.

  Payroll deductions may not exceed 20% of base salary for each six-month interval during the offering period, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (January 31 and July 31 each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,000 shares on any one semi-annual purchase date. The Purchase Plan will terminate on the last business day in July 2006.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

  Other than an employment agreement with Mr. Mino, the Company does not presently have any employment contracts in effect with any of the other Named Executive Officers. Pursuant to the employment agreement entered into between the Company and Mr. Mino in December 1991, as amended through November 1995, a base salary of $210,000 was established for Mr. Mino for 1996, subject to annual adjustment by the Board of Directors. In addition, the agreement provides for a bonus to be determined by the Board of Directors. The agreement also provides for financial assistance in the purchase by Mr. Mino of a principal residence in the Bay Area, a monthly housing allowance of $2,200, payable until the earlier of March 31, 1996 or the purchase of such principal residence and payment by the Company of the normal costs incurred by Mr. Mino in connection with his relocation. The employment agreement is terminable by either party at any time. However, if Mr. Mino's employment is terminated other than for cause, he will be entitled to the continuation of his base salary and health benefits for a period of up to six months.

  The Compensation Committee as Plan Administrator of the 1995 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with a change in control or the termination of the officer's employment following such change in control.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company may indemnify its directors, officers and other agents in excess of the indemnification otherwise permitted by the provisions of Section 317 of the California Corporations Code. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses to directors in the case of shareholder derivative actions or other actions, upon receipt of an undertaking by the indemnified party to repay those advances if it is ultimately determined that the indemnified party is not entitled to indemnification by the Company as authorized by the California Corporations Code. The Company maintains liability insurance for its officers and directors.

  In addition, the Company's Restated Articles of Incorporation provide that liability of directors to the Company for monetary damages shall be eliminated to the fullest extent permitted under California law. This provision in the Restated Articles of Incorporation does not eliminate the Directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company believes that its Restated Articles of Incorporation and Amended and Restated Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             CERTAIN TRANSACTIONS

  Since March 31, 1993 the Company issued, in private placement transactions, shares of its Preferred Stock as follows: An aggregate of 5,749,344 shares of Series AA Preferred Stock at $.913 per share in November of 1994 and 5,771,230 shares of Series BB Preferred Stock at $.37 per share in February and March of 1995. All of such Preferred Stock will convert into 11,520,574 shares of Common Stock upon the closing of the sale of the shares offered hereby. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and five percent shareholders of the Company and persons associated with them prior to March 31, 1996:

                                                    SERIES AA       SERIES BB
                                                 PREFERRED STOCK PREFERRED STOCK
                                                 --------------- ---------------
DIRECTORS
William J. Harding..............................          --           54,000
Sven E. Simonsen(1).............................       87,547          81,081
ENTITIES AFFILIATED WITH DIRECTORS
Mayfield V (William D. Unger)...................    1,329,928       2,027,027
OTHER 5% SHAREHOLDERS
J.H. Whitney & Co. .............................      626,385         405,405
Menlo Ventures III..............................      478,194         810,810
Oak Investment Partners III.....................      470,229         675,675
Suez Technology Fund............................      388,426         675,675
Sequoia Capital entities(2).....................      853,309             --

- --------
(1) Includes shares held by the Sven Simonsen Trust, Marianne Simonsen Present Interest Trust and Peter Simonsen Present Interest Trust.
(2) Includes shares held by Sequoia Capital IV, Sequoia XVII, Sequoia Capital XXII & XVII and Sequoia Technology Partners II.

  The shares of Common Stock issued upon conversion of the Series AA and Series BB Preferred Stock are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

  On January 20, 1992 the Company loaned $75,000 to Mr. Mino, President and Chief Executive Officer of the Company, in connection with a negotiated employment arrangement with the Company. The note was amended on September 20, 1995 and bears interest at a rate of 6.73% per annum compounded annually. Interest accrues from January 20, 1992 and all principal and interest is due and payable on September 30, 1997, or earlier upon certain events. The note is secured by a stock pledge agreement that grants the Company a security interest in 125,000 shares of the Company's Common Stock owned by Mr. Mino. On December 15, 1995 the Company loaned $100,000 to Mr. Mino, in connection with the purchase by Mr. Mino of a home in California. The note bears no interest. The principal is due and payable two years from the effective date of the Company's initial underwritten public offering. The note is secured by a deed of trust on Mr. Mino's residence.

  The Company has granted options to certain of its directors and executive officers. See "Management--Option Grants in Last Fiscal Year."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996, as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by the Company to beneficially own five percent or more of the Company's Common Stock, (ii) each of the Company's directors and named executive officers, and
(iii) all current executive officers and directors as a group.

                          SHARES BENEFICIALLY                SHARES BENEFICIALLY
                            OWNED PRIOR TO                       OWNED AFTER
                            OFFERING(1)(2)                    OFFERING(1)(2)(3)
        NAME OF           ----------------------SHARES BEING ----------------------
      SHAREHOLDER           NUMBER    PERCENT     OFFERED      NUMBER    PERCENT
      -----------         ----------- ---------------------- ----------- ----------
Mayfield V..............    3,431,717    24.39%       --       3,431,717    19.42%
 2800 Sand Hill Road
 Menlo Park, CA 94025
Menlo Ventures III......    1,313,335     9.33%   150,000      1,163,335     6.58%
 3000 Sand Hill Road
 Building 4, Suite 100
 Menlo Park, CA 94025
Oak Investment Partners
 III....................    1,172,053     8.33%   501,110        670,944     3.80%
 3000 Sand Hill Road
 Building 3, Suite 240
 Menlo Park, CA 94025
Suez Technology Fund....    1,083,865     7.70%       --       1,083,865     6.13%
 2180 Sand Hill Road
 Suite 450
 Menlo Park, CA 94025
J.H. Whitney & Co.......    1,061,998     7.55%   463,990        598,008     3.38%
 177 Broad Street, 15th
  Floor
 Stamford, CT 06901
Entities affiliated with
 Sequoia Capital (4)....      915,244     6.50%   414,492        500,752     2.83%
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, CA 94025
Thomas D. Mino (5)......      534,200     3.76%       --         534,200     3.00%
T. Olin Nichols (6).....      149,400     1.06%       --         149,400         *
Thomas C. Lauer (7).....      119,000         *       --         119,000         *
Thomas S. Wong (8)......      351,364     2.49%       --         351,364     1.98%
Sven E. Simonsen (9)....      236,327     1.55%       --         236,327     1.24%
Larry Boucher (10)......       15,000         *       --          15,000         *
William J. Harding (11).       95,000         *       --          95,000         *
D. Scott Mercer (12)....       15,000         *       --          15,000         *
William D. Unger (13)...          --          *       --             --          *
Fred Horne (14).........      202,300     1.42%       --         202,300     1.13%
All directors, named
 executive officers and
 current executive
 officers as a group
 (10 persons) (15)......    1,717,591    11.83%       --       1,717,591     9.48%
  SELLING SHAREHOLDERS
  --------------------
Matrix Partners II,
 L.P. ..................      297,160     2.11%    16,441        280,719     1.59%
Harris Corporation (16).      200,000     1.40%   141,906         58,094         *
William M. Gust.........       74,375         *    10,000         64,375         *
Thomas E. Pallante......       70,152         *    23,661         46,491         *
North Investment Limited
 Partnership............       68,000         *    22,935         45,065         *
Broventure Financial
 Development............       54,189         *    18,277         35,912         *
Digital Equipment
 Corporation............       30,161         *    10,173         19,988         *
Thomas H. Wong..........       27,358         *     9,107         18,261         *
Michael Allen...........       25,307         *     8,432         16,875         *
Other Selling
 Shareholders...........       28,098         *     9,476         18,622         *

- --------
  * Less than one percent.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
 (2) The number of shares of Common Stock deemed outstanding prior to and after this offering includes the shares issuable pursuant to stock options that may be exercised by the respective person or group within 60 days after March 31, 1996. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The number of shares of Common Stock outstanding after this offering includes the 3,600,000 shares of Common Stock offered by the Company hereby.
 (3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." In the event the Underwriters' over-allotment is exercised in full, the Selling Shareholders will sell an aggregate of 810,000 additional shares.
 (4) Includes 1,905, 824,491, 34,132 and 54,716 shares held by Sequoia XVII, Sequoia Capital IV, Sequoia Capital XXII & XVII and Sequoia Technology Partners II, respectively.
 (5) Includes options exercisable into 120,000 shares of Common Stock under the 1987 Plan as of March 31, 1996.
 (6) Includes options exercisable into 33,700 shares of Common Stock under the 1987 Plan as of March 31, 1996.
 (7) Includes options exercisable into 29,000 shares of Common Stock under the 1987 Plan as of March 31, 1996.
 (8) Includes options exercisable into 34,100 shares of Common Stock under the 1987 Plan as of March 31, 1996.
 (9) Includes (i) 218,683 shares held by Sven Simonsen Trust, (ii) 8,822 shares held by Marian Simonsen Trust, (iii) 8,822 shares held by Peter Simonsen Trust as of March 31, 1996. Mr. Simonsen disclaims beneficial ownership for the shares held by the Marian Simonsen Trust and the Peter Simonsen Trust.
(10) Total reflects options exercisable into 15,000 shares of Common Stock under the 1987 Plan as of March 31, 1996.
(11) Includes options exercisable into 15,000 shares of Common Stock under the 1987 Plan as of March 31, 1996. Does not include 1,061,998 shares held by
     J. H. Whitney & Co. ("JHW&Co."). Mr. Harding, a director of the Company, is a retired general partner of JHW&Co., and as such does not share voting and investment power over such shares. In connection with Mr. Harding's retirement as a general partner of JHW&Co. Mr. Harding has the right to receive a portion of any increase in the value of the Company's stock held by JHW&Co. above such firms' valuation per share on December 31, 1993. Amounts payable to Mr. Harding will be determined upon any sale or deemed sale of the Company's stock by JHW&Co. Mr. Harding disclaims beneficial ownership of the shares held by JHW&Co. except to the extent of his pecuniary interest described in this footnote.
(12) Total reflects options exercisable into 15,000 shares of Common Stock under the 1987 Plan as of March 31, 1996.
(13) Does not include 3,431,717 shares held by Mayfield V. Mr. Unger, a director of the Company, is a limited partner of Mayfield V Management Partners, which is the General Partner of Mayfield V. As a limited partner, Mr. Unger does not share voting and investment power over such shares. Mr. Unger disclaims beneficial ownership of the shares held by Mayfield V except to the extent of his pecuniary interest in Mayfield V Management Partners, the general partner of Mayfield V.
(14) Total reflects options exercisable into 202,300 shares of Common Stock under the 1987 Plan as of March 31, 1996.
(15) Includes options exercisable into 449,100 shares of Common Stock under the 1987 Plan as of March 31, 1996.
(16) Represents a warrant to purchase 200,000 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's Restated Articles of Incorporation, which will become effective upon the closing of this offering, authorizes 50,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, after giving effect to the amendment of the Company's Articles of Incorporation, which, among other things, deletes references to the Company's Series AA and Series BB Preferred Stock, convertible into Common Stock upon the closing of this Offering, and authorizes shares of undesignated Preferred Stock, as described below.

COMMON STOCK

  As of March 31, 1996, there were 14,072,179 shares of Common Stock outstanding that were held of record by approximately 175 shareholders, assuming no exercise after March 31, 1996 of outstanding stock options. There will be 17,672,179 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Articles of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation authorize the issuance of Preferred Stock on terms that the Board of Directors has the authority to fix at the time of issuance. The Bylaws require shareholders to provide advance notice to the Company in order to make nominations for election to the Board of Directors or to bring other business before a shareholders' meeting. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions, alone or in combination, could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

REGISTRATION RIGHTS

  Upon completion of this Offering, the holders of 10,141,445 shares of the Company's Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Those registration rights have been waived with respect to this offering. Under the terms of an agreement between the Company and the holders of the Registrable Securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, those holders are entitled to notice of registration and are entitled to include shares of Registrable Securities therein. The holders of a majority of Registrable Securities may also require the Company to file a registration statement under the Securities Act at its expense with respect to their Registrable Securities, and the Company is required to use its best efforts to effect that registration, subject to, among other things, the right of the Company not to effect any registration within four months following the offering made hereby. Further, those shareholders may require the Company to file additional registration statements on Form S-3. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in that registration.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 17,672,179 shares of Common Stock outstanding (assuming no exercise of options after March 31, 1996). Of these shares, the 5,400,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

  The remaining 12,272,179 shares of Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the effective date of this offering without the prior written consent of Robertson, Stephens & Company LLC. Because of these restrictions, on the date of this Prospectus, no shares other than the 5,400,000 shares offered hereby will be eligible for sale. Beginning 180 days after the effective date of this offering (or earlier with the prior written consent of Robertson, Stephens & Company LLC), 6,500,949 Restricted Shares (and, to the extent vested, an additional 790,273 shares subject to outstanding stock options as of March 31,
1996) will become available for immediate sale in the public market subject to Rule 144 and Rule 701 of the Securities Act, of which 5,149,308 shares will be subject to the volume and other resale restrictions of Rule 144. The remaining 5,771,230 shares will become available for sale pursuant to Rule 144 upon expiration of their two-year holding periods.

  In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent of the then-outstanding shares of Common Stock of the Company (approximately 176,722 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an Affiliate of the Company at any time 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act.

  As of March 31, 1996, options to purchase a total of 790,273 shares of Common Stock were outstanding and exercisable pursuant to the 1987 Plan. An additional 997,061 shares of Common Stock were available for future option grant under the 1987 Plan. Subsequent to March 31, 1996, the Company's Board of Directors adopted, subject to shareholder approval, (i) the 1996 Plan to serve as the successor to the 1987 Plan, with an additional 500,000 shares of Common Stock reserved for issuance thereunder and (ii) the Purchase Plan, pursuant to which 300,000 shares of Common Stock were reserved for issuance. See "Management--1996 Stock Option/Stock Issuance Plan" and "--Employee Stock Purchase Plan," and Notes 5 and 9 of Notes to Consolidated Financial Statements.

  Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates, beginning 90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to register on a registration statement on Form S-8, concurrent with or following the effective date of this offering, a total of 300,000 shares of Common Stock reserved for issuance under the Purchase Plan, and 2,287,334 shares of Common Stock subject to outstanding options or reserved for issuance under the 1996 Plan (assuming no exercise of outstanding stock options after March 31, 1996).

  Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. After this offering, the holders of 9,720,574 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                       NUMBER OF
           UNDERWRITERS                                                 SHARES
           ------------                                                ---------
     Robertson, Stephens & Company LLC...............................
     Merrill Lynch, Pierce, Fenner and Smith
          Incorporated...............................................
                                                                          ---
         Total.......................................................
                                                                          ===

  The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not
in excess of $   per share, of which $   may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Selling Shareholders have granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 810,000 additional shares of Common Stock at the same price per share as the Company receives for the 5,400,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 5,400,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 5,400,000 shares are being sold.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Act.

  Pursuant to the terms of Lockup Agreements, certain officers and directors
holding an aggregate of           shares of Common Stock and certain
shareholders holding an aggregate of            shares of Common Stock have
agreed with the Representatives that, for a period of 180 days after the date of this Prospectus, they will not offer to sell, contract to sell or otherwise sell, dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock now owned or hereinafter acquired directly by such holders or with respect to which they have the power of disposition, otherwise than with the prior written consent of the Robertson, Stephens & Company LLC. Robertson, Stephens & Company LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to Lockup Agreements. The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or any options or warrants to purchase Common Stock other than shares or options issued under the Company's stock and option plans and stock issued upon the exercise of presently outstanding warrants for a period ending the later of 180 days after the date of this Prospectus and four days after the announcement by the Company of its operating results for the three months ending March 30, 1996, except with the prior written consent of Robertson, Stephens & Company LLC.

  The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations will be prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California and for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Edward M. Leonard, an attorney of Brobeck, Phleger & Harrison LLP, is the Secretary of the Company. Attorneys of Brobeck, Phleger & Harrison LLP, representing the Company in this offering, beneficially own approximately 83,900 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and the Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in its reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports, given on the authority of the firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules filed as a part thereof. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity (Deficit).................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Synergy Semiconductor Corporation:

  We have audited the accompanying consolidated balance sheets of Synergy Semiconductor Corporation and subsidiary (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Semiconductor Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

San Jose, California
January 31, 1996

                SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                          DECEMBER 31,             MARCH 31, 1996
                                    -------------------------  ------------------------
                                        1994         1995        ACTUAL      PRO FORMA
ASSETS (SUBSTANTIALLY ALL PLEDGED)  ------------  -----------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
Current assets:
 Cash and cash equivalents...       $    289,121    1,939,727    2,307,228    2,307,228
 Accounts receivable, net of
  allowance for doubtful
  accounts of $290,000,
  $500,000, and $200,000 in
  1994, 1995, and 1996,
  respectively...............          3,750,302    3,442,476    3,242,464    3,242,464
 Inventories.................          2,107,554    5,961,238    6,080,948    6,080,948
 Prepaid expenses and other
  current assets.............            207,632      211,106      326,930      326,930
                                    ------------  -----------  -----------  -----------
   Total current assets......          6,354,609   11,554,547   11,957,570   11,957,570
Machinery and equipment, net.          2,388,959    2,176,027    2,077,909    2,077,909
Other assets.................            130,673      235,720      236,982      236,982
                                    ------------  -----------  -----------  -----------
                                    $  8,874,241   13,966,294   14,272,461   14,272,461
                                    ============  ===========  ===========  ===========
   LIABILITIES, REDEEMABLE
    CONVERTIBLE PREFERRED
  STOCK, AND SHAREHOLDERS'
      EQUITY (DEFICIT)
Current liabilities:
 Accounts payable............       $  1,947,003    2,132,476    1,537,473    1,537,473
 Current portion of notes
  payable and long-term
  debt.......................          3,978,235    3,457,957    3,574,798    3,574,798
 Deferred revenue............            397,693      532,610      468,333      468,333
 Accrued expenses............            942,762    1,692,121    1,422,215    1,422,215
                                    ------------  -----------  -----------  -----------
   Total current liabilities.          7,265,693    7,815,164    7,002,819    7,002,819
Long-term debt...............          1,498,444    1,200,855      885,427      885,427
                                    ------------  -----------  -----------  -----------
   Total liabilities.........          8,764,137    9,016,019    7,888,246    7,888,246
                                    ------------  -----------  -----------  -----------
Redeemable convertible
 preferred stock; actual--no
 par value;
 6,500,000, -0- and -0-
 shares authorized in 1994,
 1995, and as of
 March 31, 1996,
 respectively; 5,749,344, -0-
 , and -0- shares issued and
 outstanding in 1994, 1995,
 and as of March 31, 1996,
 respectively (liquidation
 preference of $5,249,151 in
 1994); pro forma--no shares
 authorized, issued, or
 outstanding.................          5,196,763           --           --           --
                                    ------------  -----------  -----------  -----------
Commitments
Shareholders' equity
 (deficit):
 Convertible preferred
  stock; actual--no par
  value; -0-, 14,000,000 and
  14,000,000 shares
  authorized in 1994, 1995,
  and as of March 31, 1996,
  respectively; -0-,
  11,520,574, and
  11,520,574, shares issued
  and outstanding in 1994,
  1995, and as of March 31,
  1996, respectively
  (liquidation preference of
  $7,381,506 as of
  March 31, 1996); pro
  forma--5,000,000 shares
  authorized, none issued or
  outstanding................                 --    7,297,057    7,297,057           --
 Common stock; actual--no
  par value; 8,600,000,
  18,000,000, 18,000,000
  shares authorized in 1994,
  1995, and as of March 31,
  1996, respectively;
  504,958, 2,553,803 and
  2,551,605 shares issued
  and outstanding in 1994,
  1995, and as of March 31,
  1996, respectively); pro
  forma--14,072,179 shares
  issued and outstanding.....         31,807,004   31,894,187   31,893,953   39,191,010
 Accumulated deficit.........        (36,893,663) (34,240,969) (32,806,795) (32,806,795)
                                    ------------  -----------  -----------  -----------
   Total shareholders' equity
    (deficit)................         (5,086,659)   4,950,275    6,384,215    6,384,215
                                    ------------  -----------  -----------  -----------
                                    $  8,874,241   13,966,294   14,272,461   14,272,461
                                    ============  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                              YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED
                          -----------------------------------  -----------------------
                                                                APRIL 2,    MARCH 31,
                             1993         1994        1995        1995        1996
                          -----------  ----------  ----------  ----------- -----------
                                                               (UNAUDITED) (UNAUDITED)
Net revenues:
  Product sales.........  $10,552,524  15,395,249  23,344,192   4,511,293   9,388,632
  Contract engineering..      503,046   1,749,530   1,041,258      48,740     198,525
  License fees..........    3,302,148   1,975,000   1,300,000         --          --
                          -----------  ----------  ----------   ---------  ----------
    Total net revenues..   14,357,718  19,119,779  25,685,450   4,560,033   9,587,157
Cost of product sales...    8,909,858   9,711,137  10,819,206   2,250,805   4,765,668
                          -----------  ----------  ----------   ---------  ----------
Gross margin............    5,447,860   9,408,642  14,866,244   2,309,228   4,821,490
Operating expenses:
  Research and
   development..........    7,015,085   6,457,070   7,792,852   1,764,246   1,806,212
  Selling, general, and
   administrative.......    2,688,532   2,778,376   3,910,041     825,499   1,489,007
                          -----------  ----------  ----------   ---------  ----------
    Total operating
     expenses...........    9,703,617   9,235,446  11,702,899   2,589,745   3,295,219
                          -----------  ----------  ----------   ---------  ----------
Income (loss) from
 operations.............   (4,255,757)    173,196   3,163,344    (280,517)  1,526,271
Other expenses, net.....     (746,867)   (656,537)   (510,650)   (135,274)    (92,097)
                          -----------  ----------  ----------   ---------  ----------
Net income (loss) before
 extraordinary item.....   (5,002,624)   (483,341)  2,652,694    (415,791)  1,434,174
Extraordinary item--gain
 on debt restructuring..    5,167,009     487,474         --          --          --
                          -----------  ----------  ----------   ---------  ----------
Net income (loss).......  $   164,385       4,133   2,652,694    (415,791)  1,434,174
                          ===========  ==========  ==========   =========  ==========
Pro forma net income per                           $      .20              $      .10
 share..................                           ==========              ==========
Shares used in computing
 pro forma net income
 per share..............                           13,309,073              14,668,350
                                                   ==========              ==========


          See accompanying notes to consolidated financial statements.

                SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                              CONVERTIBLE                                               TOTAL
                            PREFERRED STOCK        COMMON STOCK                     SHAREHOLDERS'
                          -------------------- ----------------------  ACCUMULATED     EQUITY
                            SHARES    AMOUNT    SHARES      AMOUNT       DEFICIT      (DEFICIT)
                          ---------- --------- ---------  -----------  -----------  -------------
Balances as of December
 27, 1992...............          -- $      --    82,793  $   140,830  (37,062,181)  (5,266,696)
 Issuance of common
  stock to employees,
  net of repurchases....          --        --       910        6,607           --        6,607
 Issuance of warrants in
  connection with bridge
  loan..................          --        --        --        1,741           --        1,741
 Net income.............          --        --        --           --      164,385      164,385
                          ---------- --------- ---------  -----------  -----------   ----------
Balances as of December
 31, 1993...............          --        --    83,703      149,178  (36,897,796)  (5,093,963)
 Issuance of common
  stock to employees,
  net of repurchases....          --        --       384        3,171           --        3,171
 Conversion of
  redeemable convertible
  preferred stock to
  common stock..........          --        --   420,871   31,654,655           --           --
 Net loss...............          --        --        --           --        4,133        4,133
                          ---------- --------- ---------  -----------  -----------   ----------
Balances as of December
 31, 1994...............          --        --   504,958   31,807,004  (36,893,663)  (5,086,659)
 Issuance of common
  stock to employees,
  net of repurchases....          --        -- 2,049,774       87,183           --       87,183
 Net issuance of Series
  BB preferred stock ...   5,771,230 2,100,294        --           --           --    2,100,294
 Elimination of
  redemption feature of
  Series AA preferred
  stock.................   5,749,344 5,196,763        --           --           --    5,196,763
 Net income.............          --        --        --           --    2,652,694    2,652,694
                          ---------- --------- ---------  -----------  -----------   ----------
Balances as of December
 31, 1995...............  11,520,574 7,297,057 2,554,732   31,894,187  (34,240,969)   4,950,275
 Issuance of common
  stock to employees,
  net of repurchases
  (unaudited)...........          --        --    (3,127)        (234)          --         (234)
 Net income (unaudited).          --        --        --           --    1,434,174    1,434,174
                          ---------- --------- ---------  -----------  -----------   ----------
Balances as of March 31,
 1996 (unaudited).......  11,520,574 7,297,057 2,551,605   31,893,953  (32,806,795)   6,384,215
                          ========== ========= =========  ===========  ===========   ==========


          See accompanying notes to consolidated financial statements.

                SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               YEARS ENDED DECEMBER 31,            THREE MONTHS ENDED
                         --------------------------------------  ------------------------
                                                                  APRIL 2,     MARCH 31,
                            1993          1994         1995         1995         1996
                         -----------  ------------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss).....  $   164,385         4,133    2,652,694    (415,791)    1,434,174
 Adjustments to
  reconcile net income
  (loss) to net cash
  used in operating
  activities:
   Depreciation........    1,709,914     1,384,411    1,185,306     327,080       247,099
   Gain on capital
    lease
    extinguishment.....   (5,167,009)           --           --          --            --
   Gain on sale of
    capital equipment..           --       (39,032)          --          --            --
   Gain on debt
    extinguishment.....           --      (487,474)          --          --            --
   Interest expense
    converted to Series
    AA preferred stock.           --       310,901           --          --            --
   Changes in operating
    assets and
    liabilities:
     Accounts
      receivable, net..    1,467,130    (2,399,872)     307,826     580,405       200,012
     Inventories.......     (338,424)     (521,278)  (3,853,684)   (699,851)     (119,710)
     Prepaid expenses
      and other current
      assets...........     (114,246)      (63,365)      (3,474)   (166,002)     (115,824)
     Other assets......       (5,047)       (5,048)    (105,047)     (1,262)       (1,262)
     Accounts payable..      193,575       503,433      185,473    (581,405)     (595,003)
     Accrued expenses..       57,451      (243,858)     749,359     317,605      (269,906)
     Deferred revenue..   (1,312,010)      (80,869)     134,917     (21,190)      (64,277)
                         -----------  ------------  -----------  ----------   -----------
      Net cash provided
       by or (used in)
       operating
       activities......   (3,344,281)   (1,637,918)   1,253,370    (660,411)      715,303
                         -----------  ------------  -----------  ----------   -----------
Cash flows from
 investing activities:
 Proceeds from sale of
  capital assets.......           --        40,500           --          --            --
 Capital expenditures..     (431,759)     (715,449)    (720,829)   (140,789)     (148,981)
                         -----------  ------------  -----------  ----------   -----------
      Net cash used in
       investing
       activities......     (431,759)     (674,949)    (720,829)   (140,789)     (148,981)
                         -----------  ------------  -----------  ----------   -----------
Cash flows from
 financing activities:
 Issuance of common
  stock and warrants,
  net of repurchases...        8,348         3,171       87,183          --          (234)
 Issuance costs
  associated with
  Series AA redeemable
  convertible preferred
  stock conversion.....           --       (49,500)          --          --            --
 Issuance of Series BB
  convertible preferred
  stock, net of
  issuance costs.......           --            --    2,100,294   2,097,325            --
 Proceeds from accounts
  receivable line of
  credit...............      892,003    15,966,999   24,906,858   4,652,820     8,631,000
 Payments on accounts
  receivable line of
  credit...............           --   (14,011,810) (25,586,288) (4,931,071)   (8,508,458)
 Proceeds from bridge
  loans from
  shareholders.........    1,741,530     1,501,171           --          --            --
 Proceeds from issuance
  of promissory note...    1,400,000     1,200,000      865,000          --            --
 Payments on promissory
  note.................     (280,000)     (905,000)    (940,000)   (210,000)     (225,000)
 Payment to Digital
  Equipment Corporation
  to extinguish certain
  capital lease
  obligations..........   (1,450,000)           --           --          --            --
 Payment to Storage
  Technology
  Corporation to
  extinguish note
  payable..............           --    (1,200,667)          --          --            --
 Payments on capital
  lease obligations....     (252,749)      (45,923)    (314,982)    (69,972)      (96,129)
                         -----------  ------------  -----------  ----------   -----------
      Net cash provided
       by or (used in)
       financing
       activities......    2,059,132     2,458,441    1,118,065   1,539,102      (198,821)
                         -----------  ------------  -----------  ----------   -----------
Net increase (decrease)
 in cash and cash
 equivalents...........   (1,716,908)      145,574    1,650,606     737,902       367,501
Cash and cash
 equivalents at
 beginning of
 year/period...........    1,860,455       143,547      289,121     289,121     1,939,727
                         -----------  ------------  -----------  ----------   -----------
Cash and cash
 equivalents at end of
 year/period...........  $   143,547       289,121    1,939,727   1,027,023     2,307,228
                         ===========  ============  ===========  ==========   ===========
Supplemental
 disclosures of cash
 flow information:
 Cash paid during the
  year/period:
   Interest............  $   512,239  $    504,613  $   554,564  $  134,845   $   134,764
                         ===========  ============  ===========  ==========   ===========
Schedule of noncash
 financing activities:
 Assets acquired under
  capital lease
  obligations..........  $        --  $  1,117,445  $   251,545  $       --   $        --
                         ===========  ============  ===========  ==========   ===========
 Capital lease
  extinguishment.......  $ 5,167,009  $         --  $        --  $       --   $        --
                         ===========  ============  ===========  ==========   ===========
 Conversion of
  redeemable
  convertible preferred
  stock to common
  stock................  $        --  $ 31,654,655  $        --  $       --   $        --
                         ===========  ============  ===========  ==========   ===========
 Conversion of bridge
  loans from
  shareholders to
  promissory notes.....  $        --  $  3,434,191  $        --  $       --   $        --
                         ===========  ============  ===========  ==========   ===========
 Conversion of
  promissory notes to
  Series AA redeemable
  convertible preferred
  stock................  $        --  $  4,935,362  $        --  $       --   $        --
                         ===========  ============  ===========  ==========   ===========

          See accompanying notes to consolidated financial statements.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995
      (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Business

  Synergy Semiconductor Corporation (the "Company" or "Synergy") operates in one industry and is engaged in the design, manufacture and marketing of high performance semiconductor products. The Company markets and distributes its products through independent sales representatives and distributors in North America, through a joint venture with Land Brandenburg in Europe, and through stocking representatives and distributors in Asia.

 Basis of Presentation and Preparation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Synergy Wafer Fabrication Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its investment in a German Joint Venture (see Note 7) under the equity method. The Company's fiscal year-end is December 31 and the Company operates and reports on 13-week quarterly periods each ending on the Sunday closest to month-end.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Pro Forma Balance Sheet

  In May 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) permitting Synergy to sell shares of its common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the currently outstanding preferred stock will automatically convert to 11,520,574 shares of common stock upon closing of the IPO. The conversion of the preferred stock has been reflected in the accompanying pro forma balance sheet as of December 31, 1995.

 Cash and Cash Equivalents

  The Company considers all highly liquid investment instruments with original maturities of less than 90 days to be cash equivalents.

 Revenue Recognition

  Revenues from the shipment of semiconductor products are generally recognized upon shipment. Revenues on sales to domestic distributors are deferred until the merchandise is sold by the distributors. Revenues on sales to international distributors, whose return privileges are generally limited, are recognized upon shipment. The Company provides specific reserves for estimated returns and allowances when necessary.

  Revenues relating to technology license agreements and contract engineering services are recognized as the efforts are expended or as deliverables are provided, which approximates the percentage of completion method.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

The majority of the costs and expenses associated with contract engineering are included in research and development expenses and total $343,000, $880,000, $652,000, and $124,000 for the years ended December 31, 1993, 1994,
1995, and the three months ended March 31, 1996.

 Inventories

  Inventories are stated at the lower of actual cost (which approximates first in, first out) or market. Market is based upon net realizable value, which is selling price less disposal costs.

 Research and Development

  The Company charges all research and development costs associated with the development of new products to expense when incurred. Engineering and design costs related to revenues on nonrecurring engineering services billed to customers are classified as research and development expense and are expensed as incurred.

 Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents and trade receivables. The Company has short-term cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as highly creditworthy.

  A majority of the Company's trade receivables are derived from sales to manufacturers of computer systems. Management believes that any risk of loss is substantially mitigated by the Company's credit evaluation process and collection terms. The Company generally does not require collateral; credit losses have been insignificant to date.

 Depreciation and Amortization

  Depreciation on machinery and equipment is calculated using the straight-line method over the estimated useful life of the asset (generally three to four years). Assets recorded under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

 Income Taxes

  The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

 Pro Forma Net Income Per Share

  Pro forma net income per share is computed using net income and is based on the weighted average number of shares outstanding of common stock, convertible preferred stock, on an "as if converted" basis, and dilutive common equivalent shares from stock options and warrants using the treasury stock method. In accordance with certain Securities and Exchange Commission (SEC) Staff Accounting Bulletins, such computations include all

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

common and common equivalent shares issued within 12 months of the offering date as if they were outstanding for all periods presented using the treasury stock method and the anticipated initial public offering price.

 Recent Accounting Pronouncements

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 will be effective for fiscal years beginning after December 15, 1995, and will require that the Company either recognize in its financial statements costs on a "fair value" basis related to its employee stock-based compensation plans, such as stock purchase plans, or make pro forma disclosures of such costs in a footnote to the financial statements.

  The Company expects to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. Therefore, in fiscal 1996, the Company will make the required pro forma disclosures in a footnote to the financial statements. SFAS No. 123 is not expected to have a material effect on the Company's results of operations or financial position.

(2) BALANCE SHEET AND OPERATING STATEMENT COMPONENTS

 Inventories

  Inventories consisted of the following:

                                               DECEMBER 31,
                                     -------------------------------- MARCH 31,
                                        1993       1994       1995       1996
                                     ---------- ---------- ---------- ----------
   Raw materials.................... $  332,799 $  314,703 $  420,835 $  946,515
   Work in process..................    748,564  1,266,481  4,226,963  4,250,753
   Finished goods...................    504,913    526,370  1,313,440    883,680
                                     ---------- ---------- ---------- ----------
                                     $1,586,276 $2,107,554 $5,961,238 $6,080,948
                                     ========== ========== ========== ==========

 Machinery and Equipment

  Machinery and equipment consisted of the following:

                                                       DECEMBER 31,
                                            -----------------------------------
                                               1993        1994        1995
                                            ----------- ----------- -----------
   Computers and equipment................. $13,166,729 $14,754,901 $15,697,973
   Furniture and fixtures..................     157,646     166,833     196,137
                                            ----------- ----------- -----------
                                             13,324,375  14,921,734  15,894,110
   Less accumulated depreciation...........  11,382,431  12,532,775  13,718,083
                                            ----------- ----------- -----------
                                            $ 1,941,944 $ 2,388,959 $ 2,176,027
                                            =========== =========== ===========

  Included in other assets is a note receivable from the Chief Executive Officer of the Company, in connection with a negotiated employment arrangement. The outstanding balances on the note (including accrued interest at a rate of 6.73% per annum) as of December 31, 1994 and 1995 were $89,849 and $96,158. The note is secured by a stock pledge agreement that grants the Company a security interest in 125,000 shares of the Company's common stock, and is due and payable on September 30, 1997, or earlier upon certain events. In December 1995, the Company loaned an additional $100,000 to the Chief Executive Officer under a separate loan, which bears no interest, is due and payable two years from the effective date of the IPO, and is secured by a deed of trust on his residence.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

 Accrued Expenses

  Accrued expenses consisted of the following:

                                                          DECEMBER 31,
                                                 ------------------------------
                                                    1993      1994      1995
                                                 ---------- -------- ----------
   Accrued payroll and related liabilities...... $  414,492 $506,739 $  817,599
   Other accrued liabilities....................    811,292  436,023    874,522
                                                 ---------- -------- ----------
                                                 $1,225,784 $942,762 $1,692,121
                                                 ========== ======== ==========

 Other Expenses, Net

  Other expenses, net, consisted of the following:

                                                        DECEMBER 31,
                                                -------------------------------
                                                  1993       1994       1995
                                                ---------  ---------  ---------
   Interest income............................. $  18,945  $  12,869  $  15,326
   Interest expense............................  (765,812)  (757,015)  (536,501)
   Other income................................        --     87,609     10,525
                                                ---------  ---------  ---------
                                                $(746,867) $(656,537) $(510,650)
                                                =========  =========  =========

(3) NOTES PAYABLE AND LONG-TERM DEBT

  Notes payable and long-term debt consisted of the following:

                                                         DECEMBER 31,
                                               --------------------------------
                                                  1993       1994       1995
                                               ---------- ---------- ----------
   Bank line of credit........................ $  892,003 $2,847,192 $2,167,762
   Notes payable to shareholders..............  3,434,191        --          --
   Notes payable to Storage Technology
    Corporation...............................  1,648,977        --          --
   Promissory note due to bank................  1,120,000  1,415,000  1,340,000
   Capital lease obligations..................    142,965  1,214,487  1,151,050
                                               ---------- ---------- ----------
                                                7,238,136  5,476,679  4,658,812
   Less current portion.......................  5,514,582  3,978,235  3,457,957
                                               ---------- ---------- ----------
                                               $1,723,554 $1,498,444 $1,200,855
                                               ========== ========== ==========

 Notes Payable to Shareholders

  During July and August 1992, the Company negotiated a bridge loan of approximately $1,693,000 with certain shareholders (the 1992 Bridge Loan), secured by accounts receivable, inventory, and fixed assets. The bridge loan, including interest accrued at 4.84% per annum, was scheduled to mature in August 1994.

  During October 1993, the Company negotiated a bridge loan of approximately $1,740,000 with certain shareholders (the 1993 Bridge Loan), secured by accounts receivable, inventory, and fixed assets. The bridge loan, including interest accrued at 4.84% per annum, was scheduled to mature in April 1995.

  In May 1994, the outstanding 1992 and 1993 Bridge Loans and related accrued interest were converted to convertible promissory notes which in November 1994 were converted into Series AA convertible preferred stock (see Note 5).

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

 Bank Line of Credit and Promissory Note

  The Company has a $4,500,000 credit arrangement which is comprised of a line of credit and a $1,625,000 promissory note. The credit arrangement is available pursuant to a Loan and Security Agreement dated June 29, 1993, and bears interest at the prime rate plus 3% per annum (11.75% as of December 31, 1995). As of December 31, 1994, the Company had $2,847,192 outstanding on the line of credit and $1,415,000 outstanding on the promissory note, of which $3,687,192 represents the aggregate current portion. The credit agreement is collateralized by substantially all the assets of the Company. On May 1, 1995, the credit arrangement was increased to $5.5 million which includes a $2 million promissory note and a line of credit. As of December 31, 1995, the Company had $1,340,000 outstanding on the promissory note and $2,167,762 outstanding on the line of credit, of which $3,067,762 represents the aggregate current portion. On March 25, 1996, the Company amended its bank line of credit and promissory note with its bank. The line of credit agreement was extended to December 31, 1996. Beginning May 1, 1996, the credit arrangement will bear interest at the prime rate plus 1.5% per annum.

 Debt Restructuring

  In September 1994, the Company entered into an agreement with Storage Technology Corporation ("STC") to extinguish a note payable which totaled $1,648,977 as of December 31, 1993. Under terms of the agreement, the Company paid STC $1,244,362 to retire a note with outstanding principal and interest of $1,731,836 resulting in a gain to the Company on extinguishment of debt of $487,474.

  In June 1993, the Company entered into an agreement with Digital Equipment Corporation ("Digital") to extinguish certain of its capital lease obligations. The agreement with Digital provided for the Company to obtain title to certain machinery and equipment secured by lease financing provided by Digital. Under the terms of the agreement, the Company paid $1,450,000 in cash to Digital. In exchange, Digital extinguished capital lease obligations totaling approximately $6,600,000.

 Capital Lease Obligations

  Future minimum lease payments under capital lease obligations for certain machinery and equipment, together with the present value of the net minimum lease payments as of December 31, 1995, are as follows:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
    1996...........................................................  $ 491,293
    1997...........................................................    438,412
    1998...........................................................    405,320
    1999...........................................................      2,747
                                                                     ---------
    Total minimum lease payments...................................  1,337,772
    Less amount representing interest..............................    186,722
                                                                     ---------
    Present value of net minimum lease payments....................  1,151,050
    Less current portion...........................................    390,195
                                                                     ---------
    Long-term portion of capital lease obligations.................  $ 760,855
                                                                     =========

  As of December 31, 1994, machinery and equipment under capital leases was approximately $1,350,000, with accumulated amortization of assets under capital leases of approximately $390,000. As of December 31, 1995, machinery and equipment under capital leases was approximately $1,603,458, with accumulated amortization of assets under capital leases of approximately $685,353.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                     DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
                APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

(4) INCOME TAXES

  The Company has not recorded any federal and California income taxes due to losses having been incurred in all periods presented for income tax purposes.

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
Deferred tax assets:
  Reserves and accruals............................... $   735,628  $ 1,088,730
  Capitalized research and development expenditures...   7,687,453    5,211,353
  Other...............................................      12,000       16,497
  Net operating loss carryforwards....................   5,580,662    8,635,498
  Research credit carryforwards.......................   3,226,283    3,339,682
                                                       -----------  -----------
    Total gross deferred tax assets...................  17,242,026   18,291,760
  Valuation allowance.................................  16,888,156   18,126,450
                                                       -----------  -----------
    Net deferred tax assets...........................     353,870      165,310
Deferred tax liabilities:
  Fixed assets........................................    (353,870)    (165,310)
                                                       -----------  -----------
    Total gross deferred tax liabilities..............    (353,870)    (165,310)
                                                       -----------  -----------
    Total net deferred tax assets..................... $         0  $         0
                                                       ===========  ===========

  The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of approximately $1,238,294.

  As of December 31, 1995, the Company had net operating loss carryforwards of approximately $23,494,562 and $10,546,547 for federal and California income tax purposes, respectively. Also, the Company had research credit carryforwards of approximately $2,394,981 and $944,701 for federal and California income tax purposes, respectively. There is no limitation on California research credit carryforwards. If not utilized, the other federal and California carryforwards expire through 2010 as follows:

                           FEDERAL NET               FEDERAL               CALIFORNIA
                            OPERATING               RESEARCH              NET OPERATING
         YEAR OF              LOSS                   CREDIT                   LOSS
        EXPIRATION        CARRYFORWARDS           CARRYFORWARDS           CARRYFORWARDS
        ----------        -------------           -------------           -------------
        1996               $        --             $       --              $ 1,142,419
        1997                        --                     --                3,379,749
        1998                        --                     --                1,106,185
        1999                        --                     --                3,359,509
        2000                        --                     --                1,558,685
        Thereafter          23,494,562              2,394,981                       --
                           -----------             ----------              -----------
                           $23,494,562             $2,394,981              $10,546,547
                           ===========             ==========              ===========

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

  Under the Tax Reform Act of 1986, the amounts of and benefit from net operating losses and credits that can be carried forward may be limited in certain circumstances. Events that may affect these carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  As of December 31, 1995, the Company is authorized to issue two classes of stock--preferred stock and common stock--each with no par value.

 Preferred Stock

  In May 1994, the Company and the holders of the 1992 and 1993 Bridge Loans (see Note 3) negotiated the conversion of the loans (total principal and interest balances outstanding as of May 1994 of $3,629,722), and the issuance of $1,500,000 in new financing, through 5% convertible promissory notes. During November 1994, a combination of the promissory notes and related accrued interest totaling $5,246,263, net of issuance costs of $49,500, were converted to 5,749,344 shares of Series AA redeemable convertible preferred stock. This resulted in the conversion of the Series A, B, C, and D convertible preferred stock into common stock.

  In February and March 1995, the Company issued 5,771,230 shares of Series BB convertible preferred stock for $2,135,355. As a result of the issuance of Series BB convertible preferred stock, the Series AA convertible preferred stock is no longer redeemable.

  The rights, preferences, and privileges of the holders of Series AA and BB preferred stock are as follows:

  . The holders of Series AA and BB preferred stock are entitled to noncumulative dividends of $0.0913 and $0.037, respectively, per share per annum, or if greater, an amount equal to that paid on any other outstanding shares by the Company, payable quarterly, when and if declared by the Board of Directors.

  . The holders of Series BB preferred stock are entitled to a distribution in preference to the holders of Series AA preferred stock and holders of common stock of $0.37 per share plus any declared but unpaid dividends on such shares. The holders of Series AA preferred stock are entitled to a distribution in preference to holders of common stock of $0.913 per share plus any declared but unpaid dividends on such shares.

  . The preferred stock is convertible at the option of the holder, at any time, into one share of common stock, subject to certain adjustments. Conversion is automatic upon the earlier of the closing of the Company's sale of common stock in a public offering for which the aggregate proceeds equal or exceed $7,500,000 and the per share offering price is not less than $2.00, or upon written consent of a majority of the holders of preferred stock. The Company has reserved sufficient shares of common stock solely for the purpose of effecting the conversion of the Series AA and BB preferred stock.

  . The holders of preferred stock have voting rights equal to the number of common stock shares that would be held upon conversion.

 Common Stock--Stock Option Plan

  In July 1987, the Company adopted a Stock Option Plan (the 1987 Plan) that expires in 1997, under which employees, directors, and consultants may be granted incentive or nonqualified stock options for the purchase of the Company's common stock.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

  The option price per share shall be fixed by the plan administrator, but in no event shall the option price per share be less than 85% of the fair market value of a share of common stock on the date of the option grant. Options granted are immediately exercisable. Unvested shares received upon the exercise of options are subject to a right of repurchase by the Company following the termination of employment, and unvested options are canceled. Approximately 2.1 million options granted in 1995 were approximately 55% vested upon grant. All other option grants generally vest 25% after one year, with the balance vesting ratably over the next three years. As of December 31, 1995, there were 758,424 shares of common stock issued pursuant to options subject to repurchase by the Company and approximately 248,209 vested options outstanding.

  The following is a summary of option activity:

                                                           OPTIONS OUTSTANDING
                                                          ----------------------
                                               OPTIONS      NUMBER
                                              AVAILABLE       OF        PRICE
                                              FOR GRANT     SHARES    PER SHARE
                                              ----------  ----------  ----------
Balances as of December 27, 1992.............     30,388      47,115  .335-12.50
  Options granted............................    (18,633)     18,633    12.50
  Options exercised..........................         --        (910) 5.00-12.50
  Options canceled...........................      7,487      (7,487) 5.00-12.50
                                              ----------  ----------  ----------
Balances as of December 31, 1993.............     19,242      57,350  .335-12.50
  Options authorized.........................  1,605,655          --      --
  Options granted............................     (7,795)      7,795    12.50
  Options exercised..........................         --        (384) 7.00-12.50
  Options canceled...........................      8,124      (8,124) 5.00-12.50
                                              ----------  ----------  ----------
Balances as of December 31, 1994.............  1,625,226      56,637  .335-12.50
  Options authorized.........................  2,140,920          --      --
  Options granted............................ (2,670,255)  2,670,255   .04- 2.00
  Options exercised..........................         --  (2,041,397)    .04
  Options canceled...........................     58,613     (58,613)  .04-12.50
  Unvested shares repurchased................      5,668          --     .04
                                              ----------  ----------  ----------
Balances as of December 31, 1995.............  1,160,172     630,607  $.04-12.50
  Options granted (unaudited)................   (164,550)    164,550  2.00- 3.00
  Options exercised (unaudited)..............         --        (459)    .04
  Options canceled (unaudited)...............        700        (700)   12.50
  Unvested shares repurchased (unaudited)....        739          --     .04
                                              ----------  ----------  ----------
Balances as of March 31, 1996 (unaudited)....    997,061     790,273  $.04-12.50
                                              ==========  ==========  ==========

 Warrants

  The Company issued 2,500 warrants for the purchase of shares of Series C and D convertible preferred stock in conjunction with amendments to the note payable to STC (see Note 3). The exercise prices range from $153.75 to $187.50 per share, and 1,174 warrants expire in November 1996; 826 warrants expire in January 1998; and 500 warrants expire in January 1999. The aggregate value of the above warrants is not material.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

  During 1991, as part of a line of credit arrangement, the Company issued warrants to purchase 130 shares of Series D preferred stock to a bank at $153.75 per share. All such warrants expired on December 15, 1995. The value of these warrants was not material.

  The Company has issued warrants for the purchase of convertible preferred stock in conjunction with the lease financing under its strategic alliance agreement with Digital (see Note 7). Warrants issued under this agreement are priced at one and one-half times the current fair market value of the preferred stock until reaching $350.00 per share, at which time, the price becomes the current fair market value. The warrants may be exercised up to 7 years from the date of issuance. As of December 31, 1994, there were outstanding warrants to purchase 2,480 shares of Series C preferred stock at $153.75 per share under this agreement. In addition, in January 1991, the Company issued warrants to purchase 22 shares of Series D preferred stock at $187.50 per share under this agreement. The Company's obligation to issue warrants in conjunction with lease financing under the strategic alliance agreement has been fulfilled. The value of the warrants issued under the strategic alliance agreement was not material.

  During 1990, the Company issued warrants for the purchase of 2,411 shares of common stock as an incentive for certain shareholders to enter into a bridge loan. In addition, warrants for the purchase of 3,946 shares of common stock were issued to those shareholders who elected to convert their debt to equity. The exercise price of these warrants is $10.00 per share, and they expired on September 19, 1995. The value associated with the warrants was not material. In 1991, warrants to purchase 795 shares of common stock under this program were exercised at $10.00 per share.

  In connection with a bridge loan financing in July and August 1992 (see Note
3), the Company issued a total of 104,702 warrants to purchase the Company's common stock at $12.50 per share. The warrants were assigned an estimated value of $.50 per share.

  In connection with a bridge loan financing in October 1993 (see Note 3), the Company issued a total of 121,907 warrants to purchase the Company's common stock at $12.50 per share. The warrants were assigned an estimated value of $.05 per share.

  The following summarizes all warrants outstanding as of December 31, 1995:

                                                                        NUMBER
                                                       PRICE PER SHARE OF SHARES
                                                       --------------- ---------
   Series C...........................................     $153.75        3,654
   Series D...........................................      187.50        1,348
   Common stock.......................................       12.50      226,609

  As of December 31, 1995, the Company has reserved a total of 231,611 shares of common stock for the exercise of warrants.

  In February 1996, in conjunction with a facility lease agreement, the Company issued warrants to purchase 200,000 shares of its common stock at $4.50 per share. The warrants expire upon the earlier of 5 years from the date of the consummation of the IPO of the Company's common stock or 30 days from the date of notice by the Company that the fair market value of a share of the Company's common stock has reached $13.50.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

(6) COMMITMENTS

 Leases

  The Company leases its existing facilities under an operating lease that expires in February 1997. On February 29, 1996, the Company entered into a lease agreement for new facilities. The term of the lease is ten years commencing no later than November 1, 1996. Total rental commitments under all noncancelable operating leases as of March 31, 1996 were as follows:

                                                                       PERIODS
                                                                       ENDING
                                                                      DECEMBER
                                                                         31,
                                                                     -----------
      1996.......................................................... $   722,657
      1997..........................................................   1,531,830
      1998..........................................................   1,439,759
      1999..........................................................   1,487,777
      2000 and after................................................  10,939,784
                                                                     -----------
                                                                     $16,121,807
                                                                     ===========

  Rental expense was approximately $804,000, $719,000, and $734,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

 Employee Benefit Plan

  The Company has a 401(k) plan which allows eligible employees to contribute up to 20% of their compensation limited to $9,240 in 1995. Employee contributions and earnings thereon vest immediately. The Company has no employer match requirements. The Company made a voluntary contribution of $17,000 in 1995, and no discretionary retirement contributions were made for any other period presented.

(7) STRATEGIC ALLIANCES

 Digital Equipment Corporation

  In December 1987, the Company entered into a strategic alliance agreement with Digital. Under the terms of this agreement, Digital purchased approximately $1,800,000 (30,161 shares) of Series B preferred stock and agreed to provide up to $8,500,000 of lease financing for machinery and equipment through December 1992. In addition, the Company agreed to issue warrants to purchase additional shares of preferred stock based upon the first $8,500,000 of funds used under the lease line (see Notes 3 and 6). Digital and the Company have also agreed to exchange certain technologies with the understanding that the Company will be a preferred supplier of integrated circuits and may provide Digital with certain percentages of the Company's manufacturing output. Through December 31, 1995, sales to Digital have not been significant.

 Toshiba Corporation

  In November 1990, the Company entered into a strategic alliance agreement with Toshiba Corporation (Toshiba). Under the terms of this agreement, Toshiba purchased $6,500,000 (52,000 shares) of Series D preferred stock, purchased a license for the Company's proprietary process technology, agreed to serve as a foundry to produce wafers for the Company, and entered into a joint development program related to the development of high performance, application specific, integrated circuits with the Company.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

  Under the joint development program, Toshiba paid the Company $565,000 in 1993 and $250,000 in 1994. These amounts are recorded as an offset to research and development expenses in the Company's consolidated statements of operations as the payments are received and efforts are expended for the development program. The Company's contributions consist of actual direct expenses, allocated expenses, including facilities, rent, general and administrative expenses, and capital equipment acquired.

  In 1994, Toshiba paid the Company a license fee for rights to the Company's existing proprietary technology related to clock works and gate array products. Revenue associated with the license fee was recognized upon delivery of the technology to Toshiba.

 German Joint Venture/Technology License

  In March 1993, the Company entered into a joint venture with a privatization agency of the German government (the German government) to establish a semiconductor manufacturing operation in the Republic of Germany. A contribution agreement called for Microelectronik and Technologie Gessellschaft mbH (MTG) to contribute certain assets of its electronic components division to HalbleiterElektronik GmbH (HEG), the Joint Venture, for 100% of the shares of the Joint Venture, which subsequently changed its name to System Microelectronic Innovation GmbH (SMI). Through a capital increase, SMI allocated a 49% ownership to the Company for approximately $30,000 in cash.

  As part of a shareholder agreement, the Company holds an option to buy an additional ownership interest in the Joint Venture from the German government, and the German government, in turn, has the right to sell its ownership interest (or a portion thereof) to other investors. In addition, the Company is required to use its best efforts to introduce acceptable additional investors to purchase up to 19.5% of the total shares of the Joint Venture from the German government. If the Company successfully introduces additional investors, the Company will be granted an option to purchase not less than an additional 2% and up to an additional 19.5% of the total shares of the Joint Venture. If the Company is unsuccessful, the German government has the right to sell up to 19.5% to its own selected investor or require the Company to purchase such ownership interest. To date, an acceptable additional investor has not been introduced.

  As of March 1, 1996 (for a period of one year), the German government will have an option to put to the Company, at the greater of the "fair market value" or the "entry value" (defined terms), an amount of shares in the same proportionate amount as the amount of shares of the other remaining shareholders from the shares held by the German government. The Company presently believes that the estimated amount of all put obligations to the Company would not exceed approximately $400,000, if exercised.

  The Company accounts for its investment in the Joint Venture under the equity method. The unaudited financial statements of the Joint Venture reflected total revenues of approximately $17 million and a net loss of approximately $20 million for the fiscal year ended December 31, 1995 (prepared in accordance with German generally accepted accounting principles). As the Company does not maintain any further material financial commitments to, or guarantees on behalf of, the Joint Venture, 49% of its share of the losses of the Joint Venture have been recorded only to the extent of the Company's $30,000 initial cash contribution.

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

  In late 1992, the Company signed a licensing agreement with HEG in which certain technologies were licensed by HEG (and subsequently, SMI) for approximately $5,000,000 (approximately $1,000,000 recognized as license revenue in fiscal 1992; approximately $3,000,000 recognized as license revenue in fiscal 1993; and approximately $1,000,000 recognized as license revenue in
1994).

  The Company purchased and/or provided approximately $450,000, $492,000, and $690,262 in reimbursable goods and services on behalf of the Joint Venture for the years ended December 31, 1993, 1994 and 1995, respectively. Receivables related to these reimbursements totaled $111,097, $175,588, and $3,100 as of December 31, 1993, 1994 and 1995. During 1995, the Company began purchasing product directly from the Joint Venture totaling $690,262 with $260,347 payable by the Company as of December 31, 1995.

 Linear Technology Corporation

  On April 17, 1995, the Company entered into an agreement with Linear Technology Corporation (LTC) whereby LTC would license rights to certain wafer fabrication processes of the Company for consideration of approximately $2,000,000. As of October 1, 1995, $1,300,000 had been paid and recognized as license revenue. The agreement also grants LTC an option to acquire a license to the Company's BiCMOS. The option expires on October 17, 1996.

(8) SIGNIFICANT CUSTOMERS AND SEGMENT INFORMATION

  The following table summarizes the annual contribution to total net revenues by customers when revenues from such customers exceeded 10% of total net revenues in the periods indicated.

                                                                   DECEMBER 31,
                                                                  ----------------
                                                                  1993  1994  1995
                                                                  ----  ----  ----
HY Associates....................................................  16%   18%   37%
Nortel...........................................................   8    11     9
LTX-Trillium.....................................................   3    12     6
SMI..............................................................  23     2     2

  Those customers exceeding 10% of total net revenues aggregated 12%, 51%, and 55% of accounts receivable as of December 31, 1993 and 1994, and 1995, respectively.

  Export revenues outside of North America, including license fees, are summarized by geographic areas as follows:

                                                          DECEMBER 31,
                                                 -------------------------------
                                                    1993      1994       1995
                                                 ---------- --------- ----------
Far East........................................ $2,554,000 5,655,000 10,918,000
Europe..........................................  3,302,000 1,495,000    611,000
                                                 ---------- --------- ----------
                                                 $5,856,000 7,150,000 11,529,000
                                                 ========== ========= ==========

               SYNERGY SEMICONDUCTOR CORPORATION AND SUBSIDIARY

                       DECEMBER 31, 1993, 1994 AND 1995
       (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED
               APRIL 2, 1995, AND MARCH 31, 1996, IS UNAUDITED)

(9) SUBSEQUENT EVENTS (UNAUDITED)

  In May 1996, the Company's Board of Directors approved, subject to shareholder approval, the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan"), that expires in 2006, under which employees, directors and consultants may be granted incentive or nonqualified stock options for the purchase of the Company's common stock. The maximum number of shares of common stock which may be issued over the term of the 1996 Plan is not to exceed approximately 2.3 million shares and is comprised of the number of shares which remain available for issuance under the 1987 Plan plus an additional increase of 500,000 shares. No additional shares are to be issued under the 1987 Plan.

  In May 1996, the Company's Board of Directors also approved, subject to shareholder approval, the Employee Stock Purchase Plan which authorizes the issuance of up to 300,000 shares of the Company's common stock. The plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the common stock at the beginning or end of each offering period.

Description of the Graphics pages:

Page 2/INSIDE FRONT COVER
In the upper left corner the text: "SYNERGY SEMICONDUCTOR" appears with the logo for Synergy Semiconductor. The upper right corner of the page contains the following text:

"Synergy Semiconductor designs and manufactures high-performance digital and mixed-signal integrated circuits for use in high-speed and highly integrated computer, networking and communications applications."

The graphic in the center of the page includes four ellipses that intersect. The Synergy Semiconductor logo appears in the intersection area of the ellipses. The ellipses contain text. The text in each ellipse beginning with the upper most ellipse and continuing clockwise is as follows:

"HIGH SPEED", "MIXED SIGNAL", "LOW COST", and "HIGH INTEGRATION".
Scattered throughout the graphic are a number of Synergy Semiconductor integrated circuits.
At the bottom of the page appears the following text:

"IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET, INCLUDING ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME."

The gatefold Two Page Color Gatefold.
On the left side of the page  appears the following text:
"Synergy Semiconductor's Product Families:

High-Speed Logic Products used in telecommunication, networking, workstation and ATE applications

ClockWorks (TM) products that control critical timing in high-speed workstations and telecommunication systems

SuperCOM (TM) products that provide data links in networking and telecommunication systems"

The text "SYNERGY SEMICONDUCTOR" and the logo appear in the bottom left corner. The graphics that appear on the page are a circuit board and a box system on the left side, and two computers in the middle and right of the gatefold. The computer on the left has a circuit analysis program on the screen and the computer on the right has a circuit design software program displayed. The text on the top of the page says: "HIGH- PERFORMANCE SYSTEM SOLUTIONS".

Beneath the computers on the page are sketches of circuit diagrams.

The inside back cover
The graphic that appears on the page includes a circuit board at the top of the page and a sketched diagram that describes a network that fills the rest of the page. A Synergy Semiconductor chip appears on the left side of the page and the text "SYNERGY SEMICONDUCTOR" and Synergy logo appear on the bottom left of the page. In a text box on the right side of the page appears the following text:

"Synergy Semiconductor's SuperCOM(TM) products achieve high levels of integration using its proprietary mixed-signal design methodology and ASSET(TM) manufacturing process, thus enabling single chip replacement of board-level subsystems."


The outside back cover
The text: "SYNERGY SEMICONDUCTOR" and the logo for Synergy appear at the top of the page. In the center of the page appear two silicon wafers. Surrounding the wafers in the center of the page appear diagrams and sketches detailing product designs. Scattered throughout the page are Synergy Semiconductor integrated circuits of various size.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee the NASD filing fees and the Nasdaq listing fee.

   SEC Registration fee............................................. $12,850.00
   NASD fee.........................................................      4,226
   Nasdaq National Market listing fee...............................           *
   Printing and engraving...........................................           *
   Legal fees and expenses of the Company...........................           *
   Accounting fees and expenses.....................................           *
   Blue sky fees and expenses.......................................           *
   Transfer agent fees..............................................           *
   Directors and officers liability insurance.......................           *
   Miscellaneous....................................................           *
                                                                     ----------
     Total.......................................................... $
                                                                     ==========

- --------
* To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California Corporations Code authorizes a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V of the Restated Articles of Incorporation of the Registrant (Exhibit 3.3) and Article VI of the Company's Amended and Restated Bylaws (Exhibit 3.5) provide for indemnification of the Company's directors, officers and other agents to the maximum extent permitted by the California Corporations Code. Pursuant to the foregoing, the Company will, prior to effectiveness of this Registration Statement, enter into an Indemnification Agreement with each of its directors, officers and certain controlling persons (Exhibit 10.19). The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and other persons for certain liabilities arising under the Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(1) Since January 1, 1993, the Registrant has issued and sold 2,036,743 shares (net of repurchases) of its Common Stock to directors, officers, employees and consultants pursuant to exercises of options under its 1987 Stock Option Plan.

(2) In October 1993, the Registrant issued approximately $1,740,000 of promissory notes to certain investors.

(3) In May 1994, the Company issued $5,129,722 of convertible promissory
    Notes.

(4) In November 1994, the Company issued 5,749,344 shares of Series AA Redeemable Convertible Preferred Stock to certain investors pursuant to the conversion of principal and accrued interest totaling $5,246,263, under certain promissory notes. In connection therewith, all shares of the Company's Series A, B, C and D Preferred Stock automatically converted into shares of the Company's Common Stock.

(5) In February 1995, the Company effected a 1-for-50 reverse split of its Series AA Redeemable Convertible Preferred Stock and Common Stock.

(6) In February and March 1995, the Registrant sold to certain investors an aggregate of 5,771,230 shares of its Series BB Preferred Stock for an aggregate purchase price of $2,135,355.

  The issuances described in Item 15(1) above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The exchange and issuances described in
Item 15(2), 15(3), 15(4) and 15(6) above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The transaction described in
Item 15(5) above was deemed to be exempt from registration under the Securities Act because no "sale" occurred in connection with such transaction pursuant to
Section 2(3) of the Securities Act and Rule 145 promulgated thereunder.

ITEM 16. EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
      * 1.1    Form of Underwriting Agreement.
       3.1     Amended and Restated Articles of Incorporation of the
               Registrant.
      * 3.2    Form of Amended and Restated Articles of Incorporation of the
               Registrant, to be filed with the Secretary of the State of
               California prior to consummation of the Offering.
       3.3     Form of Restated Articles of Incorporation of the Registrant, to
               be filed with the Secretary of the State of California upon consummation of the Offering.
       3.4     Bylaws of the Registrant.
       3.5     Form of Amended and Restated Bylaws of the Registrant.
       4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
      * 4.2    Specimen Common Stock certificate.
       4.3     Second Restated Investor Rights Agreement, dated March 20, 1996, by and among the Registrant and the investors set forth on
               Schedule A thereto.
      * 5.1    Opinion of Brobeck, Phleger & Harrison LLP.
      10.1     1987 Stock Option Plan of the Registrant.
      10.2     1996 Stock Option/Stock Issuance Plan of the Registrant.
      10.3     Employee Stock Purchase Plan of the Registrant.
      10.4     Form of Indemnification Agreement entered into between the
               Registrant and its officers and directors.
      10.5     Lease, dated July 28, 1989, by and between the Registrant and
               Sobrato Interests as amended August 25, 1989, March 10, 1992 and
               January 18, 1996.
      10.6     Commercial Lease, dated February 29, 1996 by and between the
               Registrant and Harris Corporation.

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
       10.7    Loan and Security Agreement, Secured Promissory Note, Accounts
               Collateral Security Agreement and Equipment Collateral Security
               Agreement dated June 29, 1993, between the Registrant and
               CoastFed Business Credit Corporation, as amended by Amending
               Letter Agreement, dated September 28, 1994, as amended by
               Amending Letter Agreement, dated March 31, 1995, as amended by
               Amending Letter Agreement, dated August 22, 1995 and as amended
               March 25, 1996.
       10.8    Business and Technology Transfer Agreement, dated December 15,
               1987, between the Registrant and Digital Equipment Corporation.
     **10.9    License Agreement, dated April 17, 1995, by and between the
               Registrant and Linear Technology Corporation.
     **10.10   License Agreement, dated November 14, 1990, by and between the
               Registrant and Toshiba Corporation.
       10.11   License Agreement, dated November 1, 1992, by and between the
               Registrant and Halbleiter Elektronik Frankfurt Gmbh.
       10.12   Foundry Agreement, dated November 14, 1990, by and between the
               Registrant and Toshiba Corporation.
       10.13   Quotaholder Agreement, dated January 23, 1993, between the
               Registrant and Halbleiter Elektronik Frankfurt Gmbh.
     **10.14   Development Agreement, dated November 14 , 1990, by and between the Registrant and Toshiba Corporation.
       10.15   Synergy Semiconductor International Stocking Representative
               Agreement, dated July 1, 1991, by and between the Registrant and
               H.Y. Associates Co., Ltd.
       10.16   Employment Agreement, dated December 2, 1991, by and between the
               Registrant and Thomas D. Mino as amended October 6, 1995.
       10.17   Promissory Note, dated January 20, 1992, by and between the
               Registrant and Thomas D. Mino, as amended by that certain
               Amendment, dated September 20, 1995.
       10.18   Stock Pledge Agreement, dated September 20, 1995, by and between the Registrant and Thomas D. Mino.
       10.19   Note Secured by Deed of Trust, dated December 15, 1995 by and between the Registrant and Thomas D. Mino.
       11.1    Computation of Pro Forma Net Income Per Share.
       23.1    Report on Schedule and Consent of Independent Auditors.
      *23.2    Consent of Brobeck, Phleger & Harrison LLP. Reference is made to
               Exhibit 5.1.
       24.1    Power of Attorney (see page II-5).

  --------
   * To be filed by Amendment
  ** Confidential treatment requested as to certain portions of this Exhibit.

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts (see page II-6).

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON THIS 5TH DAY OF JUNE, 1996.

                                          Synergy Semiconductor Corporation


                                      By:  /s/ T. Olin Nichols
                                          -------------------------------------
                                          T. Olin Nichols
                                          Chief Financial Officer (Principal
                                          Financial and Accounting Officer)

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Thomas D. Mino and T. Olin Nichols and each one of them (with full power to act alone), his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities which registration is being sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

         /s/ Thomas D. Mino            President, Chief          June 5, 1996
- -------------------------------------   Executive Officer
          (THOMAS D. MINO)              and Director
                                        (Principal
                                        Executive Officer)

         /s/ T. Olin Nichols           Chief Financial           June 5, 1996
- -------------------------------------   Officer (Principal
          (T. OLIN NICHOLS)             Financial and
                                        Accounting Officer)

                                       Chairman of the           June  , 1996
- -------------------------------------   Board
         (SVEN E. SIMONSEN)

          /s/ Larry Boucher            Director                  June 5, 1996
- -------------------------------------
           (LARRY BOUCHER)

       /s/ William J. Harding          Director                  June 5, 1996
- -------------------------------------
        (WILLIAM J. HARDING)

        /s/ William D. Unger           Director                  June 5, 1996
- -------------------------------------
         (WILLIAM D. UNGER)

         /s/ D. Scott Mercer           Director                  June 5, 1996
- -------------------------------------
          (D. SCOTT MERCER)

                       SYNERGY SEMICONDUCTOR CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                               BALANCE AT            DEDUCTIONS:
                              BEGINNING OF           WRITE OFFS   BALANCE AT
       CLASSIFICATION            PERIOD    ADDITIONS OF ACCOUNTS END OF PERIOD
       --------------         ------------ --------- ----------- -------------
Allowance for returns and
 doubtful accounts
  Year ended December 31,
   1993......................     $201       $82        $128         $155
  Year ended December 31,
   1994......................     $155       $135        --          $290
  Year ended December 31,
   1995......................     $290       $629       $419         $500

                       SYNERGY SEMICONDUCTOR CORPORATION

                                 EXHIBIT INDEX

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
     * 1.1     Form of Underwriting Agreement.
      3.1      Amended and Restated Articles of Incorporation of the
               Registrant.
     * 3.2     Form of Amended and Restated Articles of Incorporation of the
               Registrant, to be filed with the Secretary of the State of
               California prior to consummation of the Offering.
      3.3      Form of Restated Articles of Incorporation of the Registrant, to
               be filed with the Secretary of the State of California upon consummation of the Offering.
      3.4      Bylaws of the Registrant.
      3.5      Form of Amended and Restated Bylaws of the Registrant.
      4.1      Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
     * 4.2     Specimen Common Stock certificate.
      4.3      Second Restated Investor Rights Agreement, dated March 20, 1996, by and among the Registrant and the investors set forth on
               Schedule A thereto.
     * 5.1     Opinion of Brobeck, Phleger & Harrison LLP.
     10.1      1987 Stock Option Plan of the Registrant.
     10.2      1996 Stock Option/Stock Issuance Plan of the Registrant.
     10.3      Employee Stock Purchase Plan of the Registrant.
     10.4      Form of Indemnification Agreement entered into between the
               Registrant and its officers and directors.
     10.5      Lease, dated July 28, 1989, by and between the Registrant and
               Sobrato Interests as amended August 25, 1989, March 10, 1992 and
               January 18, 1996.
     10.6      Commercial Lease, dated February 29, 1996 by and between the
               Registrant and Harris Corporation.
     10.7      Loan and Security Agreement, Secured Promissory Note, Accounts
               Collateral Security Agreement and Equipment Collateral Security
               Agreement dated June 29, 1993, between the Registrant and
               CoastFed Business Credit Corporation, as amended by Amending
               Letter Agreement, dated September 28, 1994, as amended by
               Amending Letter Agreement, dated March 31, 1995, as amended by
               Amending Letter Agreement, dated August 22, 1995 and as amended
               March 25, 1996.
     10.8      Business and Technology Transfer Agreement, dated December 15,
               1987, between the Registrant and Digital Equipment Corporation.
     **10.9    License Agreement, dated April 17, 1995, by and between the
               Registrant and Linear Technology Corporation.
     **10.10   License Agreement, dated November 14, 1990, by and between the
               Registrant and Toshiba Corporation.
     10.11     License Agreement, dated November 1, 1992, by and between the
               Registrant and Halbleiter Elektronik Frankfurt Gmbh.
     10.12     Foundry Agreement, dated November 14, 1990, by and between the
               Registrant and Toshiba Corporation.
     10.13     Quotaholder Agreement, dated January 23, 1993, between the
               Registrant and Halbleiter Elektronik Frankfurt Gmbh.

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
     **10.14   Development Agreement, dated November 14 , 1990, by and between the Registrant and Toshiba Corporation.
       10.15   Synergy Semiconductor International Stocking Representative
               Agreement, dated July 1, 1991, by and between the Registrant and
               H.Y. Associates Co., Ltd.
       10.16   Employment Agreement, dated December 2, 1991, by and between the
               Registrant and Thomas D. Mino as amended October 6, 1995.
       10.17   Promissory Note, dated January 20, 1992, by and between the
               Registrant and Thomas D. Mino, as amended by that certain
               Amendment, dated September 20, 1995.
       10.18   Stock Pledge Agreement, dated September 20, 1995, by and between the Registrant and Thomas D. Mino.
       10.19   Note Secured by Deed of Trust, dated December 15, 1995 by and between the Registrant and Thomas D. Mino.
       11.1    Computation of Pro Forma Net Income Per Share.
       23.1    Report on Schedule and Consent of Independent Auditors.
      *23.2    Consent of Brobeck, Phleger & Harrison LLP. Reference is made to
               Exhibit 5.1.
       24.1    Power of Attorney (see page II-5).

  --------
   * To be filed by Amendment
  ** Confidential treatment requested as to certain portions of this Exhibit.